UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BMC Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $941,788 was determined by multiplying 0.0001364 by the aggregate merger consideration of $6,904,604,142. The aggregate merger consideration was calculated by multiplying the 140,410,969 outstanding shares of common stock by the per share merger consideration of $46.25, and adding the foregoing sum to (i) $358,233,861, the product obtained by multiplying the 7,745,597 shares of common stock reserved for issuance in respect of outstanding restricted stock units (including the number of shares subject to market stock units at the 100% vesting level) by the per share merger consideration of $46.25, (ii) $48,760,644, the product obtained by multiplying the 3,050,400 shares of common stock subject to outstanding employee stock options by $15.985, the per share merger consideration of $46.25 less the $30.265 weighted average exercise price per share of such outstanding employee stock options, and (iii) $3,602,320, the product obtained by multiplying 77,888, the number of shares of common stock subject to restricted stock units that may be granted prior to the closing of the merger by the per share merger consideration of $46.25 (in each case, as of the close of business of May 17, 2013).

	(4)	Proposed maximum aggregate value of transaction: $6,904,604,142

	(5)	Total fee paid: $941,788

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 23, 2013

2101 CityWest Boulevard

Houston, Texas 77042

[—], 2013

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of BMC Software, Inc., a Delaware corporation (“BMC,” the “Company,” “we,” “our” or “us”) which we will hold at [—], on [—], 2013, at [—], local time.

At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of May 6, 2013, by and among the Company, Boxer Parent Company Inc., a Delaware corporation (“Parent”), and Boxer Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), and each share of common stock outstanding at the effective time of the merger (other than shares owned by the Company, any direct or indirect subsidiary of the Company, Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law) will be canceled and converted into the right to receive $46.25 in cash, without interest and less any applicable withholding taxes.

The board of directors of the Company (the “board”), with Mr. Carl James Schaper having recused himself, has unanimously approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders. The board (with Mr. Schaper recusing himself) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. The board unanimously (with Mr. Schaper recusing himself) recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock vote in favor of the adoption of the merger agreement. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares to be voted in accordance with the board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-269-6427.

Thank you for your continued support.

Very truly yours,

ROBERT E. BEAUCHAMP

Chairman of the Board, President and Chief Executive

Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [—], 2013 and is first being mailed to stockholders on or about [—], 2013.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 23, 2013

BMC SOFTWARE, INC.

2101 CityWest Boulevard

Houston, Texas 77042

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of BMC Software, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of BMC Software, Inc., a Delaware corporation (“BMC,” the “Company,” “we,” “our” or “us”), will be held at [—], at [—] local time on [—], 2013, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of May 6, 2013, by and among the Company, Boxer Parent Company Inc., a Delaware corporation (“Parent”), and Boxer Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”);

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

3.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board.

The holders of record of our common stock, par value $0.01 per share (“common stock”), at the close of business on [—], 2013, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “board”), with Mr. Carl James Schaper having recused himself, has unanimously approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders. The board (with Mr. Schaper recusing himself) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. The board unanimously (with Mr. Schaper recusing himself) recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, each requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the vote regarding the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

PATRICK K. TAGTOW

Senior Vice President, General Counsel and Secretary

Dated [—], 2013

-ii-

SUMMARY

This Summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

The Companies (page 19)

BMC Software, Inc.

BMC Software, Inc., referred to as “BMC,” the “Company,” “we,” “our,” or “us,” is a Delaware corporation. BMC is one of the world’s largest software companies. BMC provides IT management solutions for large, mid-sized and small enterprises and public sector organizations around the world. See “The Companies—BMC Software, Inc.” on page 19.

Additional information about BMC is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 114.

Boxer Parent Company Inc. and Boxer Merger Sub Inc.

Boxer Parent Company Inc., referred to as “Parent,” is a Delaware corporation formed by affiliates of investment funds advised by Bain Capital, LLC, Golden Gate Private Equity, Inc. and Insight Venture Management, LLC, and Westhorpe Investment Pte Ltd (these entities are collectively referred to as the “Buyer Group”). Boxer Merger Sub Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. See “The Companies—Boxer Parent Company Inc. and Boxer Merger Sub Inc.” on page 19.

The Merger Proposal (page 25)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2013, by and among the Company, Parent and Merger Sub, which, as it may be amended from time to time, is referred to as the “merger agreement.” The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company, and each outstanding share of common stock, par value $0.01 per share, of the Company, referred to herein as the “common stock,” other than shares owned by the Company (or any direct or indirect subsidiary of the Company), Parent and Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted into the right to receive $46.25 in cash, without interest and less any applicable withholding taxes.

The Company will therefore become a privately held company, wholly owned by Parent. Parent will be owned by affiliates of the Buyer Group.

The Special Meeting (Page 21)

The special meeting will be held at [—], on [—], 2013, at [—] local time.

Record Date and Quorum (Page 21)

The holders of record of the common stock as of the close of business on [—], 2013 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote for the Merger (Page 22)

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement.

As of the record date, there were [—] shares of common stock outstanding.

Voting Agreement (Page 67)

On May 4, 2013, the Company entered into a voting agreement (the “voting agreement”) with Parent and two of the Company’s stockholders, Elliott Associates, L.P. and Elliott International, L.P. (together referred to herein as “Elliott”), which collectively hold approximately 9.6% of the common stock of the Company. Under the voting agreement, Elliott has agreed, among other things, that during the period ending on the earliest to occur of (i) the time the Company’s stockholders have adopted the merger agreement, (ii) the termination of the merger agreement in accordance with its terms or (iii) such time as the board of directors of the Company (the “board”) withdraws (or qualifies or modifies in a manner adverse to Parent) its recommendation of the Merger solely in respect of an intervening event (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation), Elliott will vote its shares in favor of the adoption of the merger agreement, and against, among other things, any alternative proposal or other action in opposition to or competition with the merger agreement and any other proposal that would reasonably be expected to prevent, nullify, materially impede, interfere with, frustrate, delay, postpone, discourage or adversely affect the timely consummation of the merger or the other transactions contemplated by the merger agreement.

Conditions to the Merger (Page 96)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of the stockholders;

•	the absence of any order or law that prohibits, makes illegal or otherwise restrains the consummation of the merger; and

•

(i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the “HSR Act,” (ii) the issuance of a decision by the European Commission pursuant to the Council Regulation (EC) 139/2004 of the European Union, referred to herein as the “EC Merger Regulation,” declaring the transactions contemplated by the merger agreement compatible with the common market, (iii) the expiration of any applicable waiting period or receipt of any approval required under the Anti-Monopoly Law of the

People’s Republic of China, (iv) the expiration of any applicable waiting period or receipt of any approval required under the Competition Act of South Africa and (v) if the parties determine it is required, the expiration of any applicable waiting period or receipt of any approval required under the Brazilian Competition Act (the foregoing conditions are referred to herein as the “antitrust/competition approvals condition”).

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject in certain cases to certain materiality, material adverse effect and other qualifications);

•	the Company’s performance of and compliance with its obligations and covenants under the merger agreement in all material respects;

•

the Company having available funds in the U.S. in an amount equal to or greater than the funding amount (as defined below under “The Merger Agreement—Conditions to the Merger”) on the closing date (the foregoing condition is referred to herein as the “available funds condition”);

•	the delivery of an officer’s certificate by the Company certifying that the above conditions have been satisfied; and

•

the issuance by the Committee on Foreign Investment in the United States (“CFIUS”) of a written notification that it has concluded a review of the notification voluntarily provided pursuant to the U.S. Defense Production Act of 1950, as amended (the “Defense Production Act”), and determined not to conduct a full investigation of the transactions contemplated by the merger agreement or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated (the foregoing condition is referred to herein as the “CFIUS approval condition”).

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub (subject in certain cases to certain materiality, knowledge and other qualifications);

•	Parent’s and Merger Sub’s performance of and compliance with their obligations and covenants under the merger agreement in all material respects; and

•	the delivery of an officer’s certificate by Parent certifying that the above conditions have been satisfied.

When the Merger Becomes Effective (Page 78)

We anticipate completing the merger in the third calendar quarter of 2013, subject to the adoption of the merger agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Company’s Board of Directors (Pages 38 and 41)

The board (with Mr. Carl James Schaper recusing himself) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the board in deciding to recommend approval of the proposal to adopt the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 38.

Opinion of BoA Merrill Lynch (Page 41 and Annex B)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to herein as “BofA Merrill Lynch”), one of the Company’s financial advisors, delivered to the board a written opinion, dated May 3, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of the common stock.

The full text of the written opinion, dated May 3, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the board (in its capacity as such) for the benefit and use of the board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Opinion of Morgan Stanley (Page 50 and Annex C)

Morgan Stanley & Co. LLC (referred to herein as “Morgan Stanley”) was retained by the board to act as one of its financial advisors in connection with the proposed merger. The board selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. On May 3, 2013, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the board that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $46.25 per share merger consideration to be received by holders of shares of common stock (other than holders that are, or are affiliates of, investors or persons that have committed to, or will commit to, become investors directly or indirectly in Parent or any of Parent’s direct or indirect subsidiaries, including the Company), which we refer to as the “holders,” pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the board, dated May 3, 2013, is attached as Annex C to this proxy statement. Holders of common stock should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was addressed to, and provided for the information of, the board in connection with their evaluation of whether the merger consideration to be received by holders pursuant to the merger agreement as of the date of the opinion was fair, from a financial point of view, to such holders and did not address any other aspects or implications of the merger. The opinion does not constitute advice or a recommendation as to how such security holder should vote at any shareholders’ meeting to be held in connection with the merger or take any other action with respect to the merger.

Certain Effects of the Merger (Page 25)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of common stock, other than shares owned by the Company (or any direct or indirect subsidiary of the Company), Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted into the right to receive $46.25 per share, without interest and less any applicable withholding taxes. Following the completion of the merger, the common stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Treatment of Company Stock Options and Company and Other Stock Based Awards (Page 79)

Company Stock Options. Each option to purchase shares of common stock (which options are referred to as “Company stock options”), whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $46.25 over the exercise price per share of common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards. Awards of restricted stock units with respect to shares of common stock (which awards are referred to as “Company RSU awards”) that are outstanding immediately prior to the effective time of the merger, will be treated as follows:

•

Each Company RSU award held by an employee at the level of Senior Vice President or above or by a member of the board will vest fully as of the effective time of the merger with respect to the full number of shares subject to the Company RSU award and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares of common stock subject to the award (net of applicable withholding), determined in the case of performance-based market stock unit awards by applying a 100% (target) vesting percentage.

•

For each Company RSU award held by an employee below the level of Senior Vice President, any portion of the award that is scheduled to vest on or prior to the first anniversary of the effective time of the merger will vest as of the effective time of the merger and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares of common stock subject to such portion of the award (net of applicable withholding). Any portion of the award that is scheduled to vest after the first anniversary of the effective time of the merger will be converted into an award (a “converted award”) representing a right to receive an amount in cash equal to the merger consideration of $46.25 per share, without interest, multiplied by the number of shares of common stock subject to that portion of the award. Each converted award will continue to vest and be settled in cash in accordance with the terms of the original award, except that (i) instead of the original vesting date, each portion of a converted award will instead vest on the date that is one year prior to the vesting date specified in the applicable award agreement, and (ii) the vesting of the converted award will accelerate fully if an award holder’s employment is terminated without cause or in other circumstances entitling the award holder to severance benefits.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 68)

In considering the recommendation of the board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•	The merger agreement provides for the vesting and cash-out of all Company stock options and for partial or full acceleration of the vesting of all Company RSU awards.

•

The Company’s executive officers are parties to employment agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	Following the merger, the Company’s executive officers are expected to retain their positions with the surviving corporation.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68. The board was aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger.

Financing (Page 65)

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $8.7 billion. Parent expects this amount to be funded through a combination of the following:

•	debt financing in an aggregate principal amount of up to approximately $6.23 billion. See “The Merger (Proposal 1)—Financing—Debt Financing” beginning on page 66;

•

cash equity investments by Bain Capital Fund X, L.P., Golden Gate Capital Opportunity Fund, L.P., Westhorpe Investment Pte Ltd, Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P. (collectively referred to herein as the “Investors/Guarantors”) in an aggregate amount up to approximately $1.25 billion. See “The Merger (Proposal 1)—Financing—Equity Financing” beginning on page 66;

•	at least approximately $1.4 billion of available cash on hand at the Company and its subsidiaries in a U.S. bank account; and

•

The consummation of the merger is not subject to any financing condition (although funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

Limited Guarantees (Page 67)

Each of the Investors/Guarantors has executed a limited guarantee in favor of the Company pursuant to which each Investor/Guarantor has agreed, subject to the terms and conditions of the limited guarantee, to guarantee, on a several basis, the payment of its applicable percentage of Parent’s obligation to pay the Parent termination fee and certain expense reimbursement that may be payable by Parent under the merger agreement, subject to a cap equal to its applicable percentage of the sum of the Parent termination fee plus $10 million (less its applicable percentage of the amount of such obligations actually satisfied by Parent or Merger Sub), if and when due pursuant to the merger agreement. See “The Merger (Proposal 1)—Limited Guarantees” beginning on page 67.

Material U.S. Federal Income Tax Consequences of the Merger (Page 72)

If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (Page 74)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. On May 15, 2013, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

The merger is also conditioned on (i) the European Commission issuing a decision pursuant to the EC Merger Regulation declaring the transactions contemplated by the merger agreement compatible with the common market, (ii) the expiration of any applicable waiting period or receipt of any approval required under the Anti-Monopoly Law of the People’s Republic of China, (iii) the expiration of any applicable waiting period or receipt of any approval required under the Competition Act of South Africa and (iv) if the parties determine it is required, the expiration of any applicable waiting period or receipt of any approval required under the Brazilian Competition Act. On May 14, 2013, an initial draft notification to staff of the European Commission was submitted. On May 21, 2013, a notification to the antitrust authorities in South Africa was submitted. On May 22, 2013, an initial draft notification to staff of the Ministry of Commerce in China was submitted. Also on May 22, 2013, a notification to the antitrust authorities in Brazil was submitted.

The merger is also conditioned on the issuance by CFIUS of a written notification to the parties to the merger agreement that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act, and determined not to conduct a full investigation of the transactions contemplated by the merger agreement or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated.

Litigation (Page 75)

Prior to and following the announcement of the execution of the merger agreement on May 6, 2013, several lawsuits challenging the proposed acquisition of the Company were filed in state courts in Texas and in Delaware.

The outcome of these lawsuits is uncertain. An adverse monetary judgment could have a material adverse effect on the operations and liquidity of the Company, a preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The Company believes these lawsuits are meritless.

Rights of Appraisal (Page 108 and Annex D)

Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to as the “DGCL,” will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value could be more than, the same as, or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights, among other things, must deliver a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of the proposal to adopt the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Alternative Proposals; No Solicitation (Page 85)

Pursuant to the merger agreement, until 11:59 p.m., New York time, on June 5, 2013, the Company and its subsidiaries, and their respective representatives, are permitted to:

•

solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes an alternative proposal (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries pursuant to confidentiality agreements meeting certain requirements (provided that the Company must promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company and its subsidiaries provided to third parties that was not previously made available to Parent); and

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons with respect to any alternative proposals, and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any alternative proposal.

Except as may relate to any excluded party (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation) (but only for so long as such person or group is an excluded party) until 11:59 p.m., New York time, on June 15, 2013 or as permitted by the provisions of the merger agreement, after 11:59 p.m., New York time, on June 5, 2013, the Company and its subsidiaries are required to, and the Company is required to cause its and its subsidiaries’ representatives to cease any activities described above and any discussions or negotiations with any person or group that may be ongoing with respect to any alternative proposals.

Except as may relate to any excluded party (but only for so long as such person or group is an excluded party) until 11:59 p.m., New York time, on June 15, 2013 or as expressly permitted by the provisions of the merger agreement regarding alternative proposals, from 11:59 p.m., New York time, on June 5, 2013 until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company must not, and must cause its subsidiaries and its and their respective affiliates and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any alternative proposal;

•

participate in any negotiations regarding an alternative proposal with, or furnish any non-public information regarding the Company or its subsidiaries to, any person that has made or, to the Company’s knowledge, is considering making an alternative proposal; or

•

engage in discussions regarding an alternative proposal with any person that has made or, to the Company’s knowledge, is considering making an alternative proposal, except to notify such person as to the existence of the provisions of the merger agreement regarding alternative proposals.

In addition, except as expressly permitted under the provisions of the merger agreement regarding, from the date of the merger agreement until the effective time of the merger, or, if earlier, the termination of the merger agreement, neither the board nor any committee thereof will:

•	grant any waiver, amendment or release under any takeover statutes or the Company’s rights plan;

•

grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except solely to the extent necessary to allow such person to make a confidential proposal to the board;

•	effect any change of recommendation (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation); or

•

authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any alternative proposal (except for certain permitted confidentiality agreements).

Notwithstanding the foregoing, if following 11:59 p.m., New York time, on June 5, 2013 and prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives an alternative proposal which the board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, constitutes a superior proposal (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation) or could reasonably be expected to result in a superior proposal, the Company may take the following actions (subject to compliance with certain obligations set forth in the merger agreement):

•

furnish nonpublic information to the third party making such alternative proposal, if, and only if, prior to so furnishing such information, such third party has entered into a confidentiality agreement meeting certain requirements, which confidentiality agreement need not contain any standstill or similar provisions; and

•	engage in discussions or negotiations with such third party with respect to the alternative proposal.

Notwithstanding the foregoing, if following 11:59 p.m., New York time, on June 5, 2013 and prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives an alternative proposal that the board determines in good faith after consultation with its financial advisors and outside legal counsel that such alternative proposal constitutes a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Parent in response to such alternative proposal), then, the board may, subject to compliance with certain obligations set forth in the merger agreement, including providing Parent with prior notice and allowing Parent the right to negotiate with the Company to match the terms of any superior proposal, terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal, subject to payment of the Company termination fee.

Notwithstanding the foregoing, at any time prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, other than in connection with a superior proposal, if an intervening event (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation) will have occurred, the board may, subject to compliance with certain obligations set forth in the merger agreement, including providing Parent with prior notice and allowing Parent the right to negotiate with the Company to make adjustments to the terms and conditions of the merger agreement, withdraw (or qualify or modify in a manner adverse to Parent), and exclude from this proxy statement, its recommendation for the Company’s stockholders to vote for the adoption of the merger agreement solely in respect of such intervening event, or publicly propose to do so.

Termination (Page 98)

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, either the Company or Parent may terminate the merger agreement if:

•

the effective time of the merger has not occurred on or before 5:00 p.m. (New York City time) on November 6, 2013, and the party seeking to terminate the merger agreement pursuant to this provision has not breached in any material respect its obligations under the merger agreement in any manner that has contributed to the failure to consummate the merger on or before such date; provided that either Parent or the Company may extend such date to February 6, 2014 under specified circumstances;

•

any court of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable, so long as the party seeking to terminate the merger agreement pursuant to this provision has used the efforts required of it under the merger agreement to prevent, oppose and remove such injunction; or

•

the Company’s stockholders meeting for the purpose of obtaining the required vote of the Company’s stockholders to adopt the merger agreement (including any adjournments or postponements thereof) has concluded and such required vote has not been obtained.

The Company may also terminate the merger agreement:

•

if Parent or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition, as further described below under “The Merger Agreement—Termination.”

•

at any time prior to the adoption of the merger agreement by the Company’s stockholders, if (i) the board has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) prior to or concurrent with such termination, the Company has paid the Company termination fee (defined below) to Parent and (iii) immediately after such termination, the Company enters into an alternative acquisition agreement with respect to such superior proposal; or

•

if (i) the merger was not consummated within two business days of the first date upon which Parent was required to consummate the closing pursuant to the merger agreement and (ii) at the time of such termination all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) continue to be satisfied.

Parent may also terminate the merger agreement:

•	in the event of a change of recommendation;

•

if the Company breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition, as further described below under “The Merger Agreement—Termination”; or

•

in the event that between the date on which the closing would have been required to occur pursuant to the merger agreement but for the failure of the available funds condition to be satisfied and the eighth business day after such date, the available funds condition has not been satisfied.

Termination Fees (Page 99)

The Company will pay to Parent (or one or more of its designees) a termination fee in the event that:

•

the merger is terminated under specified conditions and concurrently with or within 12 months after such termination, the Company enters into a definitive agreement providing for a qualifying transaction (as defined below under “The Merger Agreement—Termination Fees”) or consummates a qualifying transaction;

•	Parent has terminated the merger agreement in the event of a change of recommendation; or

•	the Company has terminated the merger agreement to enter into an alternative acquisition agreement related to a superior proposal.

The amount of the termination fee that the Company will pay to Parent under such circumstances will be $210 million in cash, except that the amount of the termination fee will be $140 million in the event that the Company has terminated the merger agreement on or prior to 11:59 p.m., New York time, on June 15, 2013 (subject to limited exceptions as specified in the merger agreement) to enter into an acquisition agreement related to a superior proposal with a person or group that is an excluded party at the time of such termination. Certain specified parties that participated in the Company’s recent strategic review cannot be an “excluded party” under the merger agreement.

Parent will pay to the Company a reverse termination fee of $420 million in cash in the event that the Company has validly terminated the merger agreement because:

•

Parent or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition, as further described below under “The Merger Agreement—Termination”; or

•

the merger was not consummated within two business days of the first date upon which Parent was required to consummate the closing pursuant to the merger agreement and at the time of such termination all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) continue to be satisfied.

Reimbursement of Expenses (Page 100)

The Company will be required to reimburse Parent for all reasonable out-of-pocket expenses incurred by Parent, Merger Sub, the Investors/Guarantors or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $25 million if Parent has terminated the merger agreement because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained. If the Company subsequently becomes obligated to pay a termination fee to Parent, any such expense reimbursement paid by the Company will be credited against any Company termination fee payable to Parent.

If the merger agreement is terminated under certain specified circumstances, Parent will be required to reimburse the Company for certain expenses incurred by the Company in connection with repayment of the Company’s existing debt, assistance with the debt financing and cash repatriation pursuant to the merger agreement up to a maximum amount of $10 million.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On May 6, 2013, the Company entered into the merger agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as a wholly-owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $46.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $4,625 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on [—], 2013, starting at [—] local time at [—].

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger;

•

to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board.

Q:	What vote of our stockholders is required to approve the merger agreement?

A:

Under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the meeting must vote “FOR” the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement.

As of [—], 2013, the record date for the special meeting, there were [—] shares of common stock outstanding.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	The directors and current officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the proposal to adopt the merger agreement.

As of [—], 2013, the record date for the special meeting, the directors and current executive officers owned, in the aggregate, [—]% of the outstanding common stock of the Company entitled to vote at the special meeting.

Q:	Are there any voting agreements with existing stockholders?

A:	In connection with the merger agreement, the Company, Parent and Elliott entered into the voting agreement, pursuant to which Elliott has agreed, among other things and subject to certain conditions, to vote its shares of common stock in favor of the proposal to adopt the merger agreement.

As of the record date, Elliott owned, in the aggregate, approximately [—]% of the outstanding common stock of the Company entitled to vote at the special meeting.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the Special Meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board recommend that I vote?

A:

The board (with Mr. Schaper recusing himself) unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. The board also unanimously (with Mr. Schaper recusing himself) recommends that the stockholders of the Company vote “FOR” the advisory

(non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal regarding adjournment of the special meeting.

Q:	What effects will the merger have on BMC?

A:	Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and is quoted on the NASDAQ Global Select Market, referred to as the “NASDAQ,” under the symbol “BMC.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company and shares of our common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, the Company may be required to pay Parent a termination fee of $210 million or $140 million or reimburse Parent for reasonable out-of-pocket expenses incurred by Parent, Merger Sub, the Investors/Guarantors and their affiliates in connection with the merger up to a maximum amount of $25 million or Parent may be required to pay the Company a termination fee of $420 million and/or up to $10 million of certain expenses incurred by the Company. See “The Merger Agreement—Termination Fee” and “The Merger Agreement—Reimbursement of Expenses.”

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the merger agreement is adopted by the stockholders and completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Q:	Can I revoke my proxy?

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at BMC Software, Inc., Attn: Corporate Secretary, 2101 CityWest Blvd., Houston, Texas 77042, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	Stockholders who do not vote in favor of the proposal to adopt the merger agreement and otherwise comply with the requirements of Section 262 of the DGCL are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(212) 269-5550 (call collect)

(800) 269-6427 (toll free)

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING

STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectation, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

the failure to obtain the required vote of the Company’s stockholders to adopt the merger agreement, the failure to obtain any required regulatory approval, or the failure to satisfy any of the other closing conditions to the merger, and any delay in connection with the foregoing;

•

the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement or have the required amount of cash in the United States available at closing;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pendency of the merger;

•

the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

and other risks detailed in our filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find Additional Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

BMC Software, Inc.

BMC Software, Inc. is a Delaware corporation with principal executive offices located at 2101 CityWest Boulevard, Houston, Texas 77042. The Company is one of the world’s largest software companies. The Company provides IT management solutions for large, mid-sized and small enterprises and public sector organizations around the world. The Company’s extensive portfolio of IT management software solutions simplifies and automates the management of IT processes, mainframe, distributed, virtualized and cloud computing environments, as well as applications and databases. The Company also provides its customers with maintenance and support services for its products and assists customers with software implementation, integration, IT process and organizational transformation, and education services. A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Boxer Parent Company Inc. and Boxer Merger Sub Inc.

Boxer Parent Company Inc. is a Delaware corporation. Boxer Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub are formed by affiliates of investment funds advised by Bain Capital, LLC, Golden Gate Private Equity, Inc. and Insight Venture Management, LLC (referred to as “Insight”), and Westhorpe Investment Pte Ltd. The principal executive offices of both Parent and Merger Sub are located at 200 Clarendon Avenue, Boston, MA 02116. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement.

Bain Capital, LLC

Bain Capital, LLC (referred to as “Bain Capital”) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, credit products and absolute return with approximately $70 billion in assets under management. Bain Capital has a team of over 300 professionals dedicated to investing and to supporting its portfolio companies. Since its inception in 1984, Bain Capital has made private equity, growth, and venture capital investments in over 450 companies around the world, including such leading technology and software companies as SunGard Data Systems, NXP, LinkedIn, SolarWinds, SurveyMonkey, SevOne, DynaTrace Software, WorldPay, Skillsoft, MYOB, Applied Systems, Archer Technologies and Cerved Group SpA. The firm has offices in Boston, New York, Chicago, Palo Alto, London, Munich, Tokyo, Shanghai, Hong Kong and Mumbai.

Golden Gate Private Equity, Inc.

Golden Gate Private Equity, Inc. (referred to as “Golden Gate Capital”) is a San Francisco-based investment firm with more than $12 billion of capital under management. Founded in 2000, Golden Gate Capital has a long and successful history of investing in growth businesses and partnering with world-class management teams where there is a demonstrable opportunity to significantly enhance a company’s value. The firm is one of the most active software investors in the world, having invested in or acquired more than 65 software companies with combined portfolio revenues of approximately $6 billion. Notable software investments include Infor, Lawson, SUSE Linux, Novell, Attachmate, NetIQ, Micro Focus, Data Direct and Ex Libris.

Insight Venture Management, LLC

Insight Venture Partners is a leading global venture capital and private equity firm founded in 1995 which has raised more than $6.5 billion and made more than 190 investments in technology companies. Based in New York, the mission of the firm is to find, fund and work successfully with visionary executives who are driving change in their industries. Insight has made investments in leading infrastructure, Internet, on-premise and SaaS-based software and data-services companies including Quest Software, SolarWinds, Medidata Solutions, Exact Target, Shutterstock and Twitter.

Westhorpe Investment Pte Ltd

Westhorpe Investment Pte Ltd is a company affiliated with GIC Special Investments Pte Ltd (referred to as “GICSI”), the private equity arm of Government of Singapore Investment Corporation Private Limited (referred to as “GIC”). GIC is a global investment management company established in 1981 to manage Singapore’s foreign reserves. With a network of nine offices in key financial capitals around the world, GIC invests internationally in equities, fixed income, money-market instruments, real estate and special investments. GICSI is one of the world’s largest private equity investors and manages a multi-billion dollar portfolio of fund investments and direct investments in companies.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on [—], 2013, starting at [—] local time at [—], or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under “The Merger Agreement.” Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [—], 2013.

Recommendation of the Company’s Board of Directors

After careful consideration, the board (with Mr. Schaper recusing himself) has unanimously approved the merger agreement, the merger and the transactions contemplated thereby and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders. Certain factors considered by the board in reaching its decision to approve the merger agreement and approve the merger can be found in the section entitled “The Merger—Reasons for the Merger.”

The board unanimously (with Mr. Schaper recusing himself) recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date and Quorum

The holders of record of common stock as of the close of business on [—], 2013, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [—] shares of common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, as described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will not be considered to be present at the special meeting.

Required Vote

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against these proposals but the failure to vote your shares and broker non-votes will have no effect on the outcome of these proposals.

As of the record date, there were [—] shares of common stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company and their subsidiaries were entitled to vote [—] shares of common stock, or approximately [—]% of the shares of common stock issued and outstanding on that date. The Company’s directors and executive officers have informed the Company that as of the date of this proxy statement, they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [—], 2013, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you are a stockholder of record, you may submit a proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you are a stockholder of record and fail to return your proxy card, unless you are a holder of record on the record date and attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement, but will not affect the vote regarding the adjournment of the special meeting or the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, if necessary or appropriate, to solicit additional proxies.

Shares Held in “Street Name.” If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NASDAQ, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the proposal to adopt the merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. D.F. King & Co., Inc., a proxy solicitation firm, has been retained to assist it in the solicitation of proxies for the special meeting and we will pay D.F. King approximately $100,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King or, without additional compensation by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, and direct or indirect subsidiary of the Company, Parent and Merger Sub that will be cancelled and holders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $46.25 in cash, without interest and less any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “BMC.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Background of the Merger

The Company’s senior management and board regularly review the Company’s operations, financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans, including the evaluation of potential strategic alternatives available to the Company to enhance stockholder value.

On July 2, 2012, the board established a special ad-hoc strategic review committee (the “strategic review committee”) to assist it in reviewing strategic alternatives potentially available to the Company to enhance stockholder value, including, but not limited to, a sale, merger, leveraged recapitalization or other extraordinary transaction involving the Company, sale of the Company’s enterprise service management or mainframe service management business, a spin-off of the mainframe service management business, acquisitions, dividends, and stock repurchases, as compared to the continued operation of the Company on a stand-alone basis.

Also on July 2, 2012, the Company and Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) entered into a settlement agreement in connection with a proxy contest that had been initiated by Elliott earlier in the year in which Elliott had sought the election of four of its nominees to the board. Pursuant to the settlement agreement, the Company increased the size of the board from ten to twelve directors, effective as of the 2012 annual meeting, and agreed to nominate two of Elliott’s candidates, John M. Dillon and Mr. Schaper, for election as new directors at the 2012 annual meeting. The Company and Elliott also entered into a confidentiality agreement requiring, among other things, Elliott to maintain the confidentiality of Company information shared with Elliott and abide by certain customary standstill provisions for a specified period.

The strategic review committee met on July 25, 2012, along with certain members of management and representatives of Morgan Stanley, the Company’s independent financial advisor, and Wachtell, Lipton, Rosen and Katz (“Wachtell Lipton”), the board’s legal counsel. The strategic review committee initiated a study of potential alternatives to return capital to stockholders and also agreed to recommend to the board the engagement of another independent financial advisor to assist the review of the various paths to maximize stockholder value. In the following days, after discussions among members of the strategic review committee and members of the board, BofA Merrill Lynch was chosen to assist the Company as a financial advisor in its review of the various paths to maximize stockholder value.

On August 7, 2012, at a meeting of the board attended by certain members of management and representatives of Morgan Stanley and Wachtell Lipton, Messrs. Beauchamp and Schaper updated the board on discussions with certain stockholders of the Company who were urging the board to consider a sale of the Company. Mr. Schaper also updated the board on the workplan of the strategic review committee.

On August 19, 2012, at a meeting of the strategic review committee attended by Patrick Tagtow, the Company’s Senior Vice President, General Counsel, and representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the representatives of Morgan Stanley and BofA Merrill Lynch discussed the current market valuation of the Company and the logistics associated with various potential strategic alternatives, including a separation of the Company’s businesses, a return of capital to stockholders, transformative acquisitions and a sale of the Company.

On August 21, 2012, at a meeting of the board attended by certain members of management, Mr. Beauchamp updated the board on the Company’s quarterly performance to date and reviewed recent feedback from the Company’s stockholders, and the members of the strategic review committee reviewed for the board the information discussed at the strategic review committee meeting held on August 19, 2012.

On August 28, 2012, at a meeting of the board attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the financial advisors discussed with the board the possible financial impact of a potential spin- or split-off of the Company’s business units, hypothetical transformational acquisition scenarios and capital restructuring alternatives. The financial advisors also gave an overview of a potential process for a sale of the Company, including possible strategic entities and financial sponsors that might be interested in such a transaction. Following a discussion, the board authorized Morgan Stanley to contact certain financial sponsors to gauge their interest in an acquisition of the Company and to have Mr. Beauchamp, and representatives of BofA Merrill Lynch, to reach out to certain strategic entities regarding a merger with, or acquisition of, the Company. The board determined that simultaneous with this outreach, it would continue to review the Company’s capital structure strategy and undertake an internal review of the Company’s expenses.

From August 30, 2012 until September 4, 2012, Morgan Stanley contacted six financial sponsors, including Bain Capital, regarding a potential acquisition of the Company. Following each of these discussions, Morgan Stanley sent each of the financial sponsors a draft confidentiality agreement. From early September through the middle of October, the Company entered into confidentiality agreements with six financial sponsors and began sharing confidential information about the Company.

From September 1 to 7, 2012, Mr. Beauchamp contacted five strategic entities regarding a potential acquisition of the Company and BofA Merrill Lynch subsequently discussed a potential acquisition of the Company with each of these strategic entities. In addition, BofA Merrill Lynch contacted two additional strategic entities regarding a potential acquisition of the Company. From early September through the middle of October, the Company entered into confidentiality agreements with two of the strategic entities. Representatives of the Company shared confidential information with these two parties and met with one additional strategic entity to discuss a transaction without exchanging confidential information. None of the strategic entities submitted an indication of interest for the Company.

On September 9, 2012, one of the financial sponsors contacted Morgan Stanley and asked permission to work with another financial sponsor who had also been contacted by Morgan Stanley in evaluating a potential acquisition of the Company because prior to being contacted by Morgan Stanley, these two financial sponsors (the “Alternate Sponsor Group” ) had independently been working together in assessing the Company.

On September 10, 2012, at a meeting of the board attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the board considered and approved the prior day’s request made by the Alternate Sponsor Group to allow the two financial sponsors comprising the Alternate Sponsor Group to work together in their evaluation of a potential acquisition of the Company.

On October 2, 2012, the strategic review committee held a meeting attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Watchell Lipton at which the financial advisors provided an update on the outreach that had been initiated and the response of the parties that had been contacted.

During the period from October 2 to 10, 2012, Morgan Stanley sent each of the six financial sponsors (two of which were the members of the Alternate Sponsor Group) who had signed confidentiality agreements an information package which included financial projections prepared by management.

On October 3, 2012, certain members of management, together with representatives from Morgan Stanley and BofA Merrill Lynch, met with representatives of one of the financial sponsors (“Financial Sponsor A”). Messrs. Beauchamp, Stephen B. Solcher, the Company’s Senior Vice President, Chief Financial Officer and Ken Berryman, the Company’s Senior Vice President, Strategy and Corporate Development, discussed with the representatives of Financial Sponsor A the Company’s strategy and provided an overview of the Company’s product portfolio, financials and plans for business development. On October 9, 10, 11, and 12, 2012, similar meetings took place with representatives of five other financial sponsors, one of which was a meeting between the Company and representatives from the Alternate Sponsor Group on October 9, 2012 and one of which was a meeting between the Company and representatives of Bain Capital on October 11, 2012.

On October 10, 2012, Financial Sponsor A informed Morgan Stanley that it would not be submitting an indication of interest for the Company.

On or around October 15, 2012, the Company asked the remaining financial sponsors to submit indications of interest to the Company by October 19, 2012.

On October 19, 2012, representatives of the Alternate Sponsor Group submitted a conditional and non-binding indication of interest with a valuation of $48 per share of the Company’s common stock. That same day, two other financial sponsors informed Morgan Stanley that they would not be providing indications of interest based on their assessment of the Company.

On October 20, 2012 representatives of Bain Capital submitted a conditional and non-binding indication of interest with a proposed valuation of $45-47 per share of the Company’s common stock.

From October 22 through October 24, 2012, the board together with certain members of management and representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton met and discussed a number of items related to the Company’s recent discussions with financial sponsors, including a review of the indications of interest received from Bain Capital and the Alternate Sponsor Group and the potential next steps in the process, including due diligence. The financial advisors advised the board that the pool of financial sponsors that had been approached thus far was a good sampling, and that identifying additional financial sponsors having fundamentally different levels of interest in an acquisition of the Company was unlikely.

During these meetings, the board engaged in discussions related to reaching out to certain additional strategic entities regarding a potential transaction. The board discussed strategic alternatives relating to the Company’s capital structure, including the possibility of executing an accelerated stock repurchase program. Messrs. Beauchamp and Solcher presented for the board the Company’s financial performance in the second quarter of 2012, followed by a presentation by Mr. Berryman, discussing the Company’s corporate strategy and trends in the industry. At the invitation of the board, representatives of McKinsey & Company joined the meeting on

October 23, 2012, to discuss their assessment of the Company’s internal investments, products and growth opportunities. The board discussed the likelihood of a successful transaction if the Company continued with a process exploring a sale of the Company. The board also discussed the likely negative impact on the Company of a sale process, including upon the Company’s management, employees and sales. The board agreed that given the current strategic and operational plans for the Company, and the risks associated with the sale process, it would defer a decision on the continuation of the sale process, pending further analysis of the Company’s strategic options.

The board also discussed the strategic options related to the return of capital to the Company’s stockholders. Following this discussion, the board unanimously authorized the creation of a pricing committee, consisting of directors Louis J. Lavigne, Jr., Mark J. Hawkins and Chet Fenner, a Vice President of Corporate Finance for the Company, and Mr. Solcher for the purpose of raising additional debt financing. Following this, the board unanimously authorized management to purchase up to an additional $1 billion worth of the Company’s common stock through open market purchases, unsolicited or solicited private purchases or through the forward purchase of the Company’s common stock with a bank.

At a meeting of the board on October 29, 2012, attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the board reviewed updated analyses of the Company’s strategic options from Morgan Stanley and BofA Merrill Lynch. The board also discussed materials received from Elliott on October 28, 2012, which presented Elliott’s support for a potential sale of the Company. The board also discussed the lack of interest shown by potential strategic entity bidders in an acquisition of the Company. Following this and a discussion of the matters considered at the prior week’s board meetings, the board unanimously agreed not to pursue the indications of interest received from Bain Capital and the Alternate Sponsor Group and to discontinue the sale process.

On November 1, 2012, the Company reported that total revenue for the quarter ended September 30, 2012 was $548.2 million, representing a decrease of $8.5 million, or 1.5%, from the prior year quarter, and for the first half of the fiscal year 2013 was $1,052.6 million, representing a decrease of $6.5 million, or 0.6%, from the prior year period. The decrease for the quarter was reflective of decreases in license and professional services revenue, partially offset by a maintenance revenue increase.

On November 20, 2012, Messrs. Beauchamp and Solcher met with representatives of Elliott at Elliott’s offices in New York City to discuss the Company’s decision to not pursue the indications of interest received from the financial sponsors in October 2012.

On November 23, 2012, the Company entered into an agreement with Morgan Stanley to repurchase $750 million of the Company’s common stock under an accelerated share repurchase program, scheduled to be completed on or prior to July 2, 2013.

On December 10, 2012, the Company received a letter from Elliott discussing its view that the Company’s accelerated stock repurchase was inadequate. Elliott also stated that it believed the Company should pursue other strategic alternatives, including a sale of the Company to a financial sponsor or a separation or spin-off of the Company’s mainframe business.

On January 7, 2013, at a telephonic meeting of the board with certain members of Company management present, Mr. Beauchamp provided the board with preliminary results of the Company’s financial performance in the third quarter of 2012. Mr. Beauchamp provided information regarding the shortfall in license bookings as compared to the Company’s expectations, indicating that possible factors for the shortfall included fiscal cliff macro-economic concerns of customers as well as a difficulty in sales forecasting and the fact that certain customers postponed deals expected to be finalized in the third quarter to later quarters.

On January 14, 2013, at a meeting of the board attended by certain members of management and a representative of each of Morgan Stanley and Wachtell Lipton, management discussed the Company’s potential paths for growth, including a modified execution plan for the Company focused on stabilizing the Company’s financials, a potential merger with, or acquisition of a strategic entity (“Company A”), and also discussed reinitiating the process of considering a potential sale of the Company.

At a meeting of the board from January 21, 2013 through January 22, 2013 attended by certain members of management, as well representatives from each of Morgan Stanley and Wachtell Lipton, Messrs. Beauchamp and Solcher provided the board with an update regarding the Company’s quarterly performance and the forecast for the fourth quarter. The attendees also discussed a potential acquisition of Company A, including expected synergies, Company A’s current investors and the Company’s previous interactions with Company A. The board also determined to have Messrs. Schaper and Lavigne work with Mr. Beauchamp and representatives from Morgan Stanley to contact those financial sponsors who had previously engaged with the Company in the fall of 2012 to gauge their interest in re-engaging with the Company.

On January 23, 2012, at a telephonic meeting between Messrs. Beauchamp, Lavigne, Schaper and Tagtow and a representative of Morgan Stanley, it was determined that the representative of Morgan Stanley should schedule telephonic meetings between the Company and certain financial sponsors who had previously engaged with the Company, as well as one other financial sponsor that had not previously engaged with the Company. That same day, Mr. Beauchamp reached out to representatives of Company A and scheduled a meeting between the representatives of the Company and Company A to be held on January 30, 2013.

On January 25, 2013, Messrs. Beauchamp and Schaper reached out telephonically to the Alternate Sponsor Group and Financial Sponsor A. The Alternate Sponsor Group and Financial Sponsor A each expressed an interest to re-engage in discussions with the Company.

On January 28, 2013, Messrs. Beauchamp and Schaper reached out telephonically to Bain Capital. Bain Capital expressed an interest to reengage in discussions with the Company.

On January 30, 2013, Messrs. Beauchamp and Lavigne and representatives from Company A met at Company A’s headquarters to discuss business opportunities arising from a potential combination of the two companies.

On January 31, 2013 at a meeting of the board attended by certain members of management, the board discussed the process of re-initiating the process of selling the Company. Mr. Beauchamp described the prior day’s meeting with Company A and the board considered the potential synergies for such a transaction, and discussed plans for future communications with Company A.

Later that same day, representatives of Morgan Stanley engaged with the new financial sponsor considered at the January 23, 2012 telephonic meeting between Messrs. Beauchamp, Lavigne, Schaper and Tagtow and the representative of Morgan Stanley to gauge the financial sponsor’s interest in considering an acquisition of the Company. That financial sponsor subsequently declined to engage in future discussions regarding the Company.

In early February, 2013, representatives from Morgan Stanley communicated with representatives from Company A’s financial advisor and representatives from each of the interested financial sponsors to arrange in-person meetings with representatives from the Company.

On February 4, 2013, a representative from Bain Capital spoke to a representative from Morgan Stanley and requested to partner with Golden Gate Private Equity, Inc. (“Golden Gate”) in their evaluation of a transaction with the Company.

At a meeting of the board on February 7, 2013, attended by certain members of management and representatives from Morgan Stanley and Wachtell Lipton, management updated the board on the prior week’s communications with Company A and the negotiations concerning entry into a confidentiality agreement with Company A. A representative from Morgan Stanley then described the steps that had been taken to re-initiate the process of selling the Company and gave the board background on the current state of the debt financing markets for leveraged transactions. Next, Mr. Beauchamp advised the board that the Alternate Sponsor Group had contacted Morgan Stanley to request a breakfast meeting with Mr. Solcher and himself. The board instructed Mr. Beauchamp that although such a meeting to discuss the Company with the Alternate Sponsor Group was acceptable, at this time it would not be appropriate for members of management to engage in a discussion of management’s participation in any future transaction involving financial sponsors. Mr. Beauchamp then recommended that the board delegate the authority to review certain current and anticipated requests from entities involved in the sale process, including requests by bidders to form a group, to Messrs. Lavigne and Hawkins, which recommendation was unanimously approved.

On February 8, 2013, Messrs. Lavigne and Hawkins discussed via telephone with Mr. Tagtow and representatives of Morgan Stanley and BofA Merrill Lynch the request of Bain Capital to include Golden Gate as a potential partner to Bain Capital. The representative of Morgan Stanley advised Messrs. Lavigne and Hawkins that such a request was reasonable given his view that allowing such a pairing would not reduce competition in the sale process and instead would likely facilitate a bid from Bain in light of the size of the potential equity financing required to complete a leveraged-buyout of the Company. Following a discussion, Messrs. Lavigne and Hawkins agreed to allow Bain Capital to partner with Golden Gate.

On the morning of February 14, 2013, Messrs. Beauchamp and Solcher met with representatives of the Alternate Sponsor Group to discuss the Company’s business. Later that same day, at a meeting attended by certain members of Company management and representatives of Morgan Stanley and BofA Merrill Lynch, the Company met with representatives from the Alternate Sponsor Group to discuss a potential acquisition of the Company. During this meeting, certain members of Company management provided the representatives of the Alternate Sponsor Group with an update on the Company’s financial performance and strategy and discussed aspects of the Company’s product portfolio, financials and plans for business development. That same day, the Company and Company A executed a confidentiality agreement.

The following day, certain members of Company management and Company A, along with a representative from Morgan Stanley and representatives from Company A’s financial advisors, met to further discuss business opportunities arising from a potential combination of the two companies.

On February 19, 2013, Golden Gate entered into a confidentiality agreement with the Company. That same day, certain members of Company management and representatives of Morgan Stanley and BofA Merrill Lynch met with representatives from Financial Sponsor A to discuss a potential acquisition of the Company. During this meeting, certain members of Company management provided the representatives of Financial Sponsor A with an update on the Company’s financial performance and strategy and discussed aspects of the Company’s product portfolio, financials and plans for business development. On February 25, 2013 a similar meeting took place with representatives of Bain Capital and Golden Gate (together with Bain, the “Bain/Golden Gate Group”).

Over the next several weeks, in separate conversations with each of the financial sponsors participating in the sale process, Company management discussed the due diligence materials about the Company provided to such financial sponsors.

On March 5, 2013, representatives of the Bain/Golden Gate Group jointly submitted an indication of interest, proposing to acquire the Company at $46-$47 per share of the Company’s common stock. On that same day, Bloomberg publicly reported that the Company had attracted renewed buyout interest from financial sponsors. The following day, on March 6, 2013, the Alternate Sponsor Group informed representatives of Morgan Stanley that it planned to submit a written indication of interest, offering $48 per share of the Company’s common stock.

On March 7, 2013, at a meeting of the board, attended by certain members of management and initially representatives from Morgan Stanley and Wachtell Lipton, a representative from Morgan Stanley updated the board on discussions with Company A. He advised the board that he believed Company A was treating a potential transaction with the Company as a lower priority among the range of alternatives Company A was likely considering at that time.

Representatives of BofA Merrill Lynch then joined the meeting and informed the board that the Company had received a joint indication of interest from the Bain/Golden Gate Group, of $46-$47 per share of the Company’s common stock. The representative from Morgan Stanley further informed the board that the Alternate Sponsor Group had informed Morgan Stanley and BofA Merrill Lynch orally that they intended to submit a written indication of interest putting forth an offer of $48 per share of the Company’s common stock. Finally, the representative from Morgan Stanley noted that Financial Sponsor A had informed Morgan Stanley and BofA Merrill Lynch that it would submit its indication of interest, if any, on March 8, 2013.

Mr. Solcher then presented materials to the board discussing the past and present growth rates and projections for the Company’s fourth quarter. Representatives from Morgan Stanley and BofA Merrill Lynch then described the current status of communications with the financial sponsors and discussed the trading price of the Company’s common stock. The board discussed changes since the first time the Company solicited indications of interest for a potential sale of the Company in October of 2012, including the following factors, which increased their belief that continuing with the sale process would be in the best interests of the Company’s stockholders: (1) the Company’s results, in particular the results for the third quarter of 2012, fell short of earlier expectations, (2) based on the Company’s third quarter results, the Company had revised its future growth rates downward, (3) the macro risks to a transaction associated with the “fiscal cliff” had passed, (4) the availability of debt financing on favorable terms (as suggested by the then-recent Dell transaction), and (5) the fact that the Company had received indications of interest from two, and possibly three, bidders or bidding groups, which indicated that there may be a competitive sale process. Following this discussion, the consensus of the board was to move forward with the due diligence process with the two financial sponsor groups that submitted indications of interest and to include Financial Sponsor A if it submitted a competitive indication of interest.

That same day, Financial Sponsor A communicated orally an offer to representatives of Morgan Stanley of $42-$44 per share of the Company’s common stock. Later that same day, representatives of Morgan Stanley and BofA Merrill Lynch informed the Bain/Golden Gate Group that, given their initial indication of interest, the Company would permit it to proceed with a due diligence review of the Company.

The following day, on March 8, 2013, the Alternate Sponsor Group submitted a written initial indication of interest for approximately $48 per share of the Company’s common stock. Later that day, pursuant to the board’s instructions, representatives of Morgan Stanley and BofA Merrill Lynch informed the Alternate Sponsor Group that, given their initial indication of interest, the Company would permit it to proceed with a due diligence review of the Company.

On March 8, representatives of Morgan Stanley and BofA Merrill Lynch informed Financial Sponsor A that its initial indication of interest would need to be materially raised in order for them to be invited to proceed with a due diligence review of the Company. Financial Sponsor A responded that it was not prepared to raise its offer. Representatives of Morgan Stanley and BofA Merrill Lynch subsequently informed Financial Sponsor A that the board would not invite it to continue in the sale process.

On March 13, 2012, representatives from Morgan Stanley received a request from Bain Capital to include GICSI and Insight in the Bain/Golden Gate Group, which request was passed on to Messrs. Lavigne and Hawkins for consideration.

On the morning of March 14, 2013, the board’s corporate governance & nominating committee (the “Governance Committee”) met, with Mr. Tagtow and representatives of Wachtell Lipton present, to discuss, among other things, the on-going process to pursue a sale of the Company. Mr. Tagtow informed the Governance Committee that Mr. Schaper had a consulting relationship with Golden Gate and had determined to recuse himself from the board’s management of the sale process and review of any potential transaction with Company A. The Governance Committee also discussed the previously disclosed immaterial investment of director Gary Bloom in one of the financial sponsors in the Alternate Sponsor Group. After a discussion, the Governance Committee determined to recommend to the board that potential conflicts, if any, were well disclosed to the board, and that a special negotiating committee was unnecessary and would deprive the board of a full range of experience and expertise available among the directors.

Following the meeting of the Governance Committee, the board held a meeting, attended by certain members of Company management, along with a representative of Wachtell Lipton, at which the Governance Committee reported the results of its meeting. After a discussion, the board accepted the Governance Committee’s recommendation that no special committee was necessary at that time. Representatives of Morgan Stanley then joined the meeting telephonically to provide an update on discussions relating to a potential acquisition of Company A, noting that the due diligence process was moving slowly. Next, representatives of BofA Merrill Lynch joined the meeting to, jointly with Morgan Stanley, provide an update on the current status of due diligence efforts by the financial sponsors in connection with the sale of the Company, which representatives from both Morgan Stanley and BofA Merrill Lynch agreed was moving quickly.

On March 15, 2013, the Company provided the Bain/Golden Gate Group and its representatives access to the Company’s data room for the purpose of their due diligence.

On March 16, 2013, the Company agreed to permit the Bain/Golden Gate Group to add GICSI and Insight to the Bain/Golden Gate Group.

From March 20 through March 21, 2013, the Company held due diligence meetings with representatives of the Bain/Golden Gate Group.

On March 21, 2013, the board held a meeting, attended by certain members of Company management and a representative from Wachtell Lipton. Following this discussion, representatives of Morgan Stanley and BofA Merrill Lynch joined the meeting. The representative from Morgan Stanley summarized the prior day’s meetings with the Bain/Golden Gate Group and described the expected future events in the transaction process. Later that day, the Company consented to the addition of a third financial sponsor into the Alternate Sponsor Group. That same day, Reuters reported, citing anonymous sources, that at least two consortia were participating in an auction for the Company.

From March 25 through March 26, 2013, the Company held due diligence meetings with representatives of the Alternate Sponsor Group at the Company’s headquarters.

On March 28, 2013, the board held a meeting, attended by certain members of management and a representative from Wachtell Lipton. The representative from Wachtell Lipton described the draft merger agreement that would be provided to the two financial sponsor groups and the process for negotiating that agreement. Representatives from Morgan Stanley and BofA Merrill Lynch then joined the call, providing the board with an update on the status of negotiations with the two financial sponsor groups. Mr. Beauchamp then informed the board that a representative from the Bain/Golden Gate Group had inquired as to the appropriate time to discuss the possible participation of management in a transaction and the post-closing role of management. The board agreed that the representatives from Morgan Stanley and BofA Merrill Lynch should inform the representatives from the Bain/Golden Gate Group that such discussions would not be permitted to occur at this time.

Later that same day, the draft merger agreement and related legal documentation were provided to the two financial sponsor groups. That same day, representatives from Morgan Stanley and BofA Merrill Lynch distributed the auction process letter to the two bidding groups seeking binding offers for the acquisition of the Company by April 22, 2013.

On April 4, 2013, the board held a meeting attended by certain members of management, as well as representatives from Morgan Stanley and Wachtell Lipton. A representative from Morgan Stanley provided an update on Company A’s recent financial performance. Next, a representative from BofA Merrill Lynch joined the call and the representatives from BofA Merrill Lynch and Morgan Stanley described the current status of the financial sponsors’ due diligence process. That same day, a financial advisor of a strategic entity (“Company B”) inquired on a preliminary basis of a representative of Morgan Stanley whether the Company would be interested in selling “a portion”

of its enterprise software management assets, and entering into an arrangement that provided a commission to the Company for every one of its mainframe customers it transitioned to Company B.

From April 4 through April 5, 2013, representatives from the Bain/Golden Gate Group held due diligence meetings with the Company’s management at the Company’s headquarters. Over the same time period, the Company met telephonically with representatives from the Alternate Sponsor Group to discuss due diligence.

In the evening on April 9, 2013, the Company received an initial markup of the merger agreement from the Bain/Golden Gate Group.

On April 11, 2013, the board held a meeting, attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton. Following an update on the Company’s fourth quarter results from Mr. Solcher, the representative from Morgan Stanley provided an update on the communications with Company A. The representative from Morgan Stanley informed the board that it was unlikely Company A would provide the due diligence items requested by the Company in the near term, thus making it difficult for the Company to update its valuation of any opportunity with Company A given Company A’s recent poor financial performance. Next, the financial advisors described the current status of the Company’s sale process. The representative of Morgan Stanley then described the preliminary inquiry made by the representative of Company B. The financial advisors, as well as members of management, informed the board that they believed that the arrangement proposed by Company B would be complex and value destructive for the Company. Upon discussion, the board concluded that they had no further questions related to or interest in this preliminary inquiry and that a response to Company B’s financial advisor was unnecessary.

Mr. Beauchamp then informed the board of a meeting with representatives of the Bain/Golden Gate Group which had been proposed for the following week, at which the topic of management compensation and participation in the Company following the closing of the transaction might be discussed. After discussion, the board authorized such a meeting to take place if an independent director was present.

Next, the representatives from Morgan Stanley and BofA Merrill Lynch discussed valuation methodologies in relation to stock-based compensation expense. The representatives provided a description of how this valuation methodology varies between various industries and among companies in the technology sector. The financial advisors also provided a comparison of the Company to peers on the amount of stock-based compensation used by the entities, along with analyses of the Company’s valuation, both including and excluding stock-based compensation. Finally, Mr. Beauchamp described for the board the current state of communications with Elliott following the expiration of Elliott’s standstill the prior week, including the fact that Elliott had requested a meeting between Messrs. Beauchamp, Tagtow and two representatives from Elliott. After a discussion, the board agreed that it was in the best interests of the Company for Mr. Beauchamp to continue communicating with Elliott so long as such communications remained subject to Elliott’s confidentiality agreement.

Later that same day, on April 11, 2013, Reuters reported that the sale process for the Company had moved beyond the first round of bids. Reuters reiterated that two consortia were working to present a bid for the Company.

On April 15, 2012, representatives of Wachtell Lipton and Kirkland & Ellis LLP (“Kirkland & Ellis”), legal counsel to the Bain/Golden Gate Group, had an initial discussion on the merger agreement markup sent by the Bain/Golden Gate Group on April 9, 2012. The following day, on April 16, 2013, representatives of Kirkland & Ellis provided additional comments to the merger agreement.

On April 17, 2013, following a meeting between certain members of Company management and representatives of the Bain/Golden Gate Group regarding the Bain/Golden Gate Group representatives’ due diligence findings, Messrs. Beauchamp and Solcher, with Mr. Lavigne (an independent director) present met with the Bain/Golden Gate Group representatives for a general discussion regarding how the consortia typically thinks about how to compensate and incentivize a management team. The representatives from Bain and Golden Gate emphasized that management participation was not a condition of their transaction proposal for the Company and informed Messrs. Beauchamp and Solcher that they would not present terms regarding management’s participation in the transaction until after the merger agreement was signed.

The following day, on April 18, 2013, the board held a meeting, attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton. Mr. Solcher first provided a preliminary high level outlook for the first quarter of fiscal year 2014. Mr. Beauchamp then described the meeting that occurred the prior day with the Bain/Golden Gate Group representatives. The financial advisors then described the current state of negotiations with the Alternate Sponsor Group. Next, a representative from Wachtell Lipton described certain differences between the Company’s draft merger agreement and the drafts received from the Bain/Golden Gate Group, including provisions regarding the Company’s ability to conduct a post-signing market check (often referred to as a “go shop”) and fiduciary out provisions, as well as the Company’s request that it be permitted to waive standstill agreements with previously interested financial sponsors, and various termination fees payable under a number of specific scenarios. The Company’s financial advisors discussed with the board the role of a go shop provision. The financial advisors also advised that if the Company demanded the ability to waive the Alternate Sponsor Group’s standstill obligations, it could result in a lower offer from the Bain/Golden Gate Group, as the Bain/Golden Gate Group might wish to reserve future value for expected future rounds of bidding. During an executive session of the board, Mr. Lavigne described to the board his observations at the prior day’s meeting between Messrs. Beauchamp, Solcher and representatives from the Bain/Golden Gate Group.

That same day, on April 18, 2013, the Company learned through representatives of Morgan Stanley and BofA Merrill Lynch that one of the financial sponsors comprising the Alternate Sponsor Group was less interested in participating in the process and that although its prior indication of interest could no longer be supported, the continuing financial sponsor in the Alternate Sponsor Group was considering how it might proceed in the process, including potentially with an alternative partner, at a valuation closer to the then current trading price of the commons stock, which closed that day at $43.75 per share.

On April 23, 2013, Bloomberg reported that the Company had received two bids before the April 22, 2013 deadline. Bloomberg reported that the buyout offers were not much higher than the Company’s recent stock price.

On April 24, 2013, Messrs. Beauchamp, Solcher and Tagtow met with representatives of Elliott to provide the representatives of Elliott with certain details regarding the status of the Company’s process.

Later that same day, a representative from the Bain/Golden Gate Group responded, with what such representative termed to be its final offer package, to the Company’s financial advisors. The package included an offer letter sent on behalf of Bain Capital, Golden Gate, GICSI and Insight (collectively, the “Buyer Group”) setting forth a per-share offer of $45.25 to acquire 100% of the Company. The offer letter also proposed a termination fee of 3.5% of equity value payable by the Company if the Company accepts a superior proposal, a fee of 1% of equity value payable by the Company in the event the Company’s stockholders failed to approve the adoption of the merger agreement and a reverse termination fee of 4% of equity value payable by Parent. The Buyer Group’s offer assumed up to $6 billion in debt financing and $1.23 billion in equity financing. The offer did not include a go shop.

That same day, a representative of the third financial sponsor to join the Alternate Sponsor Group called Mr. Beauchamp to inform them they remained interested in a transaction.

On April 25 through April 26, 2013, the board held meetings attended by certain members of management and representatives from Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton. A representative from Wachtell Lipton discussed with the directors their legal and fiduciary obligations in the context of the Company’s sale process.

The financial advisors informed the board that one of the financial sponsors comprising the Alternate Sponsor Group was no longer interested in participating in the process and that the remaining financial sponsor in the Alternate Sponsor Group continued to be interested in a sale of the Company, but at a price below their initial indication of interest. The financial advisors also reviewed with the board the process to date regarding a potential sale of the Company, and an analysis of the Buyer Group’s offer submitted the prior day. The board also established an ad-hoc planning committee, whose members were Messrs. Schaper, Dillon, Hawkins and Lavigne, to assist the board in its planning in the event a sale of the Company did not occur or if such sale were to fail to be consummated in the future. The board instructed the financial advisors to continue with negotiations with the Buyer Group.

After the meeting on April 26, 2013, representatives of Morgan Stanley and BofA Merrill Lynch contacted representatives of the Buyer Group at the Company’s request, requesting that they raise their offer price to at least $48.00 per share and proposing the inclusion of a 30-day go shop period, a two-tier Company termination fee of 1% and 3% of equity value, respectively (based on whether the termination occurred due to a superior proposal with an excluded party who submitted an alternative proposal during the go shop period), a reverse termination fee of 8% of equity value. The representatives of Morgan Stanley and BofA Merrill Lynch also requested that the Buyer Group modify the efforts they would be obligated to make to obtain antitrust approvals under the terms of the merger agreement. Representatives of the Buyer Group responded later the same day, raising their offer to $45.75 per share and accepting a go shop period of 30 days, but proposing a single-tier Company termination fee of 3.5% of equity value without regard to whether the termination is due to a superior proposal from an excluded party, a reverse termination fee of 5% of equity value, and stating that they were not willing to modify their obligation to obtain antitrust approvals. The representatives of the Buyer Group also informed the representatives of Morgan Stanley and BofA Merrill Lynch that they would require a commitment by Elliott to vote in favor of a transaction. Later that day, representatives of Morgan Stanley and BofA Merrill Lynch re-engaged with the representatives of the Buyer Group, asking the Buyer Group to raise their offer to $46.50 per share of common stock and to accept a two-tier Company termination fee of 1.5% and 3% of equity value and a reverse termination fee of 6.5%. The representatives of Morgan Stanley informed the Buyer Group that the Company’s executive management team was prepared to forfeit their upcoming award of restricted stock units, scheduled for May 2013, in exchange for the Buyer Group raising its current price per share offer. The representatives of Morgan Stanley and BofA Merrill Lynch informed the representatives of the Buyer Group that a voting agreement with Elliott would be acceptable from the Company’s perspective, provided that Elliott’s obligation to vote in favor of the transaction would terminate in the event the Company were to enter into a superior proposal and terminate the merger agreement.

In the early morning of April 27, 2013, representatives from the Buyer Group contacted representatives of Morgan Stanley and BofA Merrill Lynch to propose a final offer of $46.25 per share, a two-tier Company termination fee of 2% and 3% of equity value, a reverse termination fee of 6% of equity value and the forfeiture of the Company’s executive management team’s restricted stock unit awards scheduled to be granted in May 2013.

Later on the morning of April 27, 2013, at a telephonic meeting of the board attended by certain members of management and representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the board discussed whether a financial sponsor would likely be able to offer more than the current offer of $46.25 per share. The board also discussed the request by the Buyer Group that, although any third party would be permitted to make a private proposal to acquire the Company after signing the merger agreement, any offers presented by participants in the Company’s recent sale process be subject to the higher Company termination fee, even if such a proposal arose during the go shop period. The financial advisors advised the board that, in light of the Company’s execution of two sale processes and the multiple public reports of the Company’s process, in their view it was unlikely that an offer would be presented by another financial sponsor or group of financial sponsors, and that the Company termination fee would likely not be an impediment to a strategic entity bidder if it wanted to make a competing offer to acquire the Company. Following a discussion, the board authorized its advisors to continue negotiations with the Buyer Group.

Later that same day, the Company’s ad-hoc planning committee met to discuss preparations for alternatives to a sale of the Company, including changes to the Company’s capital structure and strategies for mergers and acquisitions.

On April 28, 2013, a representative of Elliott indicated to a representative of Morgan Stanley that Elliott was interested in purchasing an equity interest in the surviving company as part of any transaction in which the Company were to be acquired by financial sponsors. The representative of Morgan Stanley indicated to the representative of Elliott that none of the potential interested buyers had indicated any need for additional equity contributions to facilitate a transaction, but that if Elliott were willing to participate on a basis that improved the transaction terms available to the Company’s stockholders that would be a matter worth further discussion. Representatives of Bain Capital and Golden Gate also indicated to a representative of Morgan Stanley that Elliott had made a similar expression of Elliott’s interest in purchasing an equity interest in the surviving company as part of any transaction in which the Company were to be acquired by the Buyer Group. Representatives of Bain Capital and Golden Gate indicated to Morgan Stanley that they were open to Elliott rolling over some of its shares, but that they required the Company’s consent to have discussions with Elliott pursuant to their existing confidentiality agreements with the Company. As part of the Voting Agreement with Elliott the Company granted such consent. The Company has since been informed by representatives of the Buyer Group that discussions between the Buyer Group and Elliott are on-going.

In the early morning of April 29, 2013, representatives of Wachtell Lipton sent a revised draft of the merger agreement and other transaction documents to Kirkland & Ellis. Later that morning, representatives of Kirkland & Ellis arrived at the offices of Wachtell Lipton. From April 30, 2013 through May 3, 2013, representatives from Wachtell Lipton and Kirkland & Ellis continued negotiations on the merger agreement and other transaction documents.

On May 2, 2013, at a special telephonic meeting of the board, attended by certain members of management and representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, representatives of Wachtell Lipton discussed the key terms of the merger agreement with the board, including closing conditions, termination provisions, regulatory issues and the structure of the go shop period. A representative from BofA Merrill Lynch described the recommended process for the go shop period in the event the board determined to proceed with a transaction, including the projected timetable and strategic entities and financial sponsors it recommended for engagement. A representative from Morgan Stanley also discussed with the board the earlier communications Morgan Stanley had with representatives of Elliott, Bain Capital and Golden Gate, regarding Elliott’s interest in purchasing an equity interest in the Company as part of any transaction in which the Company were to be acquired by the Buyer Group.

The following day, on May 3, 2013, at a special telephonic meeting of the board, attended by certain members of management and representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the board discussed the proposed transaction with the Buyer Group. A representative from Wachtell Lipton discussed with the board its fiduciary duties under Delaware law in connection with the transaction. The representative from Wachtell Lipton then reviewed the current terms of the merger agreement and other transaction documents that had been negotiated. Next, representatives of Morgan Stanley reviewed for the board the analyses they had used in connection with the preparation of their fairness opinion. Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the board that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $46.25 per share merger consideration to be received by holders of shares of common stock (other than holders that are, or are affiliates of, investors or persons that have committed to, or will commit to, become investors directly or indirectly in Parent or any of Parent’s direct or indirect subsidiaries, including the Company), pursuant to the merger agreement was fair from a financial point of view to such holders. BofA Merrill Lynch then reviewed with the board its financial analysis of the merger consideration and delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 3, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of the Company’s common stock, was fair, from a financial point of view, to such holders. The full text of the written opinions of BofA Merrill Lynch and Morgan Stanley to the board, each dated May 3, 2013, are attached as Annex B and Annex C, respectively, to this proxy statement, and are described in more detail below under “The Merger (Proposal 1)—Opinion of BofA Merrill Lynch” and “The Merger (Proposal 1)—Opinion of Morgan Stanley & Co. LLC,” respectively. Upon a unanimous vote of the directors present at the meeting, the board approved the merger and the merger agreement, in substantially the form presented to the board, and resolved to recommend that the stockholders of the Company adopt the merger agreement. The board authorized the members of management to execute definitive transaction agreements on substantially the same terms as described to the board. Mr. Schaper, who had recused himself from deliberations relating to a potential transaction, was not present at the meeting, and did not vote. The board also determined to have its representatives move forward to negotiate a voting agreement, securing Elliott’s support for the transaction, as well as to finalize an amendment to the Company’s rights plan to ensure entry into the merger agreement and other agreements contemplated thereby, did not trigger the distribution of rights under the Company’s rights plan. The board then authorized the representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton and management to proceed with the Buyer Group to finalize the merger agreement and the other transaction documents on the basis outlined in the meeting.

Following the board meeting, representatives of Wachtell Lipton and Kirkland & Ellis continued to finalize the transaction documents, and representatives of Wachtell Lipton, Kirkland & Ellis and Elliott finalized the terms of the proposed voting agreement with Elliott.

In the evening of May 4, 2013, the Buyer Group and the Company entered into a voting agreement with Elliott under which Elliott agreed to vote for the transaction, provided that a definitive merger agreement was entered into prior to 11:59 Pacific Time on May 6, 2013. The Company also amended its rights plan to provide that the merger agreement and the other agreements contemplated thereby, including the voting agreement, would not result in a distribution of rights under the Company’s rights plan.

On the morning of May 6, 2013, the parties executed the merger agreement and related transaction documents prior to the opening of the financial markets.

The merger agreement provides that after the execution and delivery of the merger agreement and until 11:59 p.m. (New York time) on June 5, 2013 (the “go shop period”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage the making of alternative acquisition proposals, including by providing nonpublic information to, and participating in discussions and negotiations with, third parties in respect of alternative acquisition proposals.

On May 6, 2013 and in the days following, representatives of BofA Merrill Lynch contacted a number of potential strategic entities and financial sponsors that might have interest in making a proposal to acquire the Company. On May 6, 2013, two financial sponsors asked representatives of BofA Merrill Lynch for draft confidentiality agreements permitting them to engage with the Company in respect of the go shop period. The Company also sent waivers to the confidentiality agreements previously entered into with third parties to allow the submission of private proposals to the board. On May 14, 2013, one strategic entity asked representatives of BofA Merrill Lynch for a draft confidentiality agreement permitting them to engage with the Company in respect of the go shop period. From May 6 until May 21, 2013, the representatives of BofA Merrill Lynch contacted seven financial sponsors, two of which have executed confidentiality agreements with the Company, and nine strategic entities, none of which have executed a confidentiality agreement with the Company.

On May 10, 2013, the Company amended its rights plan to, among other things, extend its term to the close of business on February 11, 2014, which date is five days following the final end date provided for by the merger agreement.

Reasons for the Merger

The board evaluated, with the assistance of its legal and financial advisors, the merger agreement and the merger and (with Mr. Schaper recusing himself) unanimously recommended that the merger agreement, the merger and the other transactions contemplated thereby, were advisable, fair to, and in the best interests of the Company and its stockholders.

In the course of making the unanimous recommendation described above, the directors present considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated thereby, each of which the directors believed supported their decision:

•

The current and historical market prices of the common stock, including the market performance of the common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $46.25 per share represented an attractive premium to estimates of the Company’s unaffected stock price.

•

That the merger consideration of $46.25 per share was more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, a merger with a different buyer, leveraged recapitalization or other extraordinary transaction involving the Company, a sale of the Company’s ESM or MSM business, a spin-off of the MSM business, acquisitions, dividends, stock repurchases and the continued operation of the Company on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives.

•

That, as a result of the negotiations between the parties, the merger consideration of $46.25 per share was the highest price per share for the common stock that the Buyer Group was willing to pay at the time of those negotiations, and that the combination of the Buyer Group’s agreement to pay that price and the go shop process described below and under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation” would result in a sale of the Company at the highest price per share for the common stock that was reasonably attainable.

•

That the Company had conducted two lengthy and thorough processes that were the subject of multiple public reports, during which representatives of the Company contacted multiple potential bidders who were both financial sponsors and strategic entities, none of which produced a higher definitive offer than the offer made by the Buyer Group.

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The board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which the Company competes.

•

That the proposed merger consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

•

that the Company’s business plan is based, in part, on projections for a number of variables, including economic growth, the Company’s ability to attract new customers and retain existing customers at a reasonable cost and overall business performance that are difficult to project and are subject to a high level of uncertainty and volatility;

•	general macroeconomic challenges and economic weaknesses that could continue to result in reduced business spending;

•

the uncertain outlook for global information technology spending generally, and the related challenges for the Company and other companies in the technology industry in accurately forecasting future demand for their products and services;

•

that the process for developing new products requires long-term investments that often require a time horizon of a year or more from the initial development of the concept to when the product is ready to be sold to customers;

•	the risks associated with executing strategic changes to reduce the turnover of its sales force, which is the driving factor in the Company’s performance, the outcome of which is uncertain; and

•

the belief that the Company’s failure to achieve forecasted revenue and earnings per share in recent fiscal quarters had undermined investors’ and analysts’ confidence in the Company, to the detriment of the Company’s ability to execute long-term strategic plans that, in the short term, may not increase, or may have a negative effect on, revenue, expenses or earnings per share.

•	The fact that the Buyer Group did not require management participation in the transaction.

•

The financial analysis presented to the board and the oral opinion of Morgan Stanley rendered to the board on May 3, 2013, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $46.25 per share merger consideration to be received by holders of shares of common stock (other than holders that are, or are affiliates of, investors or persons that have committed to, or will commit to, become investors directly or indirectly in Parent or any of Parent’s direct or indirect subsidiaries, including the Company), pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below in the section entitled “The Merger (Proposal 1)—Opinion of Morgan Stanley & Co. LLC.”

•

The financial analysis presented to the board and the opinion of BofA Merrill Lynch, dated May 3, 2013, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of the Company’s common stock, as more fully described below in the section entitled “The Merger (Proposal 1)—Opinion of BofA Merrill Lynch.”

•	The terms and conditions of the merger agreement and related transaction documents, including:

•

the Company’s right to solicit offers with respect to alternative acquisition proposals during a thirty (30) day go shop period and to continue discussions with certain third parties that make acquisition proposals during the go shop period for a period of ten (10) days, and in certain circumstances, longer, following the go shop period;

•

the Company’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made after the end of the go shop period and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement;

•

the provision of the merger agreement allowing the board to terminate the merger agreement, in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $210 million (which amount is reduced to $140 million under specified circumstances relating to the go shop period), which amounts the members of the board present believed were reasonable in light of, among other matters, the benefits of the merger to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Termination Fees;”

•

the provision of the merger agreement allowing the board to withdraw its recommendation of the merger upon the occurrence of certain intervening events that were not known to the board at or prior to the execution of the merger agreement;

•	the absence of a financing condition in the merger agreement;

•

the fact that Parent and Merger Sub had already obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing and the obligation of Parent to use reasonable best efforts to consummate the debt financing;

•	the Company’s ability, under circumstances specified in the merger agreement, to seek specific performance of Parent’s obligation to cause, and pursuant to the equity commitment letters, to seek specific performance to directly cause, the equity financing sources to fund their contributions as contemplated by the merger agreement and the equity commitment letters;

•	the fact that the Investors/Guarantors have executed limited guarantees in favor of the Company with respect to Parent’s payment obligations under the merger agreement; and

•

the requirement that, in the event of a failure of the merger to be consummated under specified circumstances, the Buyer Group will pay the Company a termination fee of $420 million, and the guarantee of such payment obligation by the Investors/Guarantors, pursuant to the terms of the limited guarantees, as more fully described under “—Limited Guarantees” and “The Merger Agreement—Termination Fees.”

•

The availability of appraisal rights under Delaware law to holders of shares of common stock who do not vote in favor of the proposal to adopt the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•

That the Company’s stockholders generally will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock, and will not participate in any potential future sale of the surviving corporation to a third party.

•

The risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by the Company’s stockholders.

•	The risk that, if the merger is not completed:

•

the Company will be required to pay its expenses related to the merger, which are substantial, including expenses incurred in connection with any litigation that may result from the announcement or pendency of the merger;

•	the market’s perception of the Company’s continuing business could potentially result in a loss of customers, vendors, business partners and employees; and

•	the trading price of the Company’s common stock could be adversely effected.

•	The risk that the debt financing contemplated by the debt commitment letters will not be obtained, resulting in the Buyer Group not having sufficient funds to complete the merger.

•

The merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

•

The potential negative effect of the pendency of the merger on the Company’s business, including uncertainty about the effect of the proposed merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company.

•	That the receipt of cash by stockholders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

•

The possibility that, under certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $210 million or $140 million as more fully described under “The Merger Agreement—Termination Fees.”

•

The fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s remedy in the event of breach of the merger agreement by Parent and Merger Sub may be limited to a receipt of a $420 million termination fee payable by Parent and that, under certain circumstances, the Company may not be entitled to receive such a fee.

•

The fact that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The board was fully informed of these interests, which are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the board includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board (with Mr. Schaper recusing himself) recommended the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Company’s Board of Directors

After careful consideration, the board (with Mr. Schaper having recused himself) has unanimously approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders.

The board (with Mr. Schaper recusing himself) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement.

Opinion of BofA Merrill Lynch

The Company has retained BofA Merrill Lynch to act as one of the Company’s financial advisors in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as one of the Company’s financial advisors in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On May 3, 2013, at a meeting of the board held to evaluate the merger, BofA Merrill Lynch delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 3, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of the Company’s common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the board for the benefit and use of the board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to the Company;

(2)	reviewed certain publicly available financial forecasts relating to the Company as extrapolated by or at the direction of and approved by the management of the Company, a summary of which is set forth below in “—Projected Financial Information—Extrapolated Public Forecasts” referred to herein as the Company extrapolated public forecasts;

(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by or at the direction of and approved by the management of the Company, a summary of which is set forth below in “—Projected Financial Information—Projections” and referred to herein as the Projections;

(4)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(5)	reviewed the trading history for the Company’s common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(6)	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(7)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(8)	considered the results of its efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

(9)	reviewed a draft, dated May 3, 2013, of the merger agreement, referred to herein as the draft merger agreement; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company extrapolated public forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that the Company extrapolated public forecasts were a reasonable basis upon which to evaluate the future financial performance of the Company. With respect to the Projections, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the merger.

BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company’s common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Company Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following twelve publicly traded companies in the software industry, which is where the Company operates:

• CA, Inc. • Citrix Systems, Inc. • Compuware Corporation • Informatica Corporation • Microsoft Corporation • Open Text Corporation	• Oracle Corporation • SAP AG • SolarWinds, Inc. • Symantec Corporation • Tibco Software Inc. • VMware, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on April 30, 2013, of the selected publicly traded companies as a multiple of projected calendar year 2013 and projected calendar year 2014 non-GAAP earnings per share, commonly referred to as EPS, or, with respect to CA, Inc. and Citrix Systems, Inc., estimated free cash flow per share, each such key valuation metric burdened by stock-based compensation. BofA Merrill Lynch also reviewed aggregate values, also referred to as enterprise value, of the selected publicly traded companies, calculated as equity values based on closing stock prices on April 30, 2013, plus debt, less cash, and referred to herein as AV, as a multiple of projected calendar year 2013 and projected calendar year 2014 earnings before interest, taxes, depreciation and amortization, but less capitalized software development cost and burdened by stock-based compensation, referred to herein as EBITDA. These multiples are referred to herein as P/KVM and AV/EBITDA, respectively.

Ratio	Selected Publicly Traded Company Multiple Reference Range
CY2013 P/KVM	11.0x - 35.3x
CY2014 P/KVM	10.1x - 30.1x
CY2013 AV/EBITDA	6.2x - 21.5x
CY2014 AV/EBITDA	5.6x - 17.7x

BofA Merrill Lynch then applied the multiple ranges derived from the selected publicly traded companies, taking into account a regression analysis performed to evaluate the relationship between each such company’s P/KVM and AV/EBITDA multiples (other than Compuware due to the potential effect of media reports of a possible strategic transaction on its stock price), to the Company’s projected calendar year 2014 revenue growth, each burdened by stock-based compensation, and as estimated in the Company extrapolated public forecasts and the Projections. BofA Merrill Lynch highlighted its consideration of the financial data of CA, Inc. because of similarities between the Company and CA, Inc., and applied its multiples to the Company’s financial data on a standalone basis. The multiple ranges used, together with the implied per share equity reference ranges for the Company are set forth in the table below:

	Burdened by Stock-Based Compensation
	P/E					AV/EBITDA
Company Extrapolated Public Forecasts	Multiple		Value			Multiple		Value
	Low	High	Low	High	CA	Low	High	Low	High	CA
CY2013	12.5x	14.5x	$38	$44	$34	7.0x	9.0x	$29	$38	$29
CY2014	11.0x	13.0x	$36	$43	$33	6.0x	8.0x	$27	$36	$30

Projections
CY2013	13.0x	15.0x	$38	$44	$33	7.5x	9.5x	$31	$39	$29
CY2014	11.5x	13.5x	$38	$45	$34	7.0x	9.0x	$33	$42	$31

BofA Merrill Lynch then averaged the resulting value ranges to identify implied per share value ranges for the Company. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on each of the Company extrapolated public forecasts and the Projections. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company
Company Extrapolated Public Forecasts	Projections	CA Multiples	Consideration
$32 - $40	$35 - $43	$29 - $34	$46.25

No company used in this analysis, including CA, Inc., is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

In addition, at the request of the Company’s board of directors and for informational purposes only, BofA Merrill Lynch also performed an analysis substantially similar to the above, except that the metrics used in such additional analysis were unburdened by stock-based compensation. Such unburdened analysis indicated approximate implied per share equity value reference ranges for the Company of $37 - $45 based on the Company extrapolated public forecasts, $39 - $48 based on the Projections and $34 - $39 based on CA multiples. The multiple and value ranges used to determine such unburdened implied per share equity value reference ranges are set forth in the following table:

For Informational Purposes Only:

	Unburdened by Stock-Based Compensation
	P/E					AV/EBITDA
Company Extrapolated Public Forecasts	Multiple		Value			Multiple		Value
	Low	High	Low	High	CA	Low	High	Low	High	CA
CY2013	11.0x	13.0x	$42	$49	$39	6.0x	8.0x	$31	$41	$34
CY2014	10.0x	12.0x	$41	$49	$39	6.0x	7.5x	$33	$41	$35

Projections
CY2013	11.5x	13.5x	$43	$50	$39	7.0x	9.0x	$36	$46	$34
CY2014	10.0x	12.0x	$42	$50	$39	6.0x	8.0x	$34	$46	$36

Present Value of Future Stock Price Analysis. BofA Merrill Lynch performed an analysis of the present value of the future stock price of the Company to calculate the estimated present value of the standalone stock price that the Company was forecasted to achieve in 2015 and 2016 based on each of the Company extrapolated public forecasts and the Projections. BofA Merrill Lynch applied the one year forward multiples derived from the projected fiscal year 2016 and projected fiscal year 2017 non-GAAP EPS or free cash flow per share, as applicable, and AV as a multiple of EBITDA of the selected publicly traded companies listed above, taking into account the regression analysis described above, to the Company’s projected fiscal year 2016 and projected fiscal year 2017 non-GAAP EPS and EBITDA, each burdened by stock-based compensation and as estimated in the Company extrapolated public forecasts and the Projections, then discounted to present value as of June 30, 2013 using a 10.5% cost of equity for the discount rate. The multiple ranges used, together with the implied per share equity references ranges for the Company are set forth in the table below:

	Burdened by Stock-Based Compensation
	P/KVM				AV/EBITDA
Company Extrapolated Public Forecasts	Multiple		Value		Multiple		Value
	Low	High	Low	High	Low	High	Low	High
FY2016	12.0x	14.0x	$35	$41	7.0x	9.0x	$33	$41
FY2017	12.0x	14.0x	$34	$40	7.0x	9.0x	$34	$42

Projections
FY2016	12.5x	14.5x	$39	$46	7.5x	9.5x	$37	$46
FY2017	12.5x	14.5x	$38	$45	7.5x	9.5x	$37	$46

BofA Merrill Lynch then averaged the resulting value ranges to identify implied per share value ranges. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on each of the Company extrapolated public forecasts and the Projections. This analysis indicated the following approximate implied per share equity value reference ranges for the Company as compared to the merger consideration:

Average Implied Per Share Equity Value Reference Ranges for the Company				Merger Consideration
Company Extrapolated Public Forecasts		Projections
2016	2017	2016	2017
$34 - $41	$34 - $41	$38 - $46	$38 - $45	$46.25

In addition, at the request of the Company’s board of directors and for informational purposes only, BofA Merrill Lynch also performed an analysis substantially similar to the above, except that the metrics used in such additional analysis were unburdened by stock-based compensation. Such unburdened analysis indicated approximate implied per share equity value reference ranges for the Company of $36-$45 and $36-$44 for 2016 and 2017, respectively, based on the Company extrapolated public forecasts and $40-$49 and $39-$48 for 2016 and 2017, respectively, based on the Projections. The multiple and value ranges used to determine such unburdened implied per share equity value reference ranges are set forth in the following table:

For Informational Purposes Only:

	Unburdened by Stock-Based Compensation
	P/KVM				AV/EBITDA
Company Extrapolated Public Forecasts	Multiple		Value		Multiple		Value
	Low	High	Low	High	Low	High	Low	High
FY2016	10.5x	12.5x	$38	$45	6.0x	8.0x	$34	$44
FY2017	10.5x	12.5x	$36	$43	6.0x	8.0x	$35	$45

Projections
FY2016	11.0x	13.0x	$42	$49	6.5x	8.5x	$38	$49
FY2017	11.0x	13.0x	$40	$48	6.5x	8.5x	$38	$49

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2014 (from the period starting July 1, 2013) through March 31, 2017 based on each of the Company extrapolated public forecasts and the Projections. BofA Merrill Lynch calculated terminal values for the Company by applying terminal forward multiples of 7.0x – 9.0x, determined by taking into account the regression analysis described above, to the Company’s next twelve months EBITDA, burdened by stock-based compensation and as estimated in each of the Company extrapolated public forecasts and the Projections. The cash flows and terminal values were then discounted to present value as of June 30, 2013 using a discount rate of 9.0%, which was based on an estimate of the Company’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for the Company as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company		Merger Consideration
Company Extrapolated Public Forecasts	Projections
$41 - $49	$42 - $51	$46.25

In addition, at the request of the Company’s board of directors and for informational purposes only, BofA Merrill Lynch also performed an analysis substantially similar to the above, but using EBITDA unburdened by stock-based compensation. Such unburdened analysis indicated approximate implied per share equity value reference ranges for the Company of $41-$51 based on the Company extrapolated public forecasts and $42-$53 based on the Projections.

Selected Precedent Technology Premiums Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, premium information relating to transactions involving companies in the software industry, which is where the Company operates, announced from February 12, 2010 through November 1, 2012 with aggregate transaction values greater than $1 billion. Of twenty-two such transactions, thirteen were strategic buyer transactions and nine were financial buyer transactions. Using information from S&P Capital IQ, BofA Merrill Lynch calculated the premium over the target company’s closing stock price thirty days prior to the announcement of the transaction of the per share price paid in each selected transaction.

Financial Buyer Transactions	30-Day Premium
25th Percentile	23%
75th Percentile	38%

Strategic Buyer Transactions
25th Percentile	31%
75th Percentile	52%

BofA Merrill Lynch then applied a range of calculated premiums from 23%-52% to the implied unaffected Company price per share of $37. BofA Merrill Lynch determined such unaffected price by (1) analyzing the results of the publicly traded company analysis detailed above, (2) analyzing changes in the Company’s share price as compared to changes in CA, Inc.’s share price and changes in the share prices of the selected publicly traded companies listed above, averaged as a group, from the start of the accumulation of Company common stock by Elliot, referred to herein as the Elliot accumulation, and the date on which the Company disclosed that Elliot had acquired an ownership stake in the Company and intended to initiate a proxy contest with respect to the Company’s 2012 annual meeting, referred to herein as the Elliot disclosure, (3) analyzing the change in the Company’s per share equity value as a multiple of its non-GAAP EPS and the Company’s AV as multiple of its EBITDA, each burdened by stock-based compensation, as compared to the comparable multiples of CA, Inc. and those of the selected publicly traded companies listed above, averaged as a group, from the start of the Elliot accumulation and the date of the Elliot disclosure, and (4) applying the Company’s AV as a multiple of EBITDA, burdened by stock-based compensation, at the start of the Elliot accumulation and the date of the Elliot disclosure to the Company extrapolated public forecasts and the Projections. BofA Merrill Lynch then applied its judgment in the weighting of the results of the foregoing.

Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of the Company were based on each of the Company extrapolated public forecasts and the Projections. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company
Precedent Transaction Premium	Consideration
$45 - $56	$46.25

No company, business or transaction used in this analysis, including CA, Inc., is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of the Company’s common stock during the period from January 1, 2011 through April 30, 2013;

•

targets for the Company’s common stock price published by eleven equity analysts during the period from January 29, 2013 to April 15, 2013 and ranging from a low of $34 per share to a high of $52 per share, with a mean of $44 per share and a median of $46 per share, discounted to present value as of June 30, 2013 using a 10.5% cost of equity for the discount rate, resulting in an approximate implied per share equity value reference range of $31-$47; and

•	information other than transaction premiums relating to certain of the recent software industry transactions referenced above.

In addition, BofA Merrill Lynch estimated the price per share a hypothetical financial buyer would pay in a leveraged buyout of the Company. BofA Merrill Lynch assumed a financial buyer would complete the transaction by June 30, 2013, seek to achieve a target rate of return of 17.5% to 25.0%, exit by March 31, 2017 and raise debt of 7.0x the Company’s EBITDA for the last twelve months, unburdened by stock-based compensation. BofA Merrill Lynch also assumed the Company’s leverageable EBITDA included $60 million of credit for announced restructuring, $20 million of annual cost savings during the projection period, at the direction of and as approved by the Company’s management, and the repatriation of $700 million of offshore cash. To estimate the value of the Company at exit, BofA Merrill Lynch applied terminal forward EBITDA multiples of 7.0x-9.0x, determined taking into account the regression analysis described above, to the estimated FY2018 EBITDA, burdened by stock-based compensation, and adjusted the projected future AV by the net debt of the Company on March 31, 2017. The resulting estimated per share prices ranged from $42-$49 based on the Company extrapolated public forecasts and from $42-$51 based on the Projections, as compared to the $46.25 merger consideration. In addition, at the request of the Company’s board of directors and for informational purposes only, BofA Merrill Lynch also performed an analysis substantially similar to the above, but using EBITDA unburdened by stock-based compensation. The resulting estimated per share prices ranged from $42-$50 based on the Company extrapolated public forecasts and from $42-$52 based on the Projections.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the board. The decision to enter into the merger agreement was solely that of the board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $25 million , $1 million of which was payable upon the rendering of its opinion and the remainder of which is contingent upon the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any affiliates of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and each other person controlling BofA Merrill Lynch or any of its affiliates against specified liabilities relating to the engagement, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates, including Bain Capital LLC, referred to herein as Bain, Golden Gate Capital, referred to herein as Golden Gate, Insight, GICSI, and their respective affiliates and portfolio companies.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, lead arranger and bookrunner for, and as a lender (including, as applicable, a swing-line lender) under, certain term loans and other credit arrangements of the Company, (ii) having acted as a joint bookrunner on various high-grade registered debt offerings of the Company, and (iii) having provided or providing certain treasury and trade management products or services and certain derivatives and foreign exchange trading services to the Company. In addition, BofA Merrill Lynch and certain of its affiliates maintain significant commercial (including vendor and/or customer) relationships with the Company. From January 1, 2011 through April 30, 2013, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues from the Company and/or its subsidiaries for commercial, corporate and investment banking services of approximately $26.5 million.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bain, Golden Gate, Insight and GICSI, and certain of their respective affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Bain and Golden Gate and certain of their respective affiliates and/or portfolio companies in connection with mergers and acquisitions transactions, (ii) having acted or acting as joint arranger and joint bookrunner for, and a lender to, Bain and Golden Gate and certain of their respective affiliates and/or portfolio companies in connection with the financing for various acquisition transactions; (iii) having acted or acting as administrative agent, collateral agent, arranger and bookrunner for, and/or a lender (including, in certain cases, a letter of credit lender and a swing line lender) under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of certain affiliates and/or portfolio companies of each of Bain, Golden Gate, Insight and GICSI; (iv) having acted or acting as underwriter, initial purchaser and placement agent for various public offerings (including initial, follow-on and secondary offerings) and private placements of equity, equity-linked and debt securities undertaken by certain affiliates and/or portfolio companies of each of Bain and Golden Gate; (v) having acted as an agent in connection with a consent solicitation of a portfolio company of Golden Gate and as a dealer-manager and solicitation agent of a debt tender offer of a portfolio company of Bain; (vi) having provided or providing certain derivatives and foreign exchange trading services to certain affiliates and/or portfolio companies of Bain, Golden Gate, Insight and GICSI; and (vii) having provided or providing certain treasury and trade services and products to certain affiliates and/or portfolio companies of each of Bain, Golden Gate and Insight. In addition, BofA Merrill Lynch and certain of its affiliates maintain significant commercial (including vendor and/or customer) relationships with certain affiliates and portfolio companies of Bain. From January 1, 2011 through April 30, 2013, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues from Bain, Golden Gate, Insight and GICSI and entities that BofA Merrill Lynch understands may be Bain’s, Golden Gate’s, Insight’s and GICSI’s affiliates and portfolio companies for commercial, corporate and investment banking services of approximately $430 million.

Opinion of Morgan Stanley

Morgan Stanley was retained by the board to act as its financial advisor in connection with the proposed merger. The board selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. On May 3, 2013, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the board that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $46.25 per share merger consideration to be received by holders of shares of common stock (other than holders that are, or are affiliates of, investors or persons that have committed to, or will commit to, become investors directly or indirectly in Parent or any of Parent’s direct or indirect subsidiaries, including the Company), which we refer to as the “holders,” pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the board, dated May 3, 2013, is attached as Annex C to this proxy statement. Holders of common stock should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was addressed to, and provided for the information of, the board in connection with their evaluation of whether the merger consideration to be received by holders pursuant to the merger agreement as of the date of the opinion was fair, from a financial point of view, to such holders and did not address any other aspects or implications of the merger. The opinion does not constitute advice or a recommendation as to how such security holder should vote at any shareholders’ meeting to be held in connection with the merger or take any other action with respect to the merger.

In arriving at its opinion, Morgan Stanley, among other things:

•

reviewed certain publicly available financial statements and other business and financial information of the Company that Morgan Stanley deemed relevant, including publicly available research analysts’ estimates for the Company;

•	reviewed certain non-public internal financial statements and other financial and operating data concerning the Company prepared and furnished to Morgan Stanley by the management of the Company;

•	reviewed certain non-public financial and operating projections prepared and furnished to Morgan Stanley by the management of the Company;

•	discussed the past and current operations, financial projections and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported historical prices and trading activity for common stock;

•

compared the financial performance of the Company and the historical prices and trading activity of common stock with that of certain other publicly-traded companies comparable with the Company and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that Morgan Stanley deemed relevant;

•	participated in certain discussions and negotiations among representatives of the Company and Parent;

•

reviewed a draft of the merger agreement dated May 3, 2013, the draft commitment letters from certain lenders substantially in the form of the drafts dated May 3, 2013, which we refer to as the “commitment letters,” and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and that formed a substantial basis for its opinion. Morgan Stanley further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay in any terms or conditions and that Parent would obtain the required financing in accordance with the terms set forth in the commitment letters. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transactions, or whether or not such alternative business transactions could be achieved or are available. In connection with Morgan Stanley’s engagement and at the direction of the board of the Company, Morgan Stanley was requested to approach, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. Morgan Stanley’s opinion is limited to and addresses only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by the holders pursuant to the merger agreement. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley, as of the date of its opinion, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing its financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized two sets of financial projections including (1) the Projections (as described under “Projected Financial Information”) and (2) the Company extrapolated public forecasts (as described under “Projected Financial Information”).

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of common stock for the 52 week period ending April 30, 2013. Morgan Stanley noted that, during this time period, the closing trading price of common stock ranged from a low of $35 per share to a high of $48 per share. Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Analyst Price Target Analysis

Morgan Stanley reviewed undiscounted stock price targets for the shares of common stock prepared and published by eleven equity research analysts that had been published during the time period from January 29, 2013 to April 15, 2013. These undiscounted stock price targets for the shares of common stock as of April 15, 2013 ranged from a low of $34 per share to a high of $52 per share, with a mean of $44 per share. In order to better compare the equity research analysts’ stock price targets with the merger consideration, Morgan Stanley discounted such undiscounted stock price targets to present value to June 30, 2013 by applying a discount rate of 10.5%, which discount rate was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the Company’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and relative volatility in a company’s common stock. This analysis indicated an implied range of equity values for common stock of $31 per share to $47 per share. Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

The published equity research analysts’ stock price targets do not necessarily reflect current market trading prices for common stock and are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for the Company corresponding to current and historical financial information, ratios and public market multiples for publicly–traded companies in the software industry that have certain similar business and operating characteristics. The following list sets forth the twelve selected publicly–traded comparable companies that were reviewed in connection with this analysis, which we refer to as the “comparable companies”:

•	CA, Inc.

•	Citrix Systems, Inc.

•	Compuware Corporation

•	Informatica Corporation

•	Microsoft Corporation

•	OpenText Corporation

•	Oracle Corporation

•	SAP AG

•	SolarWinds, Inc.

•	Symantec Corporation

•	TIBCO Software Inc.

•	VMware, Inc.

The comparable companies were chosen based on Morgan Stanley’s knowledge of the software industry and because they have businesses that may be considered similar to the Company. Although none of the comparable companies are identical or directly comparable to the Company, the comparable companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to the Company.

Morgan Stanley calculated and reviewed, among other things, the following statistics for comparative purposes:

•

the ratio of stock price to key valuation metric (“P/KVM”), which is defined as, (1) with respect to all of the comparable companies other than CA and Citrix, closing stock price per share on April 30, 2013 divided by non-GAAP earnings per share (burdened by stock based compensation expense), or EPS, and (ii) with respect to CA and Citrix, closing stock price per share on April 30, 2013 divided by estimated free cash flow per share (defined as estimated cash flow from operations (burdened by stock based compensation expense) less capital expenditures per share), or FCPS, in each case, for calendar year 2013 (“CY2013”) and calendar year 2014 (“CY2014”); and

•

the ratio of aggregate value to EBITDA (“AV/EBITDA”), which is defined as (1) fully diluted market capitalization (based on the closing stock price of the comparable companies on April 30, 2013) plus total debt and minority interest less cash and cash equivalents divided by (2) estimated non-GAAP earnings before interest, taxes, depreciation and amortization but less capitalized software development cost and burdened by stock based compensation expense, for CY2013 and CY2014.

For purposes of its analysis, Morgan Stanley calculated the P/KVM and AV/EBITDA multiples for each of the comparable companies. The analysis resulted in the following multiple reference ranges:

Ratio	Comparable Company Multiple Reference Range
CY2013 P/KVM	11.0x - 35.3x
CY2014 P/KVM	10.1x - 30.1x
CY2013 AV/EBITDA	6.2x - 21.5x
CY2014 AV/EBITDA	5.6x - 17.7x

Due to the operating and financial variability across the group of comparable companies, Morgan Stanley performed a regression analysis to evaluate the relationship between each of the P/KVM and AV/EBITDA multiples for the comparable companies (excluding Compuware due to the impact that media reports of a possible strategic transaction may have had on its stock price) and the forecasted revenue growth of such companies, in each case as reflected by consensus equity research analyst estimates (the “Regression Analysis”). Morgan Stanley noted that the Regression Analysis indicated, in the case of each the P/KVM and AV/EBITDA multiples, a statistically significant relationship between the respective valuation multiple and the forecasted growth rate.

Based on an application of the Regression Analysis to the Company’s forecasted revenue growth rates in each of the Company extrapolated public forecasts and Projections, as applicable, and Morgan Stanley’s professional judgment and experience, Morgan Stanley selected representative multiple ranges and applied these ranges of multiples to the relevant Company financial statistic for CY2013 and CY2014. Based on this analysis, Morgan Stanley derived the following average range of implied equity values per share for the Company:

Company Extrapolated Public Forecasts	Comparative Company Representative Multiple Range	Implied Equity Value Range per Share
AV/EBITDA
CY2013	7.0x - 9.0x	$29 - $38
CY2014	6.0x - 8.0x	$27 - $36
P/KVM
CY2013	12.5x - 14.5x	$38 - $44
CY2014	11.0x - 13.0x	$36 - $43
Average Implied Equity Value Range Per Share		$32 - $40

Projections	Comparative Company Representative Multiple Range	Implied Equity Value Range per Share
AV/EBITDA
CY2013	7.5x - 9.5x	$31 - $39
CY2014	7.0x - 9.0x	$33 - $42

P/KVM
CY2013	13.0x - 15.0x	$38 - $44
CY2014	11.5x - 13.5x	$38 - $45
Average Implied Equity Value Range Per Share		$35 - $43

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

In addition, because of the similarities between the Company and CA, Morgan Stanley also applied the CA multiples to the Company’s estimated EBITDA and EPS for CY2013 and CY2014 for each of the Projections and the Company extrapolated public forecasts. Based on this analysis, Morgan Stanley derived the following average range of implied equity values per share for the Company:

Company Extrapolated Public Forecasts	CA Multiple	Implied Equity Value per Share
AV/EBITDA
CY2013	7.0x	$29
CY2014	6.7x	$30
P/KVM
CY2013	11.3x	$34
CY2014	10.1x	$33
Average Implied Equity Value Range Per Share		$29 - $34

Projections	CA Multiple	Implied Equity Value per Share
AV/EBITDA
CY2013	7.0x	$29
CY2014	6.7x	$31

P/KVM
CY2013	11.3x	$33
CY2014	10.1x	$34
Average Implied Equity Value Range Per Share		$29 - $34

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Upon request of the board, Morgan Stanley also performed, for reference and informational purposes only, a comparable company analysis, substantially similar to the analysis described above, in which EBITDA and EPS were not burdened by stock based compensation.

Based on an application of the Regression Analysis (calculated based upon the KVM and EBITDA unburdened by stock based compensation) to the Company’s forecast revenue growth rates in each of the Company extrapolated public forecasts and Projections, as applicable, and Morgan Stanley’s professional judgment and experience, Morgan Stanley selected representative multiple ranges and applied these ranges of multiples to the relevant Company financial statistic in which EBITDA and EPS were not burdened by stock based compensation for CY2013 and CY2014. Based on this analysis, Morgan Stanley derived the following average range of implied equity values per share for the Company:

Unburdened Company Extrapolated Public Forecasts	Comparative Company Representative Multiple Range	Implied Equity Value Range per Share
AV/EBITDA
CY2013	6.0x - 8.0x	$31 - $41
CY2014	6.0x - 7.5x	$33 - $41
P/KVM
CY2013	12.5x - 14.5x	$42 - $49
CY2014	11.0x - 13.0x	$41 - $49
Average Implied Equity Value Range Per Share		$37 - $45

Unburdened Projections	Comparative Company Representative Multiple Range	Implied Equity Value Range per Share
AV/EBITDA
CY2013	7.5x - 9.5x	$36 - $46
CY2014	7.0x - 9.0x	$34 - $46

P/KVM
CY2013	13.0x - 15.0x	$43 - $50
CY2014	11.5x - 13.5x	$42 - $50
Average Implied Equity Value Range Per Share		$39 - $48

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

In addition, because of the similarities between the Company and CA, Morgan Stanley also applied the CA multiples to the Company’s estimated EBITDA and EPS not burdened by stock based compensation for CY2013 and CY2014 for each of the Projections and the Company extrapolated public forecasts. Based on this analysis, Morgan Stanley derived the following average range of implied equity values per share for the Company:

Unburdened Company Extrapolated Public Forecasts	CA Multiple	Implied Equity Value per Share
AV/EBITDA
CY2013	6.7x	$34
CY2014	6.4x	$35

P/KVM
CY2013	10.4x	$39
CY2014	9.4x	$39
Average Implied Equity Value Range Per Share		$34 - $39

Unburdened Projections	CA Multiple	Implied Equity Value per Share
AV/EBITDA
CY2013	6.7x	$34
CY2014	6.4x	$36
P/KVM
CY2013	10.4x	$39
CY2014	9.4x	$39
Average Implied Equity Value Range Per Share		$34 - $39

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

No company utilized in this analysis is identical to the Company. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies selected for comparison. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Present Value of Future Stock Price Analysis

Morgan Stanley calculated illustrative future stock prices for common stock in 2015 and in 2016 by applying (1) for the Company extrapolated public forecasts, (x) a P/KVM multiple reference range of 12.0x to 14.0x to estimated EPS of the Company for fiscal year 2016 (“FY2016”) and fiscal year 2017 (“FY2017”), and (y) a AV/EBITDA multiple reference range of 7.0x to 9.0x to estimated EBITDA of the Company for FY2016 and FY2017 (and adjusted the resulting enterprise value by forecast net debt of the Company as of March 31, 2015 and March 31, 2016, respectively), and (2) for the Projections, (x) a P/KVM multiple reference range of 12.5x to 14.5x to estimated EPS of the Company for FY2016 and FY2017, and (y) AV/EBITDA multiple reference range of 7.5x to 9.5x to estimated EBITDA of the Company for FY2016 and FY2017 (and adjusted the resulting enterprise value by forecast net debt of the Company as of March 31, 2015 and March 31, 2016, respectively). These multiple reference ranges were derived based on an application of the Regression Analysis to the Company’s forecast revenue growth rates in each of the Company extrapolated public forecasts and Projections, as applicable, and Morgan Stanley’s professional judgment and experience. Morgan Stanley then applied such reference ranges to the Company’s estimated EBITDA and EPS for FY2016 and estimated EBITDA and EPS for FY2017, respectively, for each of the Company extrapolated public forecasts and the Projections.

The illustrative future market equity values for the Company in 2015 and 2016, were then discounted back to June 30, 2013, using a discount rate of 10.5% (which discount rate was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the Company’s assumed cost of equity calculated utilizing a capital asset pricing model) and divided by the estimated projected fully diluted share count of the Company. Based on this analysis, Morgan Stanley derived the following estimated range of implied equity values per share for the Company:

Company Extrapolated Public Forecasts	Implied Equity Value Range per Share
FY2016
P/KVM	$35 - $41
AV/EBITDA	$33 - $41
Average Implied Equity Value Range Per Share	$34 - $41

FY2017
P/KVM	$34 - $40
AV/EBITDA	$34 - $42
Average Implied Equity Value Range Per Share	$34 - $41

Projections	Implied Equity Value Range per Share
FY2016
P/KVM	$39 - $46
AV/EBITDA	$37 - $46
Average Implied Equity Value Range Per Share	$38 - $46

FY2017
P/KVM	$38 - $45
AV/EBITDA	$37 - $46
Average Implied Equity Value Range Per Share	$38 - $45

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Upon request of the board, Morgan Stanley also calculated, for reference and informational purposes only, illustrative future stock prices, by applying a substantially similar analysis as described above, in which EBITDA and EPS were not burdened by stock based compensation. Morgan Stanley calculated illustrative future stock prices for common stock in 2015 and 2016 by applying (1) for the Company extrapolated public forecasts, (x) a P/KVM multiple reference range of 10.5x to 12.5x to estimated EPS of the Company not burdened by stock based compensation for fiscal year 2016 (“FY2016”) and fiscal year 2017 (“FY2017”), and (y) a AV/EBITDA multiple reference range of 6.0x to 8.0x to estimated EBITDA of the Company not burdened by stock based compensation for FY2016 and FY2017 (and adjusted the resulting enterprise value by forecast net debt of the Company as of March 31, 2015 and March 31, 2016, respectively), and (2) for the Projections, (x) a P/KVM multiple reference range of 11.0x to 13.0x to estimated EPS of the Company not burdened by stock based compensation for FY2016 and FY2017, and (y) a AV/EBITDA multiple reference range of 6.5x to 8.5x to estimated EBITDA of the Company not burdened by stock based compensation for FY2016 and FY2017 (and adjusted the resulting enterprise value by forecast net debt of the Company as of March 31, 2015 and March 31, 2016, respectively). These multiple reference ranges were derived based on an application of the Regression Analysis (calculated based upon the KVM and EBITDA unburdened by stock based compensation) to the Company’s forecast revenue growth rates in each of the Company extrapolated public forecasts and Projections, as applicable, and Morgan Stanley’s professional judgment and experience.

Based on its analysis, Morgan Stanley derived the following estimated range of implied equity values per share for the Company:

Unburdened Company Extrapolated Public Forecasts	Implied Equity Value Range per Share
FY2016
P/KVM	$38 - $45
AV/EBITDA	$34 - $44
Average Implied Equity Value Range Per Share	$36 - $45

FY2017
P/KVM	$36 - $43
AV/EBITDA	$35 - $45
Average Implied Equity Value Range Per Share	$36 - $44

Unburdened Projections	Implied Equity Value Range per Share
FY2016
P/KVM	$42 - $49
AV/EBITDA	$38 - $49
Average Implied Equity Value Range Per Share	$40 - $49

FY2017
P/KVM	$40 - $48
AV/EBITDA	$38 - $49
Average Implied Equity Value Range Per Share	$39 - $48

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share of common stock based on estimates of future cash flows for FY2014 (for the period starting July 1, 2013) through FY2017 (or March 31, 2017). Morgan Stanley first calculated the estimated unlevered free cash flows of the Company for the period of FY2014 to FY2017, assuming a normalized tax rate of 25.0%. Morgan Stanley then calculated a terminal value for the Company by applying a range of EBITDA multiples of 7.0x to 9.0x to the next twelve month EBITDA of the Company burdened by stock based compensation for each of the Projections and the Company extrapolated public forecasts. This multiple reference range was derived based on an application of the Regression Analysis to the Company’s forecast revenue growth rates in each of the Company extrapolated public forecasts and Projections, as applicable, and Morgan Stanley’s professional judgment and experience. These values were then discounted to present value as of June 30, 2013 using a discount rate of 9%, which was selected by Morgan Stanley based on the application of its professional judgment, to calculate an aggregate value for the Company. In order to arrive at an implied per share equity value reference range for common stock, Morgan Stanley adjusted the total implied aggregate value ranges by the Company’s estimated total debt and excess cash and cash equivalents as of June 30, 2013 based on guidance provided by Company management and divided the resulting implied total equity value ranges by the Company’s fully diluted shares outstanding determined utilizing the treasury stock method. Based on this analysis, Morgan Stanley derived the following range of implied equity values per share for the Company:

Implied Equity Value Range per Share
Company Extrapolated Public Forecasts	$41 - $49
Projections	$42 - $51

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Upon request of the board, Morgan Stanley also performed, for reference and informational purposes only, a discounted cash flow analysis, substantially similar to the analysis described above except that the terminal value for the Company was calculated by applying a range of AV/EBITDA multiples of 6.0x to 8.0x to the next twelve month EBITDA of the Company not burdened by stock based compensation for each of the Projections and the Company extrapolated public forecasts. Based on this analysis, Morgan Stanley derived the following range of implied equity values per share for the Company:

Implied Equity Value Range per Share
Unburdened Company Extrapolated Public Forecasts	$41 - $51
Unburdened Projections	$42 - $53

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Sale of Company Analysis

Morgan Stanley performed a hypothetical sale of company analysis to determine the internal rate of return, or IRR, that a financial sponsor might achieve in a leveraged buyout of the Company based upon the Company extrapolated public forecasts and the Projections. Morgan Stanley assumed a transaction date of June 30, 2013, the use of approximately $250MM of excess US cash and approximately $700 million of repatriated offshore cash in the financing of the transaction, a target internal rate of return ranging from 17.5% to 25% and a 4-year investment period ending on March 31, 2017. Morgan Stanley also assumed a ratio of total debt to last twelve months EBITDA (unburdened by stock based compensation and assuming, at the direction of and as approved by the Company’s management, that leverageable EBITDA included $60MM of credit for announced restructuring and $20MM of annual cost savings during the projection period) as at June 30, 2013 of 7.0x and a 1-year forward AV/EBITDA multiple reference range of 7.0x to 9.0x EBITDA burdened by stock based compensation on the exit date. This multiple reference range was derived based on an application of the Regression Analysis to the Company’s forecast revenue growth rates in each of the Company extrapolated public forecasts and Projections, as applicable, and Morgan Stanley’s professional judgment and experience. Based on this analysis, Morgan Stanley derived the following range of implied equity values per share for the Company:

Implied Equity Value Range per Share
Company Extrapolated Public Forecasts	$42 - $49
Projections	$42 - $51

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Upon request of the board, Morgan Stanley also performed, for reference and informational purposes only, a hypothetical sale of company analysis, substantially similar to the analysis described above except that Morgan Stanley assumed a 1-year forward AV/EBITDA multiple reference range of 6.0x to 8.0x EBITDA not burdened by stock based compensation on the exit date. Based on this analysis, Morgan Stanley derived the following range of implied equity values per share for the Company:

Implied Equity Value Range per Share
Company Extrapolated Public Forecasts	$42 - $50
Projections	$42 - $52

Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Precedent Technology Premiums Analysis

Morgan Stanley reviewed the premiums paid for selected precedent software transactions announced from February 12, 2010 through November 1, 2012 with aggregate transaction values greater than $1 billion, of which there were 22. Thirteen of the transactions involved strategic buyers (“strategic transactions”) and nine of the transactions involved financial sponsor buyers (“sponsor transactions”).

Using information from S&P Capital IQ, premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target companies thirty days prior to the announcement date of such transactions. The results of this analysis are provided in the table below:

30-Day Premium
9 Sponsor Transactions
25th Percentile	23%
75th Percentile	38%

13 Strategic Transactions
25th Percentile	31%
75th Percentile	52%

Based on its professional judgment and experience, Morgan Stanley then applied a range of premiums derived from the selected transactions of 23% to 52% to the Company’s estimated unaffected stock price. Morgan Stanley performed an analysis of the unaffected trading value of Company’s common stock by (1) analyzing the results of the comparable company analysis detailed above, (2) analyzing changes in the Company’s share price as compared to changes in CA’s share price and changes in the share prices of the selected comparable companies listed above, averaged as a group, from the start of the accumulation of common stock by Elliott, referred to herein as the Elliott accumulation, and the date on which the Company disclosed that Elliott had acquired an ownership stake in the Company and intended to initiate a proxy contest with respect to the Company’s 2012 annual meeting, referred to herein as the Elliott disclosure, (3) analyzing the change in the Company’s per share equity value as a multiple of its non-GAAP EPS and the Company’s AV/EBITDA multiple, each burdened by stock-based compensation, as compared to the comparable multiples of CA and those of the comparable companies listed above, averaged as a group, from the start of the Elliott accumulation and the date of the Elliott disclosure, and (4) applying the Company’s AV/EBITDA multiple, burdened by stock-based compensation, at the start of the Elliott accumulation and the date of the Elliott disclosure to the Company extrapolated public forecasts and the Projections. Morgan Stanley then applied its judgment in the weighting of the results of the foregoing. This analysis indicated an approximate unaffected per share equity value for the Company of $37. Based on this analysis, Morgan Stanley derived a reference range of implied equity values per share for the Company of $45 per share to $56 per share. Morgan Stanley noted that the merger consideration to be received by the holders of common stock pursuant to the merger agreement is $46.25 per share.

Miscellaneous

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley’s analyses. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above in connection with its opinion to the board as to the fairness from a financial point of view of the $46.25 per share merger consideration to be received by the holders pursuant to the merger agreement. These analyses do not purport to be appraisals or to reflect prices at which common stock might actually trade. The $46.25 per share merger consideration was determined through negotiations between the Company and Parent and was approved by the board. Morgan Stanley acted as financial advisor to the board during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the board or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the board was one of many factors taken into consideration by the board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board with respect to the merger consideration or of whether the board would have been willing to agree to different consideration.

Morgan Stanley acted as financial advisor to the board in connection with the merger and will receive a fee currently estimated to be approximately $31 million for its services, $6 million of which Morgan Stanley was entitled to receive upon execution of the merger agreement and the balance of which is contingent upon the closing of the merger. A portion of Morgan Stanley’s fees will be credited against fees previously received in connection with Morgan Stanley’s proxy advisory representation. In addition to such fee, the Company has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including reasonable fees of outside counsel and other professional advisors. The Company also has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. From January 1, 2011 through May 3, 2013, Morgan Stanley and its affiliates received aggregate revenues from the Company and/or its subsidiaries for financial advisory and financing services of approximately $21 million. In the period between January 1, 2011 and the date of the opinion, Morgan Stanley provided financial advisory and financing services to Bain, Golden Gate, and Insight, the controlling shareholders of Parent, and their affiliates in which they have a controlling stake of 50% or more, for which Morgan Stanley received customary fees in an aggregate amount of approximately $125 million. Morgan Stanley also may seek to provide such services to Bain, Golden Gate, Insight and GICSI in the future and expects to receive fees for the rendering of such services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Bain, Golden Gate, Insight or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Bain, Golden Gate, Insight, GICSI or any of their respective affiliates.

Projected Financial Information

Projections

The Company’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts for fiscal years 2014, 2015 and 2016 prepared by management were made available to Parent and Merger Sub as well as to the board and our financial advisors in connection with their respective considerations of the merger. In addition, financial forecasts for fiscal years 2017 and 2018 were extrapolated by the Company’s financial advisors from prior years’ forecasts at the direction of, and were approved by, the management of the Company and were made available to the board and our financial advisors in connection with their respective considerations of the merger. We have included a summary of these projections below (the “Projections”) to give our stockholders access to certain nonpublic information provided to Parent, Merger Sub and our financial advisors for purposes of considering and evaluating the merger. The inclusion of the Projections should not be regarded as an indication that Parent, Merger Sub or the board, BofA Merrill Lynch, Morgan Stanley, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist Parent, Merger Sub and the financial advisors to the board with their respective due diligence investigations of the Company and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included herein have been prepared by or at the direction of, and are the responsibility of, the Company. Ernst & Young LLP, the Company’s independent registered public accounting firm, has not examined or compiled any of the Projections, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in the Annual Report on Form 10-K for the Fiscal Year Ended March 31, 2013, incorporated by reference in this proxy statement, relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” which factors may cause the Projections or the underlying assumptions to be inaccurate. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared.

Since the date of the Projections, the Company has made publicly available its actual results of operations for the fiscal year ended March 31, 2013. You should review the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 to obtain this information. See “Where You Can Find Additional Information.” Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such.

Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The following is a summary of the Projections:

Summary of the Projections

(dollars in million)
	Fiscal Year Ending
	31-Mar-14	31-Mar-15	31-Mar-16	31-Mar-17	31-Mar-18
Revenue	$2,278	$2,403	$2,549	$2,677	$2,804
Operating Income (Non-GAAP) (1)	802	869	950	1,011	1,059
Net Income (Non-GAAP) (1)	562	613	673	720	758
Share-based Compensation Expense	162	162	156	157	158
Depreciation & Amortization (2)	150	136	133	141	146
Cash Flow from Operations	825	885	940	990	1,033
Capital Expenditures	26	28	30	29	31
Capitalized Software Development Costs	116	114	116	128	135

(1)	Non-GAAP operating income and Non-GAAP net income exclude share-based compensation expense, amortization of intangible assets and severance, exit costs and other restructuring charges.
(2)	Excludes amortization of intangible assets and amortization of amounts previously capitalized related to share-based compensation costs.

Set forth below is a reconciliation of Non-GAAP operating income and Non-GAAP net income to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company (totals may not add due to rounding):

Operating Income—GAAP to Non-GAAP Reconciliation

(dollars in million)
	Fiscal Year Ending
	31-Mar-14	31-Mar-15	31-Mar-16	31-Mar-17	31-Mar-18
Operating Income (Non-GAAP)	$802	$869	$950	$1,011	$1,059
Share-based compensation expense	(162)	(162)	(156)	(157)	(158)
Amortization of intangible assets	(85)	(80)	(77)	(68)	(57)
Severance, exit costs and other restructuring charges	(16)	(5)	(5)	0	0
Operating Income (GAAP)	539	623	712	786	844

Net Income—GAAP to Non-GAAP Reconciliation

(dollars in million)
	Fiscal Year Ending
	31-Mar-14	31-Mar-15	31-Mar-16	31-Mar-17	31-Mar-18
Net Income (Non-GAAP)	$562	$613	$673	$720	$758
Share-based compensation expense	(162)	(162)	(156)	(157)	(158)
Amortization of intangible assets	(85)	(80)	(77)	(68)	(57)
Severance, exit costs and other restructuring charges	(16)	(5)	(5)	0	0
Tax effect of above pre-tax items	76	72	69	65	62
Net Income (GAAP)	376	438	504	560	605

Extrapolated Public Forecasts

In addition to the Projections, certain publicly available financial forecasts relating to the Company and covering a period through March 31, 2015 were reviewed by the management of the Company and were extrapolated by or at the direction of and approved by the management of the Company to cover a period through March 31, 2018. These extrapolations were developed by taking into account commentary by analysts about the future performance of the Company. These extrapolated public forecasts, referred to herein as the Company extrapolated public forecasts, were made available to the board and to BofA Merrill Lynch and Morgan Stanley as financial advisors to the Company for purposes of issuing their opinions described above in “—Opinion of BofA Merrill Lynch” and “—Opinion of Morgan Stanley.” We have included a summary of the Company extrapolated public forecasts.

The inclusion of the extrapolated public forecasts should not be regarded as an indication that Parent, Merger Sub or the board, BofA Merrill Lynch, Morgan Stanley, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results. The extrapolated public forecasts reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the extrapolated public forecasts will be realized or that actual results will not be significantly higher or lower than projected.

Public forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” which factors may cause the extrapolated public forecasts or the underlying assumptions to be inaccurate. Since the extrapolated public forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The extrapolated public forecasts do not take into account any circumstances or events occurring after the date they were prepared.

Since the date of the extrapolated public forecasts, the Company has made publicly available its actual results of operations for the fiscal year ended March 31, 2013. You should review the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 to obtain this information. See “Where You Can Find Additional Information.” Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the extrapolated public forecasts set forth below. No one has made or makes any representation to any stockholder regarding the information included in the extrapolated public forecasts.

For the foregoing reasons, as well as the basis and assumptions on which the extrapolated public forecasts were compiled, the inclusion of specific portions of the extrapolated public forecasts in this proxy statement should not be regarded as an indication that such extrapolated public forecasts will be an accurate prediction of future events, and they should not be relied on as such.

Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the extrapolated public forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Company Extrapolated Public Forecasts
(dollars in millions)
	Fiscal Year Ending
	Projections		Extrapolations
	31-Mar-14	31-Mar-15	31-Mar-16	31-Mar-17	31-Mar-18
Revenue	$2,321	$2,427	$2,536	$2,644	$2,750
Operating Income (Non-GAAP) (1)	795	850	893	944	982
Net Income (Non-GAAP) (1)	561	598	630	671	701
Share-based Compensation Expense	150	158	160	159	155
Depreciation & Amortization (2)	145	148	132	139	141
Cash Flow from Operations	791	888	901	938	970
Capital Expenditures	31	28	30	29	30
Capitalized Software Development Costs	136	138	139	140	137

(1)	Non-GAAP operating income and Non-GAAP net income exclude share-based compensation expense, amortization of intangible assets and severance, exit costs and other restructuring charges.
(2)	Excludes amortization of intangible assets and amortization of amounts previously capitalized related to share-based compensation costs.

Set forth below is a reconciliation of Non-GAAP operating income and Non-GAAP net income to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company (totals may not add due to rounding):

Operating Income—GAAP to Non-GAAP Reconciliation

(dollars in millions)
	Fiscal Year Ending
	Projections		Extrapolations
	31-Mar-14	31-Mar-15	31-Mar-16	31-Mar-17	31-Mar-18
Operating Income (Non-GAAP)	795	850	893	944	982
Share-based compensation expense	(150)	(158)	(160)	(159)	(155)
Amortization of intangible assets	(86)	(81)	(77)	(67)	(56)
Operating Income (GAAP)	559	611	656	718	771

Net Income—GAAP to Non-GAAP Reconciliation

(dollars in millions)
	Fiscal Year Ending
	Projections		Extrapolations
	31-Mar-14	31-Mar-15	31-Mar-16	31-Mar-17	31-Mar-18
Net Income (Non-GAAP)	561	598	630	671	701
Share-based compensation expense	(150)	(158)	(160)	(159)	(155)
Amortization of intangible assets	(86)	(81)	(77)	(67)	(56)
Tax effect of above pre-tax items	68	69	69	65	61
Net Income (GAAP)	393	428	462	511	551

Financing

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $8.7 billion. Parent expects this amount to be funded through a combination of the following:

•	debt financing in an aggregate principal amount of up to approximately $6.23 billion. See “—Debt Financing”;

•	cash equity investments by the Investors/Guarantors in an aggregate amount up to $1.25 billion. See “—Equity Financing”; and

•	at least approximately $1.4 billion of available cash on hand at the Company and its subsidiaries in a U.S. bank account.

Equity Financing

On May 6, 2013, each of the Investors/Guarantors entered into an equity commitment letter (collectively referred to as the “equity commitment letters” and, together with the debt commitment letters described below, the “commitment letters”) with Parent pursuant to which the equity investors committed to contribute (or cause to be contributed) to Parent up to $1.25 billion in cash in the aggregate. The equity commitment of the Investors/Guarantors is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;

•	the substantially concurrent funding by all Investors/Guarantors of their commitments under the equity commitment letters;

•	the substantially concurrent funding of the debt financing if the equity financing is funded; and

•

the (i) contemporaneous consummation of the merger in accordance with the terms of the merger agreement or (ii) the Company having irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing is funded, the closing of the merger will occur.

The obligation of each Investor/Guarantor to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (subject to specified exceptions and qualifications): (a) the valid termination of the merger agreement in accordance with its terms, (b) at the closing of the merger, if the equity commitment has been funded, (c) the Company or any of its controlled affiliates asserting certain specified claims prohibited by the equity commitment letter or a claim under the limited guarantee and (d) one year after the end date.

The Company is an express third-party beneficiary of the equity commitment letters and has the right to seek specific performance of the Investors/Guarantors’ obligations under the equity commitment letters under circumstances in which the Company has, pursuant to and subject to the conditions of the merger agreement, obtained an order of specific performance requiring Parent to cause the equity commitments to be funded (subject to the satisfaction of the conditions to funding under the equity commitment letters, which are described above).

Debt Financing

In connection with the entry into the merger agreement, Barclays Bank PLC, Credit Suisse AG Cayman Islands Branch and Royal Bank of Canada, and in some cases, certain of their affiliates (collectively, the “lenders”), provided commitments to Parent and Merger Sub under two alternative debt commitment letters dated May 6, 2013 (each, a “debt commitment letter”), each of which provides for commitment for the full amount of the debt financing subject to its terms and express conditions. Parent will select one of the debt commitment letters on or prior to June 5, 2013 and the other will automatically terminate pursuant to its terms. Under each debt commitment letter, the lenders have committed to provide up to an aggregate principal amount of $6.23 billion in debt financing (the “debt financing”), consisting of a $4.2 billion senior secured term loan facility, a $350 million senior secured revolving credit facility, and a $1.68 billion senior unsecured bridge facility.

The lenders’ obligation to provide the debt financing under each debt commitment letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the debt commitment letter):

•	the substantially simultaneous closing of the merger in accordance in all material respects with the merger agreement;

•	the substantially simultaneous funding of the equity financing;

•	the receipt of certain specified financial statements of the Company and the borrower;

•	the execution and delivery of definitive documentation with respect to the debt financing;

•	the absence of a material adverse effect (as defined in the merger agreement and subject to certain exceptions) on the Company since March 31, 2012;

•	the accuracy of certain specified representations and warranties in the merger agreement and in the definitive documents with respect to the debt financing; and

•	the delivery by the Company of documentation and other information reasonably requested by the lenders.

The commitment of the lenders under the debt commitment letter not terminated on or prior to June 5, 2013 expires upon the earliest to occur of (i) the end date under the merger agreement (if the initial borrowing has not occurred prior to that date), (ii) the consummation of the merger without the use of the debt financing, and (iii) the valid termination of the merger agreement.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of the Investors/Guarantors has executed and delivered a limited guarantee in favor of the Company (collectively, the “limited guarantees”), pursuant to which each Investor/Guarantor has agreed to, subject to the terms and conditions of the limited guarantee, guarantee, on a several basis, the payment of its applicable percentage of Parent’s obligation to pay the Parent termination fee and certain expense reimbursements (each as described in more detail under “The Merger Agreement—Termination Fees” and “The Merger Agreement—Reimbursement of Expenses”), which are referred to as the “guaranteed obligations,” subject to a cap equal to its applicable percentage of the sum of the Parent termination fee plus $10 million (less its applicable percentage of the guaranteed obligations actually satisfied by Parent or Merger Sub), if and when due pursuant to the merger agreement.

Each of the limited guarantees will terminate upon the earliest to occur of:

•	the effective time of the merger;

•	the payment in full of the guaranteed obligations; and

•

the valid termination of the merger agreement (other than a termination by the Company due to Parent’s material breach of the merger agreement or Parent’s failure to consummate the closing when required).

In the event that the Company or any of its controlled affiliates or subsidiaries expressly asserts in any litigation or other legal proceeding relating to a limited guarantee (i) that certain provisions of the limited guarantee are illegal, invalid or unenforceable or (ii) any theory of liability against the Investor/Guarantor party thereto or certain of its related parties (other than certain specified permitted claims), then (a) the obligations of such Investor/Guarantor under such limited guarantee will terminate, (b) if such Investor/Guarantor has previously made any payments under such limited guarantee, it will be entitled to recover such payments from the Company and (c) neither such Investor/Guarantor nor certain of its related parties will have any liability to the Company or certain of its related parties with respect to such limited guarantee.

Voting Agreement

On May 4, 2013, the Company entered into the voting agreement. Under the voting agreement, Elliott has agreed, among other things, that during the period (the “voting period”) ending on the earliest to occur of (i) the time the Company’s stockholders have adopted the merger agreement, (ii) the termination of the merger agreement in accordance with its terms or (iii) such time as the board withdraws (or qualifies or modifies in a manner adverse to Parent) its recommendation of the Merger solely in respect of an intervening event (as defined below under “The Merger Agreement—Other Covenants and Agreements—Alternative Proposals; No Solicitation), Elliott will vote its shares in favor of the proposal to adopt the merger agreement, and against, among other things, any alternative proposal or other action in opposition to or competition with the merger agreement and any other proposal that would reasonably be expected to prevent, nullify, materially impede, interfere with, frustrate, delay, postpone, discourage or adversely affect the timely consummation of the merger or the other transactions contemplated by the merger agreement. Elliott has also agreed that during the voting period it will not make any public statements that are inconsistent with its support of the merger agreement and the transactions contemplated thereby and to cease, and not initiate or engage in, any solicitations with persons that may be ongoing with respect to any alternative acquisition proposal.

The voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (2) the effective time of the merger, (3) the making of any change to the merger agreement that decreases the amount, changes the form, or imposes any material restrictions on the payment of the merger consideration, or otherwise adversely affects the Company’s stockholders, or extends the end date, or (4) the six-month anniversary of the date of the merger agreement (unless the end date is extended pursuant to the terms of the merger agreement).

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board that you vote to adopt the merger agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement be adopted. See the section entitled “The Merger (Proposal 1)—Background of the Merger” and the section entitled “The Merger (Proposal 1)—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

The Company’s executive officers are as follows:

Name	Position
Robert E. Beauchamp	Chairman of the Board, President and Chief Executive Officer
Paul Avenant	Senior Vice President of Solutions
Kia Behnia	Senior Vice President and Chief Technology Officer
Brian Bergdoll	Senior Vice President of Sales
Ken Berryman	Senior Vice President, Strategy and Corporate Development
T. Cory Bleuer	Vice President, Controller and Chief Accounting Officer
Hollie Castro	Senior Vice President, Administration
Steve Goddard	Senior Vice President, Business Operations
William D. Miller	Chief Operating Officer
Carv Moore	Senior Vice President of Sales
Stephen B. Solcher	Senior Vice President, Chief Financial Officer
Patrick K. Tagtow	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Pursuant to the merger agreement, equity-based awards held by the Company’s directors and executive officers as of the effective time of the merger will be treated at the effective time of the merger as follows:

Company Stock Options. Each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $46.25 over the exercise price per share of common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards. Company RSU awards that are outstanding immediately prior to the effective time of the merger, will be treated as follows:

•	Each Company RSU award held by an employee at the level of Senior Vice President or above (including all of the executive officers other than Mr. Bleuer) or by a member of the board will vest fully as of the effective time of the merger with respect to the full number of shares of common stock subject to the Company RSU award and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares subject to the award (net of applicable withholding), determined in the case of performance-based market stock units awards by applying a 100% (target) vesting percentage (the terms of the market stock unit award agreements would have determined the number of shares based on pre-change in control performance, which was anticipated to be below target).

•

For each Company RSU award held by an employee below the level of Senior Vice President, any portion of the award that is scheduled to vest on or prior to the first anniversary of the effective time of the merger will vest as of the effective time of the merger and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares of common stock subject to such portion of the award (net of applicable withholding). Any portion of the award that is scheduled to vest after the first anniversary of the effective time of the merger will be converted into a converted award representing a right to receive an amount in cash equal to $46.25 multiplied by the number of shares subject to that portion of the award. Each converted award will continue to vest and be settled in cash in accordance with the terms of the original award, except that (1) instead of the original vesting date, each portion of a converted award will instead vest on the date that is one year prior to the vesting date specified in the applicable award agreement, and (2) the vesting of the converted award will accelerate fully if an award holder’s employment is terminated without cause or in other circumstances entitling the award holder to severance benefits.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

The estimated aggregate amount that would be payable to the Company’s executive officers in settlement of their unvested equity-based awards if the merger were completed on August 1, 2013 is $65,706,358. This value is based on the merger consideration of $46.25 in cash, without interest, for each share of common stock, net of the applicable exercise price (for stock options), multiplied by the total number of shares subject to each applicable award.

As described under “The Merger Agreement—Other Covenants and Agreements—Non-Employee Director Compensation” below, in lieu of the annual grant to non-employee directors of Company RSUs with a value of $288,000 per director, each non-employee director will receive a cash amount equal to $288,000, pro-rated based on the number of days of the non-employee director’s service on the Company’s board of directors from July 25, 2013 through the date that the merger is completed.

Short-Term Incentive Program

Pursuant to the terms of the Company’s Amended and Restated Short-Term Incentive Program, each participant who is employed by the Company immediately prior to the effective time of the merger will become vested in a bonus payment under the program (to the extent that performance goals are achieved) as of the effective time of the change in control. Bonus payments will be made as soon as administratively feasible after (i) the last day of such performance period, for any participant who remains employed through the end of the performance period, (ii) at the effective time of the merger for any participant whose employment terminates due to death or disability prior to the effective time of the merger, and (iii) after termination, for any participant whose employment terminates for any reason after the effective time of the merger. As described under “The Merger Agreement—Other Covenants and Agreements—Employee Matters” below, the merger agreement provides that, prior to completion of the merger, the Company’s compensation committee may determine and certify the achievement of performance goals under the Company’s program, including for the portion of the performance period in which the effective time of the merger occurs (with respect to pre-closing performance only). After consummation of the merger, the Parent agrees to honor any such determinations and certifications by the

Company’s compensation committee. Each of the executive officers other than Mr. Bleuer participates in the Amended and Restated Short-Term Incentive Program.

Legal Fee Reimbursements

In connection with the merger, certain executives of the Company are eligible for payment or reimbursement of legal fees and expenses incurred in connection with compensation negotiations relating to the merger in aggregate amounts not to exceed $150,000 for Mr. Beauchamp and $500,000 for ten other executives including all of the executive officers other than Mr. Bleuer.

Employment Agreements

Certain executives, including all of the Company’s executive officers, are party to employment or change of control agreements that provide for severance benefits in the event of a termination of employment by the Company without cause, or by the executive officer for good reason, within one year following a change in control (a “qualifying termination”), subject to the execution of a general release of claims in favor of the Company and its affiliates within 45 days of the termination of employment. The contemplated merger would constitute a change in control under the executive agreements.

The employment agreements provide that in the event of a qualifying termination, the executive officer would be entitled to (i) a cash severance payment equal to one times base salary plus target bonus (two times base salary plus target bonus for Messrs. Beauchamp and Solcher), (ii) a pro-rated bonus (determined based on actual performance for the year of termination), (iii) full vesting of outstanding equity awards to the extent provided under the terms of the applicable equity award agreements, (iv) a lump sum payment equal to the cost of COBRA coverage and life insurance premiums for 18 months and (v) a lump sum payment equal to the aggregate of 18 months of life insurance premiums. In consideration of the payments and benefits under their employment agreements, each executive officer is restricted from engaging in competitive activities and prohibited from soliciting the Company’s clients and employees for 18 months (24 months in the case of Messrs. Beauchamp and Solcher) after termination of employment, and all of the executive officers are prohibited from disclosing the Company’s confidential information. Mr. Bergdoll is party to a change of control and severance agreement which provides that in the event of a qualifying termination, he would be entitled to (i) a cash severance payment equal to one times base salary plus target bonus and (ii) full vesting of outstanding equity awards.

In the event that payments or benefits owed to the executive officer constitute “parachute payments” (within the meaning of Section 280G of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, the Company will reduce the amount of the executive officer’s severance benefits if such reduction would leave the executive officer in a better after tax position than if the executive officer were subject to the excise tax.

The estimated aggregate amount that would be payable to the Company’s executive officers under their employment or change of control agreements (excluding the value of the accelerated vesting of equity awards) if the merger were to be completed and they were to experience a qualifying termination on May 17, 2013, is $18,291,162.

As noted above under The Merger (Proposal 1)—Background of the Merger,” Carl James Schaper has a consulting relationship with Golden Gate Capital, which is part of the buyer group. As noted throughout this proxy statement, Mr. Schaper has recused himself from voting on the merger.

Quantification of Payments and Benefits. For an estimate of the value of the payments and benefits described above that would be payable to each of the Company’s named executive officers, see below.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such executive officer experienced a qualifying termination on May 17, 2013.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Robert E. Beauchamp	5,297,907	41,083,838	150,176	150,000	46,681,921
Stephen B. Solcher	2,270,822	7,184,228	84,456	50,000	9,589,506
Kia Behnia	1,120,822	6,705,728	35,967	50,000	7,912,517
Kenneth W. Berryman	862,151	5,136,803	54,514	50,000	6,103,468
William D. Miller	1,374,247	7,540,274	131,445	50,000	9,095,966

(1)	The cash amounts payable to each of the named executive officers consist of (a) a severance payment, payable in a lump sum within 60 days of termination, in an amount equal to the sum of the named executive officer’s annual base salary and then-current target bonus (in the case of Messrs. Beauchamp and Solcher, two times such sum), and (b) a pro rata portion of the annual bonus the named executive officer would have earned for the year of termination based on the Company’s actual results. For purposes of the table, target performance is assumed. These payments are “double-trigger” and would be due in the event of a qualifying termination of the named executive officer’s employment within one year after completion of the merger. Severance payments are subject to reduction, to the extent such reduction would leave the named executive officer in a better after-tax position than if the full amount of change-in-control payments and benefits were provided to the named executive officer. These payments are subject to the executive’s execution and non-revocation of a release of claims against the Company within 45 days after termination. Each named executive officer is restricted from engaging in competitive activities and prohibited from soliciting the Company’s clients and employees for 18 months (24 months in the case of Messrs. Beauchamp and Solcher) after termination of employment, and all of the named executive officers are prohibited from disclosing of the Company’s confidential information.

Set forth below are the values of the cash amounts that are attributable to cash severance and pro-rata annual bonus.

Name	Cash Severance ($)	Pro-Rata Bonus ($)
Robert E. Beauchamp	5,096,000	201,907
Stephen B. Solcher	2,200,000	70,822
Kia Behnia	1,050,000	70,822
Kenneth W. Berryman	810,000	52,151
William D. Miller	1,282,500	91,747

(2)	As described above, all unvested equity awards held by the named executive officers will vest “single-trigger” upon consummation of the change in control. Each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $46.25 over the exercise price per share of common stock subject to such Company stock option. Each Company RSU award held by any of the named executive officers will vest fully as of the effective time with respect to the full number of shares subject to the Company RSU award and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares subject to the award, determined in the case of performance-based market stock unit (MSU) awards by applying a 100% (target) vesting percentage.

Name	Company Stock Options ($)	Company RSU Awards ($)
Robert E. Beauchamp	16,689,830	24,394,008
Stephen B. Solcher	308,009	6,876,219
Kia Behnia	385,850	6,319,878
Kenneth W. Berryman	0	5,136,803
William D. Miller	524,427	7,015,848

(3)	These amounts include the estimated value of 18 months of COBRA and life insurance premiums that would be paid to each named executive officer within 60 days of termination in the event of a qualifying termination within one year after completion of the merger. These benefits are subject to the named executive officers execution and non-revocation of a release of claims against the Company within 45 days after termination. Individual amounts are set forth below:

Name	COBRA Premiums ($)	Life Insurance Premiums ($)
Robert E. Beauchamp	39,062	111,114
Stephen B. Solcher	24,757	59,699
Kia Behnia	6,513	29,454
Kenneth W. Berryman	24,757	29,757
William D. Miller	39,062	92,383

(4)	Represents a legal fee reimbursement maximum of $150,000 for Mr. Beauchamp, and, assuming that the aggregate $500,000 legal fee reimbursement maximum for the other executives who are eligible for reimbursement is distributed evenly for each of the ten of them, a pro-rata reimbursement benefit up to $50,000 for each named executive officer other than Mr. Beauchamp.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•

gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•

the Company is or has been a U.S. real property holding corporation (such corporation is referred to as a “USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than five percent of the common stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made to in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On May 15, 2013, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Antitrust Approval in Non-U.S. Jurisdictions

The merger is also conditioned on (i) the European Commission issuing a decision pursuant to the EC Merger Regulation declaring the transactions contemplated by the merger agreement compatible with the common market, (ii) the expiration of any applicable waiting period or receipt of any approval required under the Anti-Monopoly Law of the People’s Republic of China, (iii) the expiration of any applicable waiting period or receipt of any approval required under the Competition Act of South Africa and (iv) if the parties determine it is required, the expiration of any applicable waiting period or receipt of any approval required under the Brazilian Competition Act.

On May 14, 2013, an initial draft notification to staff of the European Commission was submitted. On May 21, 2013, a notification to the antitrust authorities in South Africa was submitted. On May 22, 2013, an initial draft notification to staff of the Ministry of Commerce in China was submitted. Also on May 22, 2013, a notification to the antitrust authorities in Brazil was submitted.

Foreign antitrust authorities in these or other jurisdictions may take action under the antitrust laws of their jurisdictions including, without limitation, seeking to enjoin the completion of the merger or permitting completion of the merger subject to regulatory conditions. There can be no assurance that a challenge to the merger under foreign antitrust laws will not be made or, if such a challenge is made, that it would not be successful.

CFIUS Approval

The merger is also conditioned on the issuance by CFIUS of a written notification that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act, and determined not to conduct a full investigation of the transactions contemplated by the merger agreement or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated.

Section 721 of the Defense Production Act, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may decline to take any action relative to the covered transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on the Committee’s report.

Pursuant to the merger agreement, the parties have agreed to submit the voluntary notice to CFIUS promptly.

Litigation

Prior to and following the announcement of the execution of the merger agreement on May 6, 2013, several lawsuits challenging the proposed acquisition of the Company were filed in state courts in Texas and in Delaware. Those actions are captioned: Henzel v. BMC Software, Inc., et. al., C.A. No. 8542-VCL (Del. Ch.); Steinberg v. BMC Software, Inc. et al., C.A. No. 8544-VCL (Del. Ch.); Alaska Electrical Pension Fund v. BMC

Software, Inc., et al., C.A. No. 8565-VCL (Del. Ch.); Purnell, et al. v. BMC Software, Inc., et al., C.A. No. 8582-VCL (Del. Ch.); Alaska Electrical Pension Fund v. BMC Software, Inc., et al., No. ED101J017416034, (Tex. D. Ct., Harris Cty.); and Abekian v. BMC Software, Inc., et al., No. ED101J017493759, (Tex. D. Ct., Harris Cty.).

The Delaware actions were filed on May 9, May 10, May 16, and May 21, 2013, respectively. Each is a putative class action filed on behalf of the stockholders of the Company, and each names as defendants the Company, its directors, Bain Capital Partners, LLC, Golden Gate, GICSI, Insight, Parent and Merger Sub. The complaints allege that the directors of the Company breached their fiduciary duties by agreeing to the merger agreement and selling the Company for an inadequate price and following an insufficient process; the complaints also allege that the remaining defendants aided and abetting those alleged breaches. The complaints seek, among other relief, declaratory and injunctive relief against the merger, and costs and fees.

The Abekian Texas action was filed on May 13, 2013 as a putative class action on behalf of the stockholders of the Company, and it names the same defendants, asserts substantially the same allegations, and seeks substantially the same relief as the Delaware actions.

The Texas action commenced by Alaska Electrical Pension Fund was filed on April 5, 2013 as an individual action on behalf of the named plaintiff only, and it names as defendants the Company and its directors. The Alaska Electrical Pension Fund’s Texas petition, filed before any transaction was announced, alleges that the individual defendants would breach their fiduciary duties if they allowed the Company’s management to take the Company private for an inadequate price and pursuant to an insufficient sales process, and it alleged that the Company itself would be aiding and abetting those alleged breaches. The Alaska Electrical Pension Fund’s Texas petition seeks, among other relief, declaratory and injunctive relief enjoining any transaction, and costs and fees.

The outcome of these lawsuits is uncertain. An adverse monetary judgment could have a material adverse effect on the operations and liquidity of the Company, a preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The Company believes these lawsuits are meritless.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger. The certificate of incorporation of the Company as in effect immediately prior to the effective time of the merger will be amended and restated in its entirety to read as set forth in Exhibit A to the merger agreement, and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation. The bylaws of the surviving corporation will be amended and restated in their entirety to read as set forth in Exhibit B to the merger agreement, and, as so amended, will be the bylaws of the surviving corporation until thereafter amended in accordance with the DGCL and such bylaws. Subject to applicable law, the directors of Merger Sub as of immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and the officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52 Street, New York, New York, on a date which will be the third business day after the satisfaction or waiver by the party having the benefit of the applicable condition of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver by the party having the benefit of the applicable condition of such conditions) or at such other place, date and time as the Company and Parent may agree in writing. However, the closing will not occur prior to the earlier of (i) a date during the marketing period (as defined below) specified by Parent on no fewer than five business days’ notice to the Company or (ii) if no such date has been specified by Parent, the third business day following the final day of the marketing period. The merger agreement also provides that in no event will the closing occur during the first three business days of a quarter, and if the closing would otherwise have occurred during such three business day period, then the closing will instead occur on the fourth business day of such quarter.

The merger will become effective at the time, which we refer to as the effective time of the merger, when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Merger Sub and the Company agree in writing and specify in the certificate of merger.

For purposes of the merger agreement, “marketing period” means the first period of 20 consecutive days after the date of the merger agreement throughout which (a) Parent has the required bank information (as defined under “—Financing”), (b) the required bank information is at all times compliant (as defined below) (except that if the required bank information is at any time during such period not compliant pursuant to clause (c) of the definition thereof, but during such period becomes compliant as a result of a supplement to the required bank information, the marketing period will be extended by five business days, but will not restart), (c) all mutual conditions to the parties’ obligations to complete the merger have been (and remain) satisfied, other than (i) the adoption of the merger agreement by the Company’s stockholders, (ii) from and after January 6, 2014, the antitrust/competition approvals condition (as defined above under “Summary”) and (iii) those conditions that by their nature can only be satisfied at closing and (d) all of Parent’s and Merger Sub’s conditions to their obligations to complete the merger are satisfied or waived by Parent (and remain satisfied or waived), other than (x) from and after January 6, 2014, the CFIUS approval condition and (y) those conditions that by their nature can only be satisfied at Closing. However, (A) July 4, 2013, July 5, 2013, November 28, 2013, November 29, 2013, November 30, 2013 and December 1, 2013 will not be considered days for the purposes of the marketing period, (B) the marketing period will either end on or prior to August 16, 2013 or, if the marketing period has not ended on or prior to August 16, 2013, then the marketing period will commence no earlier than September 3, 2013, (C) the marketing period will either end on or prior to December 21, 2013 or, if the marketing period has not ended on or prior to December 21, 2013, then the marketing period will commence no earlier than January 6, 2014, (D) the marketing period will end no earlier than the first business day following the date on which the Company’s stockholders adopt the merger agreement, the antitrust/competition approvals condition and CFIUS approval condition are satisfied or waived and (E) the marketing period will end on any earlier date that is the date on which the debt financing otherwise is obtained by Parent.

For purposes of the merger agreement, “compliant” means, with respect to the required bank information, that: (a) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the required bank information; (b) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the required bank information (it being understood the required bank information will be compliant if such restatement is completed or the Company has determined no such restatement is required); (c) such required bank information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its subsidiaries, necessary in order to make the statement contained in such required bank information, in the context in which it was made, not misleading; and (d) the financial statements included in the required bank information that is available to Parent on the first day of the marketing period would be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such period.

Effect of the Merger on the Common Stock

At the effective time of the merger, each issued and outstanding share of the common stock outstanding immediately prior to the effective time of the merger, other than shares owned by the Company (or any direct or indirect subsidiary of the Company), Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted automatically into and will represent the right to receive $46.25 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each share that is owned directly by Company (or any direct or indirect subsidiary of the Company), Parent or Merger Sub immediately prior to the effective time of the merger will be cancelled and retired and will cease to exist (such shares are referred to as the “excluded shares”) and no consideration will be delivered in exchange for such cancellation and retirement.

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Stock Options and Other Stock Based Awards

Company Stock Options. At the effective time of the merger, each Company stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive an amount in cash equal to the product of (a) the total number of shares of common stock subject to such Company stock option and (b) the excess, if any, of $46.25 over the exercise price per share of common stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards. At the effective time of the merger, Company RSU awards that are outstanding immediately prior to the effective time of the merger, will be treated as follows:

•

Each Company RSU award held by an employee at the level of Senior Vice President or above or by a member of the board will vest fully as of the effective time of the merger with respect to the full number of shares subject to the Company RSU award and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares of common stock subject to the award (net of applicable withholding), determined in the case of performance-based market stock unit awards by applying a 100% (target) vesting percentage.

•

For each Company RSU award held by an employee below the level of Senior Vice President, any portion of the award that is scheduled to vest on or prior to the first anniversary of the effective time of the merger will vest as of the effective time of the merger and be converted into the right to receive an amount in cash equal to $46.25 multiplied by the number of shares of common stock subject to such portion of the award (net of applicable withholding). Any portion of the award that is scheduled to vest after the first anniversary of the effective time of the merger will be converted into an a converted award representing a right to receive an amount in cash equal to $46.25 multiplied by the number of shares subject to that portion of the award. Each converted award will continue to vest and be settled in cash in accordance with the terms of the original award, except that (i) instead of the original vesting date, each portion of a converted award will instead vest on the date that is one year prior to the vesting date specified in the applicable award agreement, and (ii) the vesting of the converted award will accelerate fully if an award holder’s employment is terminated without cause or in other circumstances entitling the award holder to severance benefits.

Treatment of the Company’s ESPP

Under the merger agreement, the current option period under the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”) will continue through the earlier of the completion of the merger or the scheduled conclusion of the current option period on June 30, 2013. Following the date of the merger agreement, no new participants may join the ESPP nor may any existing participants increase their rate of contribution or make any non-payroll contributions to the ESPP. Thereafter, there will be no subsequent option periods under the ESPP and the ESPP will be terminated in accordance with its terms, subject to completion of the merger.

Payment for the Common Stock and Stock Based Awards in the Merger

Prior to or concurrently with the closing, Parent will deposit, or cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (and reasonably acceptable to the Company), as paying agent, in trust for the benefit of the holders of the common stock (other than the excluded shares), sufficient cash to pay to the holders of the common stock the merger consideration of $46.25 per share. As soon as reasonably practicable after the effective time of the merger and in any event not later than the second business day following the closing date, the paying agent is required to mail to each record holder of shares of common stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the common stock or non-certificated shares represented by book-entry in exchange for the merger consideration (less any applicable withholding taxes).

Unless otherwise agreed to in writing prior to the effective time of the merger by Parent and the holder thereof, the surviving corporation or one of its subsidiaries will pay to each holder of Company stock options and each holder of Company RSU awards, the cash amounts described above under “—Treatment of Company Stock Options and Other Stock Based Awards” no later than the second payroll cycle of the surviving corporation following the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company and of Parent and Merger Sub as to, among other things:

•	corporate organization, existence, good standing and authority to carry on its business as presently conducted, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Parent and Merger Sub or the Company, as applicable; and

•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of the Company as to, among other things:

•

the capitalization of the Company, including the Company’s incentive equity awards, and the absence of certain rights to purchase or acquire equity securities of the Company of any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of the Company, the absence of stockholder agreements or voting trusts to which the Company or any of its subsidiaries is a party (other than the voting agreement), the absence of certain indebtedness and the Company’s accelerated repurchase program;

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the SEC filings;

•	the implementation and maintenance of disclosure controls and internal controls over financial reporting and the absence of certain claims, complaints or allegations with respect thereto;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;

•	the Company’s employee benefit plans and other agreements with its employees;

•	labor matters related to the Company and its subsidiaries;

•	conduct of the Company’s business and the absence of certain changes since March 31, 2012;

•	the absence of certain actions by the Company and its subsidiaries since December 31, 2012;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

•	privacy and security matters, including policies of the Company and its subsidiaries;

•	real property owned or leased by the Company and its subsidiaries;

•	the receipt by the board of an opinion of BofA Merrill Lynch and an opinion of Morgan Stanley;

•	the vote of stockholders required to adopt the merger agreement;

•	material contracts of the Company and its subsidiaries;

•	insurance policies of the Company and its subsidiaries;

•	absence of certain interested party transactions; and

•	the limitation of the Company’s representations and warranties to those set forth in the merger agreement.

The merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	the financing (as defined below) that has been committed in connection with the merger;

•	the limited guarantees delivered by the Investors/Guarantors;

•	Parent’s ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the merger agreement;

•	the absence of any required vote by Parent’s stockholders to approve the merger agreement;

•	the limitation of Parent’s and Merger Sub’s representations and warranties to those set forth in the merger agreement;

•

absence of agreements with any beneficial owner of more than five percent of the outstanding shares of common stock or any member of the Company’s management or the board relating in any way to the Company, the merger or the operations of the Company following the effective time of the merger;

•

absence of ownership equal to or above five percent by Parent, Merger Sub or Investors/Guarantors or any of their controlling or controlled affiliates of the common stock of certain specified persons or entities or securities convertible into or exchange for such common stock;

•	absence of any direct or indirect ownership by Parent, Merger Sub or any of their affiliates of common stock or securities convertible into or exchange for common stock; and

•	the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” or a “Parent material adverse effect” clause.

For purposes of the merger agreement, a “Company material adverse effect” means:

a fact, circumstance, event, change or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the Company’s ability to perform in all material respects its obligations under the merger agreement and consummate the merger in accordance with the terms of the merger agreement. However, the foregoing clauses (a) and (b) will not include events or effects resulting from:

•	changes in general economic or political conditions or the securities, credit or financial markets in general;

•

any decline in the market price or trading volume of the common stock (provided that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, effect or change underlying such decline has or may reasonably be expected to result in, or contribute to, a Company material adverse effect);

•

general changes or developments after the date of the merger agreement in the industries in which the Company and its subsidiaries operate, including general changes after the date of the merger agreement in law or regulation across such industries;

•

the public announcement of the merger agreement, the merger or other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, customers, suppliers or partners;

•	the identity of Parent or any of its affiliates as the acquiror of the Company;

•

compliance with the terms of, or the taking of any action required by the merger agreement (other than the requirement to operate in the ordinary course of business consistent with past practice) or consented to in writing by Parent;

•	any acts of terrorism or war;

•	any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;

•	changes after the date of the merger agreement in GAAP or the interpretation thereof;

•	any shareholder litigation relating to the merger agreement or the transactions contemplated by the merger agreement; or

•

any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Company material adverse effect);

provided that, with respect to the first, third, seventh, eighth and ninth bullet, such facts, circumstances, events, changes or effects will be taken into account to the extent they disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate.

For the purpose of the merger agreement, a “Parent material adverse effect” with respect to Parent or Merger Sub means to, individually or in the aggregate, prevent or materially delay the closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform their obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered by the Company in connection with the merger agreement, during the period from the signing of the merger agreement to the effective time of the merger, except as may be required by law or as consented to by Parent in writing or as expressly required or permitted by the merger agreement, the Company, among other things, will conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice and will not, and will not permit any of its subsidiaries to, take the following actions (subject, in some cases, to certain exceptions):

•	authorize or pay any dividend on, or make any other distribution with respect to, any shares of its capital stock;

•	split, combine or reclassify any capital stock or issue or authorize or propose the issuance of securities in respect of shares of its capital stock;

•

except as required by existing written agreements or Company benefit plans, (i) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or employees, or (ii) enter into any material employment, change of control, severance or material retention agreement (other than retention arrangements not in excess of $2 million in the aggregate) with any employee of the Company or any of its subsidiaries;

•	enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association, or other employee representative;

•	implement any facility closings or employee layoffs that do not comply with the Workers Adjustment and Retraining Notification Act of 1988 or any similar or related law;

•

enter into or make any loans or advances to any of its executive officers, directors, employees, agents or consultants (other than loans or advances to officers, directors and employees in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except with respect to officers, directors and employees as required by the terms of any Company benefit plan;

•

materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for accounting purposes, except as required by GAAP, SEC rules or interpretations, or local statutory requirements prescribed by applicable international financial reporting standards;

•	amend any provision of its certificate of incorporation or bylaws or similar applicable charter or organizational documents;

•

issue, sell, pledge, dispose of or encumber or otherwise subject to a lien (other than a permitted lien), or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other equity interest in the Company or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company stock option (except as otherwise provided by the terms of the merger agreement or the express terms of any unexercisable options outstanding on the date of the merger agreement), other than issuances of shares of common stock in respect of any exercise of Company stock options, exercise of options (as such term is used in the ESPP) under the ESPP in accordance with the merger agreement, and settlement of any Company RSU awards in each case outstanding on the date of the merger agreement;

•

purchase, redeem, or otherwise acquire any shares of its capital stock or any rights, warrants, or options to acquire any such shares except for pre-funded transactions in connection with the Company’s accelerated stock repurchase program publicly announced October 31, 2012, the acquisition of shares of common stock from a holder of a Company stock option or Company RSU award in satisfaction of withholding obligations or in payment of the exercise price or as otherwise provided in the merger agreement;

•	incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any indebtedness (as defined in the merger agreement);

•

sell, assign, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien (other than permitted liens) or otherwise dispose of any material portion of its material properties or assets, including any capital stock of its subsidiaries;

•

modify, amend, terminate or waive any rights or claims under any material contract or principal lease in any material respect in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice, or enter into any new agreement that (i) would have been considered a material contract if it were entered into prior to the date of the merger agreement, other than in the ordinary course of business consistent with past practice, or (ii) contains a change in control provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the merger;

•

(i) make, change or revoke any material tax election, (ii) file any income or other material amended tax return that would reasonably be expected to have the effect of increasing the tax liability of the Company or any of its subsidiaries, (iii) adopt or change any material method of tax accounting or change any annual tax accounting period, (iv) settle or compromise any material tax proceeding or assessment, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign law) with respect to taxes, (vi) surrender any right to claim a material refund of taxes, (vii) seek any tax ruling from any taxing authority, or (viii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment other than extensions consented to in the ordinary course of business and consistent with past practice of the Company and its subsidiaries in filing their respective tax returns;

•

voluntarily settle, pay, discharge or satisfy any action, other than any action that involves only the payment of monetary damages not in excess of $1 million individually or $5 million in the aggregate;

•

adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its subsidiaries (other than the merger);

•

(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any assets from any other person (excluding ordinary course purchases of goods, products and off-the-shelf intellectual property), or (ii) make any material capital contributions or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company);

•

make or authorize any capital expenditure in excess of $2 million individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the capital expenditure budget of the Company for the fiscal year ending March 31, 2014;

•

sell, assign, transfer, convey, license (as licensor) or otherwise dispose of any material intellectual property other than non-exclusive licenses of intellectual property granted to customers of the Company in the ordinary course of business consistent with past practice;

•	disclose any material trade secrets of the Company of any of its subsidiaries;

•	enter into or amend any interested party transaction; and

•	agree, authorize or make any commitment, in writing or otherwise, to take any of the foregoing actions.

The merger agreement also provides that, between the date of the merger agreement and the earlier of the effective time and the date the merger agreement is terminated, Parent and Merger Sub will not, and will not permit any of the Investors/Guarantors or any of their respective subsidiaries or certain of their controlling or controlled affiliates to, hold or agree to hold five percent of greater of the voting securities of specified entities, subject to certain exceptions. The merger agreement also provides that, between the date of the merger agreement and the earlier of the effective time and the date of receipt of certain regulatory approvals, Parent and Merger Sub will not, and will not permit any of the Investors/Guarantors or any of their respective subsidiaries or certain of their controlling or controlled affiliates to, hold or agree to hold five percent of greater of the voting securities of specified entities, subject to certain exceptions.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company must afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives acting on Parent’s behalf in connection with the transactions contemplated by the merger agreement reasonable access during normal business hours, throughout the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, to the Company’s and its subsidiaries’ properties, contracts, commitments, books and records, tax returns and workpapers, other than any such matters that relate to the negotiation and execution of the merger agreement, or to transactions potentially competing with or alternative to the transactions contemplated by the merger agreement or proposals from other parties relating to any competing or alternative transactions.

Alternative Proposals; No Solicitation

Until 11:59 p.m., New York time, on June 5, 2013, the Company and its subsidiaries, and their respective representatives, are permitted to:

•

solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes an alternative proposal (as defined below), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries pursuant to confidentiality agreements meeting certain requirements (provided that the Company must promptly (and in any event within 48 hours) make available to Parent any such non-public information concerning the Company and its subsidiaries provided to third parties that was not previously made available to Parent); and

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or group of persons with respect to any alternative proposals, and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any alternative proposal.

The Company is required to promptly (and in any event within one business day) notify Parent in writing of the identity of each person or group of persons from whom the Company received a written alternative proposal after the execution of the merger agreement and prior to 11:59 p.m., New York time, on June 5, 2013, and must promptly provide Parent a copy of such written alternative proposal.

As used in the merger agreement, “alternative proposal” means any bona fide proposal or offer made by any person (other than Parent and its affiliates) for:

•

a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company which would result in any person beneficially owning more than 20% of the outstanding equity interests of the Company or any successor or parent company thereto;

•

the acquisition by any person (including by any asset acquisition, joint venture or similar transaction) of assets (including equity securities of any subsidiary of the Company) representing more than 20% of the assets, revenues or net income of the Company and its subsidiaries, on a consolidated basis;

•

any acquisition (including by tender or exchange offer) by any person that if consummated would result in any person beneficially owning more than 20% of the voting power of the outstanding shares of common stock; or

•	any combination of the foregoing and in each case whether in a single transaction or a series of related transactions.

Subject to certain specified exceptions, any person or group of persons or group of persons that includes any person or group of persons, from whom the Company or any of its representatives has received prior to 11:59 p.m., New York time, on June 5, 2013 a written alternative proposal that the board determines in good faith, after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a superior proposal, will be deemed an “excluded party” for purpose of the merger agreement. However, the merger agreement provides that certain specified parties that participated in the Company’s recent strategic review cannot be an “excluded party” under the merger agreement. The board will make its determination of excluded parties within two business days after June 5, 2013. No later than 11:59 p.m., New York time, on June 10, 2013, the Company is required to provide to Parent a list of excluded parties (as defined below), including the identity of each excluded party and a copy of the alternative proposal submitted by such person on the basis of which the board made the determination that such person is an excluded party. A person will immediately and irrevocably cease to be an excluded party if, at any time after June 5, 2013, the alternative proposal submitted by such person is withdrawn or terminated. In addition, any group of persons or any member of such group will immediately and irrevocably cease to be an excluded party if, at any time after June 5, 2013, those persons who were members of such group immediately before 11:59 p.m., New York time, on June 5, 2013 cease to constitute at least 50% of the equity financing of such group.

As used in the merger agreement, “superior proposal” means a bona fide written alternative proposal, substituting “50%” for each reference to “20%” in the definition of alternative proposal, made by any person (other than Parent and its affiliates), which did not result from or arise in connection with any material breach of the non-solicitation restrictions contained in the merger agreement, that the board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into account all of the terms and conditions the board considers to be appropriate (after taking into account any revisions to the terms and conditions to the merger agreement made or proposed and committed to in writing by Parent in response to such superior proposal):

•	to be more favorable to the Company and its stockholders than the transactions contemplated by the merger agreement; and

•

if such alternative proposal is from a financial sponsor or group of financial sponsors, a person or group that includes one or more financial sponsors, a person or group that proposes to obtain a material portion of its financing from one or more financial sponsors or a portfolio company of one or more financial sponsors, that the financing is fully committed.

Except as may relate to any excluded party (but only for so long as such person or group is an excluded party) until 11:59 p.m., New York time, on June 15, 2013 or as permitted by the provisions of the merger agreement, after 11:59 p.m., New York time, on June 5, 2013, the Company and its subsidiaries are required to, and the Company is required to cause its and its subsidiaries’ representatives to cease any activities described above and any discussions or negotiations with any person or group that may be ongoing with respect to any alternative proposals.

Except as may relate to any excluded party (but only for so long as such person or group is an excluded party) until 11:59 p.m., New York time, on June 15, 2013 or as expressly permitted by the provisions of the merger agreement, from 11:59 p.m., New York time, on June 5, 2013 until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company must not, and must cause its subsidiaries and its and their respective affiliates and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any alternative proposal;

•

participate in any negotiations regarding an alternative proposal with, or furnish any non-public information regarding the Company or its subsidiaries to, any person that has made or, to the Company’s knowledge, is considering making an alternative proposal; or

•

engage in discussions regarding an alternative proposal with any person that has made or, to the Company’s knowledge, is considering making an alternative proposal, except to notify such person as to the existence of the provisions of the merger agreement regarding alternative proposals.

In addition, except as expressly permitted under the provisions of the merger agreement, from the date of the merger agreement until the effective time of the merger, or, if earlier, the termination of the merger agreement, neither the board nor any committee thereof will:

•	grant any waiver, amendment or release under any takeover statutes or the Company’s rights plan;

•

grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except solely to the extent necessary to allow such person to make a confidential proposal to the board;

•

(i) approve, adopt, endorse or recommend any alternative proposal, or publicly propose to do so, (ii) withdraw (or qualify or modify in a manner adverse to Parent) the recommendation that the Company’s stockholders vote to adopt the merger agreement, or in each case publicly propose to do so, or fail to include the recommendation that the Company’s stockholders vote to adopt the merger agreement in this proxy statement or (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any alternative proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such alternative proposal (any such action or inaction, a “change of recommendation”); or

•

authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any alternative proposal (except for certain permitted confidentiality agreements).

Except as may relate to an excluded party (but only for so long as such person or group is an excluded party), after 11:59 p.m., New York time, on June 5, 2013, the Company must promptly (and, in any event, within 48 hours of the Company’s knowledge of any such event) notify Parent of the receipt of any alternative proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an alternative proposal, or any discussions or negotiations sought to be initiated or continued with the Company, any of its subsidiaries or, to the Company’s knowledge, any of their representatives concerning an alternative proposal, indicating, in each case, the identity of the person or group making such alternative proposal, inquiry, offer, proposal or request for information and a copy of any alternative proposal made in writing and the material terms and conditions of an acquisition proposal not made in writing, and thereafter must keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within 48 hours of the Company’s or its representatives’ knowledge of any such event), of any material developments or modifications to the terms of any such alternative proposal, inquiry, proposal, offer or request (including copies of any written proposed agreements) and the status of any such discussions or negotiations.

Notwithstanding the foregoing, if following 11:59 p.m., New York time, on June 5, 2013 and prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives an alternative proposal which the board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal, the Company may take the following actions:

•

furnish nonpublic information to the third party making such alternative proposal, if, and only if, prior to so furnishing such information, such third party has entered into a confidentiality agreements meeting certain requirements; and

•	engage in discussions or negotiations with such third party with respect to the alternative proposal.

In this case, the Company must, among other things, promptly (and in any event within 48) hours make available to Parent any non-public information concerning the Company or its subsidiaries that is provided to any such third party that was not previously made available to Parent.

Notwithstanding the foregoing, if following 11:59 p.m., New York time, on June 5, 2013 and prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives an alternative proposal that the board determines in good faith after consultation with its financial advisors and outside legal counsel that such alternative proposal constitutes a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Parent in response to such alternative proposal), then, the board may terminate the merger agreement if and only if:

•

the Company gives written notice to Parent at least four business days in advance to the effect that the Company has received such superior proposal (a “superior proposal notice”), and the board intends to terminate the merger agreement pursuant to the superior proposal termination right described below unless Parent proposes any revisions to the terms and conditions of the merger agreement that renders such alternative proposal no longer a superior proposal;

•

during the four business days following the delivery of such superior proposal notice (the “notice period”), the board negotiates and causes its representatives to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement; and

•

upon the expiration of the notice period, either (i) Parent did not propose revisions to the terms and conditions of the merger agreement, or (ii) if Parent within such period did propose revisions to the terms and conditions of the merger agreement, the board, after consultation with the Company’s financial advisors and outside legal counsel, determines in good faith that the third party’s alternative proposal remains a superior proposal with respect to Parent’s revised proposal;

provided, that each time material modifications to the terms of an alternative proposal determined to be superior proposal are made (any change to the financial term of such proposal will be deemed a material modification), the Company must notify Parent of such modification and the time period set forth in the second preceding bullet above will be extended for three business days.

Notwithstanding the foregoing, at any time prior to prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, other than in connection with a superior proposal, if any material fact, event, change, development or set of circumstances (other than any alternative proposal) with respect to the Company that was not known to the board as of or prior to the date of the merger agreement (an “intervening event”) will have occurred, the board may withdraw (or qualify or modify in a manner adverse to Parent), and exclude from this proxy statement, its recommendation for the Company’s stockholder to vote for the proposal to adopt the merger agreement solely in respect of such intervening event, or publicly propose to do so, if:

•

the board determines in good faith, after consultation with the Company’s financial advisors and its outside legal counsel, that the failure of the board to effect such change of recommendation would be inconsistent with its fiduciary duties under applicable law;

•

the Company gives written notice to Parent at least four business days in advance to the effect that an intervening event has occurred, specifying the facts and circumstances of such intervening event in reasonable detail, and informing Parent that the board intends to effect a change of recommendation with respect to such intervening event;

•

during such four business day period, the board negotiates and causes its representatives to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement; and

•

upon the expiration of such four business day period, the board, after consultation with the Company’s financial advisors and outside legal counsel, determines in good faith that, after taking into account proposed revisions (if any) by Parent to the terms and conditions of the merger agreement, the failure to effect a change of recommendation with respect to such intervening event would be inconsistent with its fiduciary duties under applicable law;

provided, that the Company will deliver a new written notice to Parent in accordance with the third preceding bullet above in connection with any material change to the facts and circumstances relating to such intervening event and comply again with the requirements set forth in the last two preceding bullets above.

The merger agreement provides that nothing contained in the merger agreement will prohibit the Company or the board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (iii) making any disclosure to its stockholders if the board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the board to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law. However, the merger agreement provides that any public disclosure (other than any “stop, look and listen” statement) by the Company or the board or any committee thereof relating to any determination or other action by the board or any committee thereof with respect to any alternative proposal will be deemed to be a change of recommendation unless the board expressly publicly reaffirms its recommendation for the Company’s stockholders to vote to adopt this agreement in such disclosure.

The merger agreement also provides that the Company may fail to enforce or waive any standstill or similar provision in any confidentiality agreement it has entered into with any person, whether prior to or after the date of the merger agreement, solely to the extent necessary to allow a person to make a confidential proposal to the board.

Filings and Other Actions

The Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Company’s stockholders to adopt the merger agreement, and unless there has been a change of recommendation, will use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and the transactions contemplated hereby.

Employee Matters

For the period from completion of the merger through March 31, 2014 (or, if earlier, the date of termination of the relevant employee), the Company, as the surviving corporation in the merger, will provide to each Company employee (i) base compensation and non-equity bonus opportunities that are, in each case, no less favorable than were provided to such employee immediately before the effective time of the merger and (ii) non-equity-based employee benefits that are comparable in the aggregate to those provided to such employee immediately before the effective time of the merger. In addition, Parent will provide to any employee of the Company who is terminated during the one-year period following the merger without cause or due to a constructive termination, with severance benefits no lower than those set forth in a schedule to the merger agreement.

Prior to completion of the merger, the Company’s compensation committee may determine and certify the achievement of performance goals under the Company’s Amended and Restated Short-Term Incentive Program, including for the portion of the performance period in which the effective time of the merger occurs (with respect to pre-closing performance only). After consummation of the merger, the Parent agrees to honor any such determinations and certifications by the Company’s compensation committee.

For all purposes under the employee benefit (including severance) plans of the surviving corporation, each Company employee will be credited for service with the Company and its subsidiaries and their respective predecessors immediately before the effective time of the merger, to the same extent as the employee was previously entitled to credit for such service under any similar Company benefit plan in which the employee participated or was eligible to participate immediately prior to the effective time of the merger, except that the foregoing does not apply for any purpose with respect to defined benefit pension plans, equity-based or non-qualified deferred compensation plans or to the extent that its application would result in a duplication of benefits or compensation. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all plans of the surviving corporation following the merger (the “new plans”) to the extent coverage under any such new plan is comparable to a Company benefit plan in which such employee participated immediately before the effective time of the merger, and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such employee participated immediately prior to the effective time of the merger, and eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old Company benefit plan ending on the date such employee’s participation in the corresponding new plan begins will be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Additionally, Parent has acknowledged that the merger would constitute a “change of control” within the meaning of the Company’s benefit plans.

Under the merger agreement, the Company is permitted to establish a retention program with a retention pool in the amount of $2 million in the aggregate. The Company may allocate retention awards to employees prior to completion of the merger.

Non-Employee Director Compensation

Under the merger agreement, prior to completion of the merger, the Company may continue to pay annual compensation to non-employee directors in the ordinary course of business consistent with past practice. However, in lieu of the annual grant to non-employee directors of Company RSUs with a value of $288,000 per director, each non-employee director will receive a cash amount equal to $288,000, pro-rated based on the number of days of the non-employee director’s service on the Company’s board of directors from July 25, 2013 through the date that the merger is completed.

Efforts to Complete the Merger

Each of the parties to the merger agreement must use (and Parent will cause each of the Investors/Guarantors to use) its reasonable best efforts to take promptly, or to cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable.

The parties will (and Parent will cause each of the Investors/Guarantors to) promptly, and in no event later than 20 business days after the date of the merger agreement, file all required Notification and Report Forms under the HSR Act and will, among other things, use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act. However, in no event will Parent, Merger Sub, any Investor/Guarantor or any of their respective affiliates, be obligated in connection with the receipt of any consent, permit, authorization, ruling, waiver, clearance, approval, expiration or termination of any waiting period from any governmental entity or required under applicable law, to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action which action limits the freedom of action of Parent, Merger Sub, any Investor/Guarantor or any of their respective affiliates with respect to its or the Company’s businesses, product lines or assets, subject to specified exceptions.

The merger agreement provides that if a government entity required to grant a clearance or approval required to satisfy the antitrust/competition approvals condition or the CFIUS approval condition objects in writing to the merger, or an authorized representative of such governmental entity indicates a reasonable likelihood of objecting to the merger, on the basis of the participation of any Investor/Guarantor, then Parent will, and Parent will cause each of the Investors/Guarantors to, upon notice from the Company, use its reasonable best efforts promptly to (x) contact (as coordinated by Parent) up to ten potential investors (including up to five identified by the Company) in the aggregate for Parent and all of the Investors/Guarantors to solicit their interest in replacing such Investor/Guarantor on the same terms as are applicable to such Investor/Guarantor, (y) provide reasonable information of Parent and the Company and engage in good faith discussions with such potential investors regarding the Company’s business, in each case subject to an appropriate confidentiality agreement, and (z) cause a potential investor(s) to replace such Investor/Guarantor as promptly as practicable to enable such conditions to be satisfied prior to the end date (as defined below). Parent will be entitled in its sole discretion to determine whether to permit any such potential investor to replace such Investor/Guarantor and the failure to make such replacement would not constitute a breach of the merger agreement.

The merger agreement also provides that each of Parent, Merger Sub and the Company will use, and Parent will cause the Investors/Guarantors to use, their respective reasonable best efforts to obtain a written notification issued by CFIUS that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act, and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated by the merger agreement from being consummated (such notification is referred to as the “CFIUS approval”). Such reasonable best efforts include providing information requested by CFIUS or the Defense Security Service in connection with the merger.

Indemnification of Directors and Officers; Insurance

For a period of six years following the effective time of the merger, the surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the effective time of the merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the effective time of the merger, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors or officers of the Company or any of its subsidiaries. All rights of indemnification with respect to any claim made within that six-year period will continue until the disposition of the action or resolution of the claim. Further, the surviving corporation will, to the fullest extent permitted under the DGCL, indemnify and hold harmless (and advance funds in respect of each of the foregoing, subject to the undertaking described below) each current and former director or officer of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the Company’s request against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such person to the fullest extent permitted by the DGCL following receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person was not entitled to such indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, charge, action, suit, litigation, proceeding, audit or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the merger.

For a period of six years from the effective time of the merger, Parent and the surviving corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger; provided that Parent will not be required to pay annual premiums in excess of 350% of the last annual premium paid by the Company prior to the date of the merger agreement. At the Company’s option, the Company may purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated the merger agreement; provided that the Company may not spend more than 350% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such “tail” policy.

Financing

Parent will use its reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the commitment letters, including:

•	maintaining in effect the commitment letters in accordance with their terms;

•

negotiating definitive agreements with respect to the debt financing consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter); and

•	satisfying (or obtaining the waiver of) on a timely basis all conditions in the commitment letters and the definitive agreements and complying in all material respects with its obligations thereunder.

In the event that all conditions contained in the commitment letters (other than, with respect to the debt financing, the availability of the cash equity) have been satisfied and Parent is required to consummate the closing, Parent will use reasonable best efforts to cause each lender and will cause each Investor/Guarantor to fund its respective committed portion of the financing required to consummate the transactions contemplated by the merger agreement and to pay related fees and expenses on the closing date (including by promptly commencing a litigation proceeding against any breaching lender or Investor/Guarantor to compel such breaching lender or Investor/Guarantor to provide its respective committed portion of the financing, provided that Parent will control all aspects of such proceeding, including litigation strategy and selection of counsel).

Parent will not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any material provision or remedy under, or voluntarily replace (it being understood that any alternative debt financing will not be deemed a voluntary replacement for purposes of the sentence), any commitment letters or related fee letters if such amendment, modification, waiver or remedy or voluntary replacement:

•	adds new (or adversely modifies any existing) conditions to the consummation of the financing as compared to those in the commitment letters and related fee letters as in effect on May 6, 2013;

•

adversely affects the ability of Parent to enforce its rights against other parties to the commitment letters or the definitive agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the commitment letters as in effect on May 6, 2013 or in the definitive agreements;

•	reduces the aggregate amount of the financing; or

•	would or would reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

In the event that any portion of the debt financing becomes unavailable, regardless of the reason therefor (other than (i) a breach by the Company of the merger agreement which prevents or renders impracticable the consummation of the financing or (ii) the termination of one, but only one, of the debt commitment letters on or prior to June 5, 2013 pursuant to the terms thereof) Parent will:

•

use its reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with cash equity, the funding amount, and any then-available debt financing pursuant to any then-existing debt commitment letters, to consummate the transactions contemplated by the merger agreement and to pay related fees and expenses earned, due and payable as of the closing date) on substantially equivalent or more favorable terms in the aggregate from the same or other sources and which do not include any incremental conditionality to the consummation of such alternative debt financing that are more onerous to Parent (in the aggregate) than the conditions set forth in the debt commitment letters in effect as of May 6, 2013; and

•	promptly notify the Company of such unavailability and the reason therefor.

In no event will the reasonable best efforts of Parent required by the first bullet above be deemed or construed to require Parent to:

•

seek the cash equity from any source other than those counterparty to the equity commitment letters, or in any amount with respect to an Investor/Guarantor in excess of such Investor/Guarantor’s commitment;

•	pay any fees in excess of those contemplated by the financing commitments; or

•

agree to conditionality or economic terms of the alternative debt financing that are less favorable in the aggregate than those contemplated by the debt commitment letters or any related fee letter (including any flex provisions therein).

In furtherance of and not in limitation of the foregoing, in the event that (i) any portion of the debt financing structured as high yield financing is unavailable, regardless of the reason therefor, (ii) all closing conditions to Parent’s and Merger Sub’s obligation to consummate the merger are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing, provided that such conditions are capable of being satisfied as of such day assuming the closing was to occur on such day) and (iii) the bridge facilities contemplated by the debt commitment letters (or alternative bridge facilities) are available on the terms and conditions described in the debt commitment letters (or replacements thereof), then each of Parent and Merger Sub will cause the proceeds of such bridge financing to be used in lieu of such affected portion of the high yield financing to consummate the closing when Parent is required to do so.

For the purposes of the merger agreement, (i) the term “debt commitment letters” will be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance with the merger agreement (and any debt commitment letters remaining in effect at the time in question), (ii) the term “fee letter” will be deemed to include any fee letter (or similar agreement) with respect to any alternative debt financing arranged in compliance with the merger agreement, and (iii) the term “lenders” will be deemed to include any lenders providing the alternative debt financing arranged in compliance herewith.

On or prior to 11:59 p.m., New York time, on June 5, 2013, Parent will select, by written notice to the lead arrangers (and promptly provide a copy of such notice the Company), one of the debt commitment letters to be used in connection with the merger, and the other one will automatically terminate pursuant to its terms.

Parent will keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the financing. Parent will provide the Company with prompt oral and written notice of any material breach or default by any party to any commitment letters or the definitive agreements of which Parent gains knowledge and the receipt of any written notice or other written communication from any lender, Investor/Guarantor, or other financing source with respect to any material breach or default or, termination or repudiation by any party to any commitment letters or the definitive agreements or any provision thereof.

Prior to the closing, the Company will provide and will use its reasonable best efforts to cause its representatives with appropriate seniority and expertise, including its or their accounting firms, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including by:

•

participating in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other representatives of the Company), conference calls, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and upon reasonable notice;

•

cooperating with the marketing and due diligence efforts of Parent and its lenders, including reasonably assisting with the preparation of rating agency presentations, pro forma financial statements, private placement memoranda, bank information memoranda, offering documents, lender presentations, similar documents and other customary marketing materials;

•

furnishing Parent and the lenders as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent such financial information regarding the Company as is customarily required in connection with the execution of financings of a type similar to the debt financing, including: (A) the audited consolidated balance sheet of the Company and its subsidiaries as at March 31, 2011, March 31, 2012 and March 31, 2013 and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal years ended March 31, 2011, March 31, 2012 and March 31, 2013 (which Parent acknowledges receipt of such audited financial statements for 2011 and 2012), (B) the unaudited consolidated balance sheet of the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days before the closing date, and the related consolidated statements of income and cash flows of the Company and its subsidiaries (which Parent acknowledge receipt of such unaudited consolidated balance sheet in respect of the fiscal quarters ending June 30, 2012, September 30, 2012 and December 31, 2012), in each case, prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by the SEC); provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company will satisfy the requirements of clause (A) and this clause (B), and (C) all other financial information of the Company and its subsidiaries that is specifically requested by the Parent from the Company and that is reasonably available to or readily obtainable by the Company and (x) is required to permit Parent to prepare a pro forma consolidated balance sheet and income statement of the Company and its subsidiaries as of the date of the most recent consolidated balance sheet and income statement delivered by (B) above for the twelve-month period ending on such date (or (A) above in the event that the closing date occurs prior to delivery of any statements pursuant to (B) above subsequent to the latest statement delivered pursuant to (A) above), as adjusted to give effect to the transactions and financings contemplated by the merger agreement and the debt commitment letters as in effect on May 6, 2013 as if such transactions had occurred on such date or on the first day of such period, as applicable, and to such other adjustments as will be agreed among the Parent and the lenders and (y) consists of financial statements or other data to be included in a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary (for high yield debt securities) “high-yield road show” (including all audited financial statements, all unaudited financial statements (which will have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and all appropriate pro forma financial statements (which, for the avoidance of doubt, in no event will require financial information otherwise required by Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3 16 of Regulation S-X (provided that information with respect to assets, liabilities, revenue and EBITDA with respect to non-Investors/Guarantors in the aggregate will be provided) or “segment reporting” and any compensation discussion and analysis required by Item 402 of Regulation S-K)), and all other data (including selected financial data) that would be necessary for any investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering (all information required to be delivered pursuant to (A) through (C) above is referred to as the “required bank information”);

•

using reasonable best efforts to obtain from the Company’s accounting firm accountants’ comfort letters and consents customary for financings similar to the debt financing, and assisting Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with the debt financing and cooperating in obtaining valuations in connection with effectuating the transactions contemplated by the debt financing;

•

executing and delivering, effective as of the effective time of the merger, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the financing;

•

to the extent requested by the Parent in writing at least ten business days prior to the due date therefor, furnishing all documentation and other information about the Company and its subsidiaries that the lenders have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;

•

reasonably facilitating the taking of all corporate, limited liability company, partnership or other similar actions by the Company and its subsidiaries that are reasonably necessary to permit the consummation of the debt financing, including the provision of guarantees and the pledging of collateral by the Company’s subsidiaries;

•	using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the debt financing to the extent within the control of the Company and its subsidiaries; and

•	using reasonable best efforts to cooperate with the lenders in their efforts to materially benefit from the existing lending relationships of the Company and its subsidiaries.

The foregoing notwithstanding, none of the Company or its subsidiaries nor any of their respective representatives will be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the financing (other than expenses relating to the Company’s obligations to deliver its regular annual and quarterly financial statements) that is not promptly reimbursed by Parent.

Nothing will require the Company or any of its subsidiaries, prior to the closing, to be an issuer or other obligor with respect to the debt financing.

Parent will promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries or their respective representatives in connection with such cooperation (other than with respect to the Company’s obligations to deliver its regular annual and quarterly financial statements and other than compensation of their respective employees) and will indemnify and hold harmless the Company and its subsidiaries and their respective representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the debt financing, any action taken by them at the request of Parent and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries), except to the extent (A) suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective representative’s, gross negligence, bad faith, willful misconduct or material breach of the merger agreement, or (B) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing persons.

Other Covenants

The merger agreement contains additional agreements between the Company, Parent and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•	the control of the Company’s operations prior to the effective time of the merger;

•	ownership of the equity interests in Parent;

•	the notification of certain matters and the settlement of stockholder litigation in connection with the merger agreement;

•

actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the treatment of certain outstanding indebtedness of the Company;

•

the cash repatriation required to be undertaken by the Company (including by liquidation of certain investments and making of certain cash transfers) in order to satisfy the available funds condition described below under “—Conditions to the Merger”; and

•	the de-listing of the common stock from the NASDAQ Global Select Market and the deregistration under the Exchange Act.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or written waiver (if permissible under law, by Parent and the Company), at and as of the closing, of the following mutual conditions:

•	the adoption of the merger agreement by the required vote of the stockholders;

•

the absence of any injunction, order, ruling, decree, judgment or similar order by any governmental entity of competent jurisdiction which makes illegal or prohibits the consummation of the merger and any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the merger; and

•

(i) the expiration or termination of any applicable waiting period under the HSR Act, (ii) the issuance of a decision by the European Commission issuing a decision pursuant to the EC Merger Regulation declaring the transactions contemplated by the merger agreement compatible with the common market, (iii) the expiration of any applicable waiting period or receipt of any approval required under the Anti-Monopoly Law of the People’s Republic of China, (iv) the expiration of any applicable waiting period or receipt of any approval required under the Competition Act of South Africa and (v) if the parties determine it is required, the expiration of any applicable waiting period or receipt of any approval required under the Brazilian Competition Act.

The obligation of Parent and Merger Sub to consummate the merger is subject to the fulfillment or waiver in writing (if permissible under law, by Parent and Merger Sub) of the following additional conditions:

•

(i) the representations and warranties of the Company with respect to capital stock (including equity awards), the Company’s accelerated repurchase program, severance payments and deductibility of certain payments will be true and correct in all respects, as of the date of the merger agreement and as of the closing date, as though made on and as of such date (except to the extent any such representation and warranty speaks as of an earlier date, in which case as of such earlier date), except with respect to this clause (i) where the failure of such representations and warranties to be so true and correct would not cause the aggregate amount required to be paid by Parent or Merger Sub pursuant to the merger agreement to increase by $12,500,000 or more, (ii) the representations and warranties of the Company with respect to organization, qualification, voting agreements, indebtedness, exercise price of options, corporate authority, required vote to adopt the merger agreement and finders or brokers will be true and correct in all material respects, as of the date of the merger agreement and as of the closing date, as though made on and as of such date (except to the extent any such representation and warranty speaks as of an earlier date, in which case as of such earlier date), and (iii) the other representations and warranties of the Company will be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company material adverse effect” or similar qualifiers contained in such representations and warranties) as of the date of the merger agreement and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality, “in all material respects” or “Company material adverse effect” or similar qualifiers contained in such representations and warranties) has not had, individually or in the aggregate, a Company material adverse effect;

•

the Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

•

the Company will have available cash in a U.S. bank account in an amount equal to or greater than the funding amount (as defined below) as of the opening of business (New York time) on the closing date;

•

the Company will have delivered to Parent a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior officer, certifying that the above three conditions have been satisfied; and

•	the CFIUS approval (as defined above under “—Other Covenants and Agreements—Efforts to Complete the Merger”) will have been obtained.

The obligation of the Company to effect the merger is subject to the fulfillment or waiver by the Company of the following additional conditions:

•

The representations and warranties of Parent and Merger Sub will be true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent material adverse effect contained in such representations and warranties) has not had, individually or in the aggregate, a Parent material adverse effect;

•

Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time of the merger; and

•

Parent will have delivered to the Company a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior officer, certifying that the above conditions have been satisfied.

None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s material breach of any provision of the merger agreement.

As used in the merger agreement, “funding amount” means an amount of available funds equal to the sum of (a) $1,361 million and (b) the aggregate amount in excess of $20 million received (or deemed to have been received in any “cashless exercise”) by the Company between the date of the merger agreement and the effective time of the merger in connection with any and all exercises of Company stock options.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•

the effective time of the merger has not occurred on or before 5:00 p.m. (New York City time) on November 6, 2013 (referred to as the “end date”), whether such date is before or after the Company’s stockholders have adopted the merger agreement, and the party seeking to terminate the merger agreement pursuant to this provision has not breached in any material respect its obligations under the merger agreement in any manner that has contributed to the failure to consummate the merger on or before such date; provided that if, as of the end date, all mutual conditions and all conditions to the obligation of Parent and Merger to consummate the merger have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the closing and other than the no injunction or similar order by any governmental entity condition (as it relates to the antitrust/competition approval condition or CFIUS approval condition), the antitrust/competition approval condition and the CFIUS approval condition), then, at the election of either Parent or the Company, the end date will be extended to February 6, 2014, which will be considered the “end date” for all purposes of the merger agreement;

•

any court of competent jurisdiction has issued or entered an injunction or similar order has been entered permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable, so long as the party seeking to terminate the merger agreement pursuant to this provision has used the efforts required of it under the merger agreement to prevent, oppose and remove such injunction; or

•

the Company’s stockholder meeting for the purpose of obtaining the required vote of the Company’s stockholders to adopt the merger agreement (including any adjournments or postponements thereof) has concluded and such vote has not been obtained;

•	by the Company:

•

if Parent or Merger Sub have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of a condition to the Company’s obligation to complete the merger or the failure of the closing to occur, and (ii) cannot be cured by the end date, or, if curable, is not cured within 30 days following the Company’s delivery of written notice of such breach or failure to Parent stating the Company’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement;

•

at any time prior to the date of the adoption of the merger agreement by the Company’s stockholders, if (i) the board has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) prior to or concurrent with such termination, the Company has paid the Company termination fee (defined below) to Parent and (iii) immediately such termination, the Company enters into an alternative acquisition agreement with respect to such superior proposal; or

•

if (i) the merger was not consummated within two business days of the first date upon which Parent was required to consummate the closing pursuant to the merger agreement and (ii) at the time of such termination all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) continue to be satisfied; or

•	by Parent:

•	in the event of a change of recommendation (as defined above under “—Other Covenants and Agreements—Alternative Proposals; No Solicitation”);

•

if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger, and (ii) cannot be cured by the end date, or, if curable, is not cured within 30 days following Parent’s delivery of written notice of such breach or failure to the Company stating Parent’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, so long as Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•

in the event that between the date on which the closing would have been required to occur pursuant to the merger agreement but for the failure of the available funds condition (as defined above under “Summary”) to be satisfied and the eighth business day after such date, the available funds condition has not been satisfied.

Termination Fees

Company Termination Fee

The Company will pay to Parent (or one or more of its designees) a termination fee in the event that:

•

(x) after the date of the merger agreement, any alternative proposal (substituting 50% for the 20% threshold set forth in the definition of “alternative proposal”) (such proposal is referred to as a “qualifying transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company’s stockholder meeting to adopt the merger agreement (or prior to the termination of the merger agreement if there has been no such meeting), (y) the merger agreement is terminated (1) by Parent or the Company because the effective time of the merger has not occurred on or before the end date (as long as this proxy statement has cleared SEC comments at least 45 days prior to the end date, the Company stockholder meeting to adopt this agreement has not occurred prior to such termination and there has been no injunction, order, ruling, decree, judgment or similar order by any governmental entity of competent jurisdiction which prevented the Company’s stockholder meeting from having occurred at or prior to the end date), (2) by Parent or the Company because the Company’s stockholder meeting to adopt the merger agreement has concluded and the adoption of the merger agreement by the required vote of the stockholders has not been obtained or (3) by Parent because the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement (each as more fully described in “—Termination” above) and (z) concurrently with or within 12 months after such termination, the Company enters into a definitive agreement providing for a qualifying transaction or consummates a qualifying transaction (regardless of whether such qualifying transaction is the same one as referred to in clause (x) above;

•	Parent has terminated the merger agreement because of a change of recommendation; or

•	the Company has terminated the merger agreement to enter into a superior proposal.

The amount of the termination fee will be $210 million in cash, except that the amount of the termination fee will be $140 million (any such fee is referred to as the “Company termination fee”) in the event that the Company has terminated the merger agreement on or prior to 11:59 p.m., New York time, on June 15, 2013 (subject to limited exceptions as specified in the merger agreement) to enter into an acquisition agreement related to a superior proposal with a person or group that is an excluded party at the time of such termination.

Parent Termination Fee

Parent will pay to the Company a reverse termination fee of $420 million in cash (such fee is referred to as the “Parent termination fee”) in the event that the Company has validly terminated the merger agreement because:

•

Parent or Merger Sub have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of a condition to the Company’s obligation to complete the merger or the failure of the closing to occur, and (ii) cannot be cured by the end date, or, if curable, is not cured within 30 days following the Company’s delivery of written notice of such breach or failure to Parent stating the Company’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•

the merger was not consummated within two business days of the first date upon which Parent was required to consummate the closing pursuant to the merger agreement and at the time of such termination all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) continue to be satisfied.

Reimbursement of Expenses

The Company will be required to reimburse Parent for all reasonable out-of-pocket expenses incurred by Parent, Merger Sub or the Investors/Guarantors or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $25 million if Parent has terminated the merger agreement because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained. If the Company subsequently becomes obligated to pay the Company termination fee to Parent, any such expense reimbursement amount paid by the Company will be credited against any Company termination fee.

If the merger agreement is terminated under certain specified circumstances, Parent will be required to reimburse the Company for certain expenses incurred by the Company in connection with repayment of the Company’s existing debt, assistance with the debt financing and cash repatriation pursuant to the merger agreement up to a maximum amount of $10 million.

Expenses

All costs and expense incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur the expenses, except as otherwise provided above under “—Reimbursement of Expenses.”

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

Notwithstanding the foregoing, the Company will be entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded and to effect the closing if and only if:

•

all conditions to Parent’s and Merger Sub’s obligations to close the merger have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (provided such conditions would be satisfied as of such date)) at the time when the closing would have occurred but for the failure of the equity financing to be funded;

•

the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letters or the definitive agreements for such debt financing if the equity financing is funded at the closing; and

•	the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing and debt financing are funded, then the closing of the merger will occur.

Amendments; Waiver

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. However, after the adoption of the merger agreement by the Company’s stockholders, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of NASDAQ require further approval of the Company’s stockholders, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes”, and which we refer to as the named executive officer merger-related compensation proposal, gives the Company’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This compensation is summarized in the table under “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to the table.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board (with Mr. Schaper recusing himself) unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of BMC Software, Inc. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by BMC to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either BMC or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board (with Mr. Schaper recusing himself) unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. BMC does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board (with Mr. Schaper recusing himself) unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The common stock is traded on NASDAQ under the symbol “BMC.”

The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low
2013
First Quarter	$47.98	$39.46
Second Quarter (through May 21, 2013)	$46.50	$43.30

2012
First Quarter	$40.38	$31.62
Second Quarter	$45.70	$38.11
Third Quarter	$44.20	$35.48
Fourth Quarter	$45.00	$38.04

2011
First Quarter	$51.03	$46.31
Second Quarter	$56.16	$48.46
Third Quarter	$56.55	$37.19
Fourth Quarter	$41.05	$32.19

The closing sale price of our common stock on May 3, 2013, which was the last trading day before the merger was publicly announced, was $45.42 per share. On [—], 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $[—] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 13, 2013 with respect to:

•	each person known by us to own beneficially greater than 5% of the outstanding shares of our common stock;

•	each member of our board and each named executive officer; and

•	the members of our board and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 2101 CityWest Blvd. Houston, TX 77042.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 142,638,033 shares of common stock outstanding on May 13, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 13, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders:
Dodge & Cox (1) 555 California Street, 40th Floor San Francisco, California 94104	12,687,878	8.90%
BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10055	7,901,692	5.54%
Elliott (3) 40 West 57th Street New York, New York 10019	13,697,300	9.60%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,242,657	6.48%
Macquarie Group Limited (5) No.1 Martin Place Sydney, New South Wales 2000, Australia	14,177,031	9.94%

Directors and Executive Officers:	Shares Owned		Shares Covered by Exercisable Options (6)	Shares Issuable Upon Vesting of RSUs (7)	Total Beneficial Ownership	Percent of Common Stock
Jon E. Barfield	11,151		30,000	—	41,151		*
Robert E. Beauchamp	441,699		826,000	82,522	1,350,221		*
Gary L. Bloom	21,932	(8)	57,500	—	79,432		*
John M. Dillon	—		—	—	—		*
Meldon K. Gafner	41,832		60,000	—	101,832		*
Mark J. Hawkins	14,702		—	—	14,702		*
Stephan A. James	17,529		—	—	17,529		*
P. Thomas Jenkins	13,347		90,000	—	103,347		*
Louis J. Lavigne, Jr.	21,832	(9)	47,500	—	69,332		*
Kathleen A. O’Neil	27,232		175,000	—	202,232		*
Alex Pinchev	—		—	—	—		*
Carl James Schaper	—		—	—	—		*
Tom C. Tinsley	13,347		100,000	—	113,347		*
Kia Behnia	32,235		29,375	15,538	77,148		*
Kenneth W. Berryman	19,653		—	9,860	29,513		*
William D. Miller	1,316		57,626	22,592	81,534		*
Stephen B. Solcher	29,153		44,286	21,673	95,112		*
Paul Avenant	21,942		7,813	15,538	45,293		*
Brian Bergdoll	—		7,313	11,629	18,942		*
Cory Bleuer	—		—	12,962	12,962		*
Hollie Castro	—		—	16,998	16,998		*
Steve Goddard	53,293		65,771	14,744	133,808		*
Carv Moore	5,402		—	2,994	8,396		*
Patrick Tagtow	4,680		31,750	7,391	43,821		*
All directors and executive officers as a group (24 persons)	792,277		1,629,934	234,441	2,656,652	1.86%

*	Indicates ownership of less than one percent.
(1)	Information is based solely upon a Schedule 13G/A filed by Dodge & Cox on February 13, 2013, which reported that Dodge & Cox has sole voting power with respect to 11,875,878 shares and sole dispositive power with respect to 12,687,878 shares.
(2)	Information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. on February 8, 2013, which reported that BlackRock, Inc. has sole voting power and sole dispositive power with respect to 7,901,692 shares.
(3)	Information is based solely upon a Schedule 13D/A filed by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. on May 6, 2013 which reported that Elliott Associates, L.P. has sole voting power and sole dispositive power with respect to 4,803,809 shares and Elliott International, L.P. and Elliott International Capital Advisors Inc. each have shared voting power and shared dispositive power with respect to 8,893,491 shares.
(4)	Information is based solely upon a Schedule 13G/A filed by The Vanguard Group, Inc. on February 11, 2013, which reported that The Vanguard Group, Inc. has sole voting power with respect to 267,762 shares, sole dispositive power with respect to 8,991,579 shares and shared dispositive power with respect to 251,078 shares.
(5)

Information is based solely upon a Schedule 13G filed by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Ltd, Delaware Management Holdings Inc. and Delaware Management Business Trust, on February 11, 2013, which reported that Macquarie Group Limited has sole voting power, shared voting power, sole dispositive power and shared dispositive power with respect to 0 shares; Macquarie Bank Limited has sole voting and sole dispositive power with respect to 1,100 shares; Macquarie Investment Management Ltd. has sole voting power and sole dispositive power with respect to

2,900 shares; Delaware Management Holdings Inc. has sole voting power and sole dispositive power with respect to 14,173,031 shares; and Delaware Management Business Trust has sole voting power and sole dispositive power with respect to 14,173,031 shares.
(6)	These are shares that may be acquired upon exercise of stock options which are exercisable as of May 13, 2013.
(7)	These are shares that may be acquired upon the vesting of RSUs which vest within sixty days after May 13, 2013 under our equity incentive plans. Excludes MSUs that will vest within sixty days after May 13, 2013 under our equity incentive plans.
(8)	Includes 100 shares held in the name of The Bloom Family Trust.
(9)	Includes 12, 136 shares held by the Louis J. Lavigne, Jr. Survivors Trust and 4,242 shares held by the Rachel J. Lavigne Exempt Bypass Trust.

RIGHTS OF APPRAISAL

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex D. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder of record for notice of the meeting with respect to shares for which appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex D.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, BMC BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, deliver to BMC a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the adoption of the merger agreement. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform BMC of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to deliver the written demand to BMC prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will effectively constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record. The demand must set forth, fully and correctly, the registered holder’s name as it appears on the holder’s stock certificates, and must specify the holder’s mailing address and the number of shares registered in the holder’s name. The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to BMC at:

BMC Software, Inc.

2101 CityWest Boulevard

Houston, Texas 77042

Attention: General Counsel and Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to BMC, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of BMC, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If BMC, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within ten days after the effective date of the merger, BMC, as the surviving corporation, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, BMC, as the surviving corporation, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such holders. BMC, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that BMC as the surviving corporation will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from BMC as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by BMC as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from BMC as the surviving corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon BMC as the surviving corporation, BMC as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although BMC believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent, Merger Sub nor BMC anticipate offering more than the applicable merger consideration to any stockholder of BMC exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable merger consideration.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless BMC has received contrary instructions from one or more of the stockholders. BMC will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to BMC Software, Inc., Attn: Corporate Secretary, 2101 CityWest Blvd., Houston, Texas 77042, or by calling (713) 918-4525. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we may not hold an annual meeting of stockholders in 2013. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2013 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 annual meeting of stockholders (if one is held) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must have been received by our Secretary no later than February 5, 2013. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must have been received by our Secretary by May 6, 2013.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by us or otherwise brought before the meeting by or at the direction of our board or by a stockholder entitled to vote at the meeting and who complies with the following notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to our Secretary and such business must be a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 30 days or more than 60 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a stockholder nomination for election to our board or a proposal of business to be considered at the 2013 annual meeting of stockholders, it should have been properly submitted to our Secretary no earlier than April 6, 2013 and no later than May 6, 2013. However, if the date of the 2013 Annual Meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

If we increase the number of directors to be elected at an annual meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased board made by us at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at BMC Software, Inc., Attn: Corporate Secretary, 2101 CityWest Blvd., Houston, Texas 7704, not later than the close of business on the 10th day following the day on which the public announcement is first made.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to BMC Software, Inc., Attn: Corporate Secretary, 2101 CityWest Blvd., Houston, Texas 7704. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to BMC Software, Inc., Attn: Corporate Secretary, 2101 CityWest Blvd., Houston, Texas 7704.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended March 31, 2013;

•	Definitive Proxy Statement for the Company’s 2012 Annual Meeting, filed June 5, 2012 and Definitive Revised Proxy Statement for the Company’s 2012 Annual Meeting, filed July 3, 2012; and

•	Current Report on Form 8-K, filed May 10, 2013.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [—], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BOXER PARENT COMPANY INC.,

BOXER MERGER SUB INC.

and

BMC SOFTWARE, INC.

Dated as of May 6, 2013

A-i

A-ii

EXHIBITS

Exhibit A Amended & Restated Certificate of Incorporation of Surviving Corporation

Exhibit B Bylaws of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2013 (the “Agreement”), among Boxer Parent Company Inc., a Delaware corporation (“Parent”), Boxer Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and BMC Software, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement, including the Merger, by the stockholders of the Company.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Guarantors is entering into a limited guarantee in favor of the Company (each a “Limited Guarantee”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified and subject to the terms and conditions therein.

WHEREAS, prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement in connection with the Merger.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., local time, on (a) the later of (i) a date which shall be the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), and (ii) the earlier of (x) a date during the Marketing Period to be specified by Parent on no fewer than five (5) Business Days’ notice to the Company, and (y) the third (3rd) Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (x) and (y) of this clause (ii), to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions set forth in Article VI as of the date determined pursuant to this Section 1.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing)), or (b) at such other place, date and time as the Company and Parent may agree in writing; provided that the Closing Date specified in any notice delivered pursuant to subclause (ii)(x) immediately above may be conditioned upon the simultaneous completion of the Debt Financing, it being understood and agreed that if such Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn); provided further, however, that in no event will the Closing occur during the first three (3) Business Days of a quarter, and if the Closing would otherwise have occurred pursuant to this Section 1.2 during such three (3) Business Day period, then the Closing will instead occur on the fourth Business Day of such quarter (provided, for the avoidance of doubt, the Closing at such later time shall be subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing). The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7 Officers. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Each share of common stock of the Company, par value $0.01 per share, outstanding immediately prior to the Effective Time (such shares, collectively, the “Common Stock,” and each, a

“Share”), other than Shares to be cancelled or converted pursuant to Section 2.1(b) and, other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive $46.25 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates or Book-Entry Shares that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration in accordance with this Section 2.1(a) and Section 2.2 (less any applicable withholding Taxes).

(b) Company, Subsidiary, Parent and Merger Sub-Owned Shares. Each Share that is owned directly by the Company (or any direct or indirect Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled instead to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise any such demands.

(e) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to or concurrently with the Closing, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder

(and which shall be reasonably acceptable to the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares (other than the Excluded Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration to which such holder of Shares is entitled pursuant to Section 2.1(a) (less any applicable withholding Taxes).

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and, subject to compliance with the procedures set forth in Section 2.2(b), exchanged for the cash such holder is entitled to receive pursuant to Section 2.1(a) (less any applicable withholding Taxes) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective

Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration such holder is entitled pursuant to Section 2.1(a) (less any applicable withholding Taxes), without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Treatment of Stock Options and Other Stock-Based Awards.

(a) Unless otherwise agreed between Parent and a particular award holder, each option to purchase Shares granted under a Company Equity Plan (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the former holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, no later than the second payroll cycle of the Surviving Corporation following the Effective Time.

(b) Except as otherwise agreed between Parent and a particular award holder, each award of restricted stock or restricted stock units granted under a Company Equity Plan that corresponds to Shares, including performance-based market stock unit awards (“Company MSU Awards”) and phantom stock awards (collectively, “Company RSU Awards”), that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be treated in the following manner:

(i) any (A) portion of such Company RSU Award held by an employee below the level of Senior Vice President that, pursuant to the terms of the award agreement evidencing such Company RSU Award as in effect immediately prior to the Effective Time (the “RSU Award Agreement”), is scheduled to vest on or prior to the first anniversary of the Closing Date (without regard to the occurrence of a Change in Control or similar term as defined, including by reference, in the RSU Award Agreement), and (B) such Company

RSU Award that is held by an employee at the level of Senior Vice President or above or by a member of the Board of Directors of the Company shall become fully vested (without regard to the satisfaction of any performance condition) and be converted into the right to receive an amount in cash equal to the product of (1) the total number of Shares subject to such Company RSU Award, or portion thereof, multiplied by (2) the Merger Consideration; provided, that, with respect to each Company MSU Award, the number of Shares subject to such award shall be the number of Shares determined by applying a Vesting Percentage (as defined in the RSU Award Agreement) of 100% to such Company MSU Award;

(ii) any portion of such Company RSU Award held by an employee below the level of Senior Vice President that, pursuant to the terms of the RSU Award Agreement, is scheduled to vest after the first anniversary of the Closing Date, shall be converted into an award (a “Converted Award”) representing a right to receive an amount in cash equal to the product of (A) the total number of Shares subject to such portion of such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration. Such Converted Award shall continue to vest and be settled in cash in accordance with the terms of the RSU Award Agreement; provided, however, that (1) the scheduled vesting date for each portion of such Converted Award scheduled to vest after the first anniversary of the Closing Date pursuant to the terms of the RSU Award Agreement shall be modified to be one year prior to such scheduled vesting date without regard to the satisfaction of any performance condition, and (2) any Converted Award that is held by an award holder whose employment is terminated after the Effective Time and on or prior to the final vesting date of such Converted Award (after giving effect to this Section 2.3(b)(ii)) by Parent and its Subsidiaries without Cause (as defined in the RSU Award Agreement, or, if there is no such definition, as defined herein) or is otherwise terminated under circumstances entitling such award holder to severance payments, shall vest in full as of such termination; and

(iii) The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company RSU Awards the cash amounts described in this Section 2.3(b), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the date that such Company RSU Award, or portion thereof, vests. To the extent that amounts are so withheld by the Surviving Corporation or one of its Subsidiaries, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Options or Company RSU Awards, as applicable, in respect of which such deduction and withholding was made.

(c) Prior to the Effective Time, the Company shall adopt such resolutions and take all other appropriate actions that do not involve the payment of any consideration required to effectuate the actions contemplated by this Section 2.3, including to ensure that (i) all awards issued under the Company Equity Plans shall be treated in accordance with this Section 2.3; (ii) after the Effective Time, except as otherwise agreed between Parent and a particular award holder, neither any holder of Company Equity Awards, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 2.3 and (iii) on and after the Effective Time, no further Company Equity Awards or other rights with respect to Shares shall be granted or outstanding under any Company Equity Plan. As soon as practicable after the Effective Time, and to the extent applicable or required, the Surviving Corporation shall deliver to the holders of Company Equity Awards, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement.

Section 2.4 Employee Stock Purchase Plan. Following the date of this Agreement, the Board of Directors of the Company (or a committee thereof) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) the Option Period (as such term is defined in the ESPP) in effect as of the date hereof shall conclude no later than the earlier of June 30, 2013 or the Closing Date; (ii) no new Option Period shall commence following the date of this Agreement; (iii) any individual participating in the Option Period in effect as of the date hereof shall not be permitted (A) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; and (iv) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents publicly filed with or publicly furnished to the SEC prior to the date hereof, other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but being understood that this clause (a) shall not be applicable to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.16, Section 3.17 and Section 3.19 and (b) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (provided, that, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) (i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent good standing is applicable in such jurisdiction) and (iii) each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification (to the extent good standing is applicable in such jurisdiction), except in the case of clauses (ii) and (iii) where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or otherwise made available to Parent complete and correct copies of the certificates of incorporation and bylaws or comparable organizational and governing documents of the Company and each of its “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) (a “Significant Subsidiary”), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, any reference to any facts, circumstances, events, effects or changes having a “Company Material Adverse Effect” means a fact, circumstance, event, change or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, but for purposes of this clause (a) and clause (b) below shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) any decline in the market price or trading volume of the Common Stock (it being understood that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, effect or change underlying such decline has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect), (iii) general changes or developments after the date hereof in the industries in which the Company and its Subsidiaries operate, including general changes after the date hereof in Law or regulation across such industries, (iv) the public announcement of this Agreement, the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by this Agreement (other than Section 5.1(a)) or consented to in writing by Parent, (vii) any acts of terrorism or war, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (ix) changes after the date hereof in GAAP or the interpretation thereof, (x) any shareholder litigation relating to this Agreement or the transactions contemplated hereby, or (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (xi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); provided that, with respect to clauses (i), (iii), (vii), (viii), and (ix), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent the Company’s ability to perform in all material respects its obligations under this Agreement and consummate the Merger in accordance with the terms hereof.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Significant Subsidiary of the Company, each Significant Subsidiary’s jurisdiction of organization and its authorized, issued and outstanding capital stock or other equity interests. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) (i) of each of the Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens and (ii) of each of the other Subsidiaries of the Company is owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 600,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Except as set forth in Section 3.2(a) of the Company Disclosure Letter, as of the close of business on April 30, 2013 (the “Capitalization Date”), there were (i) 143,958,464 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 3,305,010 shares of Common Stock, with a weighted average exercise price of $30.5113 per share, issued and outstanding, and (iii) 7,041,269 shares of Common Stock underlying outstanding Company RSU Awards. Since the Capitalization Date, other than as set forth on Section 3.2(a) of the Company Disclosure Letter, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital stock, other than as expressly permitted by Section 5.1(b)(ix). All outstanding Shares are, and all Shares issued upon exercise of Company Options or in settlement of Company RSU Awards will be when issued, duly authorized, validly issued, fully paid and nonassessable and are not or will not be, as applicable, subject to and were not or will not be, as applicable, issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in Section 3.2(a) above or in Section 3.2(b) of the Company Disclosure Letter, (i) the Company does not have any shares of its capital stock issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, calls, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer, dispose of or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation right, preemptive right, phantom stock, convertible or exchangeable securities or other similar right, agreement, arrangement, undertaking or commitment, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person and (iii) there are no outstanding obligations of the Company or any Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a list, as of the Capitalization Date, of all incentive equity awards, including: (i) each outstanding Company Option, including the number of shares of Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Equity Plan pursuant to which such Company Option was granted, (ii) each outstanding Company RSU Award (other than a Company MSU Award), including the target and maximum number of shares of Common Stock underlying such Company RSU Award, the applicable grant date thereof and the applicable Company Equity Plan pursuant to which such Company RSU Award was granted and (iii) each outstanding Company MSU Award, including the target and maximum number of shares of Common Stock underlying such Company MSU Award and the applicable grant date thereof. As of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company. The aggregate amount to be contributed pursuant to the ESPP for the Option Period (as such term is defined in the ESPP) ending June 30, 2013 shall not exceed the amount set forth on Item 3 of Section 3.2(c) of the Company Disclosure Letter.

(d) Except for awards to acquire shares of Common Stock disclosed on Section 3.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(f) As of the Capitalization Date, except for (x) Indebtedness (other than Indebtedness owed by the Company to any directly or indirectly wholly owned Subsidiary thereof or by any directly or indirectly wholly owned Subsidiary of the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company), (y) reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial) and (z) obligations with respect to deferred purchase price of property or services, for which the Company has taken delivery, regardless of how structured (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices) (collectively, “Specified Indebtedness”) in an aggregate amount for clauses (x), (y) and (z) of less than $10,000,000, there is no outstanding Specified Indebtedness of the Company and its Subsidiaries other than Specified Indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012. Since December 31, 2012 through the date hereof, the Company and its Subsidiaries have not incurred any Specified Indebtedness other than in the ordinary course of business consistent with past practice.

(g) Each Company Stock Option (i) was granted with an exercise price equal to or greater than the fair market value of the underlying shares of capital stock or other equity securities on the date of grant in compliance with Section 409A of the Code, (ii) has not had its exercise date or grant date delayed or “back-dated,” (iii) has been issued in compliance in all material respects with the terms of the applicable Company Equity Plan under which it was granted and all applicable Laws, and (iv) has been properly accounted for in all material respects in accordance with GAAP.

(h) On November 23, 2012, the Company entered into an agreement with Morgan Stanley & Co. LLC (“MS”) to repurchase $750,000,000 of Common Stock under an accelerated share repurchase program (the “ASRP”). Under the terms of the ASRP, on November 26, 2012, the Company paid to MS $750,000,000 in cash, which represented the Company’s full payment obligation under the ASRP. On or prior to July 1, 2013, all share settlements pursuant to the Repurchase Agreement will be completed.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting in a unanimous vote of those directors present (which directors constituted a quorum) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”), (iv) directed that such matter be submitted for a vote of the stockholders of the Company at the Company Meeting, (v) assuming that the representations of Parent and Merger Sub set forth in Section 4.13 are correct, taken all necessary actions so that the restrictions in Takeover Statutes are not applicable to the Company, Parent, Merger Sub or their Affiliates or the Guarantors or their Subsidiaries, or this Agreement or the transactions contemplated hereby (including the Merger) and (vi) exempted such Persons from being an “Acquiring Person” under the Rights Plan. The entering into of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any Person under the Rights Plan or enable or require the Rights to be exercised, distributed or triggered as a result thereof. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than corporate proceedings taken on or prior to the date hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated herein by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, authority or other legislative, judicial or executive entity (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with any applicable foreign or state securities or “blue sky” laws, (vi) the CFIUS Approval, and (vii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vii), the “Specified Approvals”), other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Assuming receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease (including any Principal Lease), agreement, contract, instrument, permit, concession, franchise, right or license binding upon the

Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect (provided that subclause (iv) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(c)).

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished on a timely basis all forms, statements, certifications, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since March 31, 2011 (including all exhibits and exhibits and schedules thereto and documents incorporated by reference therein, together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date of effectiveness or filing, as the case may be, with the SEC, and none of the Company SEC Documents contained or, if not yet filed, will contain any untrue statement of a material fact or omitted or, if not yet filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment), and included in all Company SEC Documents filed after the date hereof, (i) fairly presented, or if not yet filed, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows for the respective periods then ended and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case which are not material) and (ii) have been prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (in each case, except as may be indicated therein or in the notes thereto). Since March 31, 2011, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of March 31, 2012, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2011, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or any of their respective directors of officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 (or the notes thereto or as described in the March 31, 2012 audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto), (b) as permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof and (d) for liabilities and obligations incurred in the ordinary course of business since December 31, 2012, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) To the Knowledge of the Company, the Company and each of the Company’s Subsidiaries are, and since March 31, 2011 have been, in compliance with and are not in default under or in violation of any applicable federal, state, provincial, local, supranational or foreign law, statute, ordinance, common law, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 3.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or Section 3.5, or in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b) Since March 31, 2011, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation or formal review by any Governmental Entity with respect to, any material violation of or liability under any Customs & International Trade Laws which, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole, and has not been fully resolved.

(c) Since January 1, 2007, to the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective agents authorized to act, and acting, on behalf of the Company or its Subsidiaries has, in connection with the business activities of the Company, provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly to any Government Official, political party or candidate for government office, for the purpose of influencing any act or decision of such official, party or candidate in his or her official capacity, or inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any unlawful advantage for the benefit of the Company.

(d) To the Knowledge of the Company, the Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since March 31, 2011, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law, (iii) to the Knowledge of the Company, there has been no treatment, storage, disposal or release of or exposure of any Person to any Hazardous Substance in violation of or so as to give rise to liability under any applicable Environmental Law, including from any properties owned or leased by the Company or any of its Subsidiaries or as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries and (iv) nether the Company nor any of its Subsidiaries is subject to any judgment, order, decree or Action pursuant to any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the applicable time.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated, regulated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, Section 3.6 and this Section 3.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter lists all material Company Benefit Plans other than Company Foreign Plans (each as defined below). “Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants or with respect to which the Company or any of its Subsidiaries has any material liability. For purposes of this Agreement, the term “Company Foreign Plan” means each Company Benefit Plan that is subject to or governed by the Laws of any jurisdiction other than the United States.

(b) The Company has heretofore made available to Parent, with respect to each material Company Benefit Plan (other than a Company Foreign Plan), (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code; (iv) no Company Benefit Plan provides and neither the Company nor any of its Subsidiaries has any liability or obligation for the provision of medical or other welfare benefits with respect to current or former employees or directors or other service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three years under severance arrangements; (v) no liability under Title IV of ERISA or Section 412 of the Code or under any Multiemployer Plan has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would reasonably be expected to result in a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (viii) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a result of at any time being considered a single employer with any other Person (other than the Company and its Subsidiaries) under Section 414 of the Code; and (ix) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims or Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, with respect to or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(d) Except as provided in this Agreement or as disclosed on Section 3.9(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries except as required by applicable non-United States Law, or (ii) accelerate the time of payment or vesting, or cause the funding of or increase the amount of compensation or benefits due to any such employee, consultant or officer.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained, funded and administered in all material respects in accordance with their terms and all applicable requirements and Laws, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. The Company’s aggregate liability with respect to defined benefit retirement plans that are Company Foreign Plans does not exceed $10,000,000.

(f) Except for such matters that have not had, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries are in material compliance with all applicable Laws including (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices, and (D) the WARN Act, (iii) there are no material employment-related Actions pending or threatened against the Company, and (iv) to the Company’s Knowledge, none of the matters referred to in (i), (ii), and (iii) have been pending or threatened against the Company or any of its Subsidiaries since March 31, 2011.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, result in any payment or benefit that will be made by the Company or any of its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or result in the reimbursement of any excise tax incurred under Section 4999 of the Code.

(h) The representations and warranties set forth in Section 3.6, this Section 3.9 and Section 3.13(d) are the Company’s sole and exclusive representations and warranties regarding employee benefit and labor matters.

Section 3.10 Absence of Certain Changes or Events.

(a) Since March 31, 2012, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses, consistent with past practices.

(b) Since March 31, 2012, there has not been any state of facts, circumstance, event, change or effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2012, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in clauses (i), (vii), (x) (but only with respect to the Company and not its Subsidiaries), (xii), (xvi), (xvii) and (xxi) of Section 5.1(b).

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that has had, individually or in the aggregate, a Company Material Adverse Effect, (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, (c) there are no settlements to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets are bound and (d) there are no orders, judgments or decrees of any Governmental Entity in effect against the Company or any of its Subsidiaries, in the case of clauses (a), (b), (c) or (d) that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects and were prepared in compliance with applicable Law; (ii) the Company and each of its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) and have made adequate provisions in accordance with GAAP for all Taxes not yet due and payable on the most recent consolidated balance sheet of the Company and its Subsidiaries; (iii) there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) the Company and its Subsidiaries, within the time and in the manner prescribed by Law, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (including pursuant to Code Sections 1441, 1442, 3102, and 3402 and any other applicable provision of state, local, or foreign Law), and all applicable forms required with respect thereto have been properly completed and timely filed; (vii) no written claim has been made by a taxing authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than as a result of being a member of the consolidated, affiliated or unitary tax group of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise; (ix) any Tax holiday claimed by the Company or any of its Subsidiaries in any jurisdiction is currently effective and will not be adversely affected by the transactions contemplated by this Agreement; (x) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any currently effective waiver or other agreement extending the statute of limitations in respect of Taxes; (xi) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, or similar agreement; and (xii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has received in writing from any federal, state, local or foreign taxing authority any, and to the Knowledge of the Company, none of the following are threatened in writing: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date or (ii) any election under Code Section 108(i).

(d) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, capital stock, payroll, employment, unemployment, social security (or similar), workers’ compensation, net worth, excise, withholding, ad valorem, alternative minimum, estimated and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than in Section 3.2(g), Section 3.6, Section 3.9(c), Section 3.9(e), Section 3.9(g) and this Section 3.13.

Section 3.14 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or its Subsidiaries own and possess all right, title and interest in and to all of the Owned Intellectual Property Rights and (ii) each of the Company and its Subsidiaries either owns all rights, title and interest to or has a valid and enforceable right to use, pursuant to a written license agreement, all Intellectual Property Rights as are owned or used by or are otherwise necessary to conduct the respective businesses of the Company and its Subsidiaries as currently conducted, by the Company and its Subsidiaries (collectively, “Company Intellectual Property”) free and clear of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, immediately following the Closing, the Company and its Subsidiaries will continue to own or have in all material respects all Company Intellectual Property. To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Right of any third party in the past three (3) years, and (B) no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property Right owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.14(b) of the Company Disclosure Letter contains a list as of the date of this Agreement of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all material United States and foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same, and (iv) all material registered domain names, in each case owned by the Company or any of its Subsidiaries (collectively, with material unregistered Intellectual Property Rights owned or purportedly owned by the Company, “Owned Intellectual Property Rights”).

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no actions, suits or claims or administrative proceedings or investigations

(“Claims”) pending or, to the Knowledge of the Company, threatened, that (i) challenge or question the Company’s ownership of, the validity of, or the Company’s right to use, disclose, license or enforce any Company Intellectual Property, (ii) require indemnification of any Person by the Company or any of its Subsidiaries with regard to any Intellectual Property, for which notice of such indemnification has been received by the Company, or (iii) asserts that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any third party.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business as presently conducted. To the Knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, such confidential information, including the source code of any Company Product, has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the past three (3) years, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, whose duties include or have included contribution to or participation in the conception or development, or both, of any Intellectual Property or Company Product for the Company or its Subsidiaries have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of such Intellectual Property to the Company or its applicable Subsidiary without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable employee inventor protection Laws.

(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Open Source Software that is used by the Company or any of its Subsidiaries in any way in connection with any Company Product, the Company and its Subsidiaries are and have been in material compliance with all applicable licenses with respect thereto. To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no use by the Company or any of its Subsidiaries of any Open Source Software creates any of the following obligations or requirements on the part of the Company or any of its Subsidiaries in connection with such use: (i) the disclosure, distribution or licensing of any Software (other than such item of Open Source Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any Software (other than such item of Open Source Software in its unmodified form) be at no charge; (iii) a requirement that any licensee of any Software be permitted to modify, make derivative works of, or reverse-engineer any such Software; (iv) a requirement that any Software be redistributable by any licensee; or (v) the grant of any patent rights (other than patent rights in such item of Open Source Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such Open Source Software).

(g) Neither the Company nor any of its Subsidiaries has granted any exclusive license with respect to sales or licensing of a Company Product or any derivative thereof for which the Company continues to receive revenue (other than (i) such Company Product that is under an end of life program, or (ii) licenses granting a third party the exclusive right to distribute Company Product(s) in a specific territory).

(h) To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, other than with respect to product application programming interfaces and other interface code that is generally available for customers, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Product to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or its Subsidiaries.

(i) Since January 1, 2007, the Company and each of its Subsidiaries has taken commercially reasonable steps to safeguard the internal and external integrity of the Software used by the Company for its operations and Systems and the data that the Software and Systems contain (including the data of its customers). To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there have been no unauthorized intrusions or breaches of security, including any breach of security of personally identifiable information maintained, processed or transmitted by the Company or any of its Subsidiaries which has required, or which has been determined does or will require, notice thereof to any Person under any applicable Law, and (ii) within the past twenty-four (24) months, there has been no material failures or material service interruption that have not been remediated to the Company’s reasonable satisfaction.

(j) To the Knowledge of the Company and except as would not have a Company Material Adverse Effect, the Company and each of the Company’s Subsidiaries are, and since March 31, 2011 have been, in compliance with and are not in default under or in violation of any applicable Law relating to privacy, security or security breach notification requirements applicable to its websites, the Company Products or the operation of its respective businesses.

(k) To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Product. To the Knowledge of the Company and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation of Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

Section 3.15 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased or subleased properties (each, a “Lease” and collectively, “Leases”), except for properties and assets that have been disposed of in the ordinary course of business since December 31, 2012, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the date hereof). In addition to the foregoing, with regard to the Principal Leases, neither the Company nor, to the Knowledge of the Company, any other party to the Principal Leases is in material breach or default under such Principal Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Principal Lease, nor has the Company or any Subsidiary of the Company granted any Lien on its interest in the real property described in Principal Leases (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the date hereof).

Section 3.16 Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of each of MS and ML, each dated as of the date of this Agreement and substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters specified therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinions will be provided to Parent by the Company promptly following the date of this Agreement.

Section 3.17 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to approve the adoption of this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.18 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents, or as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that has not been publicly filed as an exhibit to the Company SEC Documents as of the date hereof;

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 individually;

(iv) pursuant to which the Company or any of its Subsidiaries (A) is granted rights in any third-party Intellectual Property (excluding any commercially available, unmodified off-the-shelf software) that are sold, bundled or distributed with, or embedded, integrated or incorporated into, any Company Product for which the Company is obligated to pay royalties and for which the amount paid or payable by the Company exceeds $2,000,000 annually, (B) is granted material rights in any material third-party Intellectual Property (excluding any commercially available, unmodified off-the-shelf software) that are sold, bundled or distributed with, or embedded, integrated or incorporated into any Company Product, or (C) has granted to any Person any material licenses or rights under any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business to customers);

(v) is a settlement, conciliation or similar agreement (x) with any Governmental Entity or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;

(vi) contains any covenant that materially limits the ability of the Company or any of its Subsidiaries to engage in any line of business, to solicit any material potential customer, to compete with any Person or operate at any geographic location;

(vii) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of their Subsidiaries could be required to purchase or sell, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) for an amount in excess, in the aggregate, of $1,000,000;

(viii) contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(ix) (A) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration in excess of $50,000,000 or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations after the date hereof in excess of $2,000,000; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) after the date hereof with a total consideration of more than $2,000,000;

(x) indemnifies or holds harmless any director or executive officer of the Company or its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company or its Subsidiaries);

(xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate other than as contemplated by the fiscal 2014 capital expenditure budget of the Company and its Subsidiaries set forth in Section 5.1(b)(xviii) of the Company Disclosure Letter;

(xii) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries; and

(xiii) pursuant to which end products are developed that would be co-owned by the Company or its Subsidiaries, on one hand, and a third party, on the other.

Each contract of the type described in this Section 3.18(a) is referred to herein as a “Company Material Contract.”

(b) True and complete copies of each Material Contract have been publicly filed as exhibits to the Company SEC Documents or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Subsidiaries under a Company Material Contract, (B) no party to any Company Material Contract has provided written notice (y) exercising or threatening exercise of any termination rights with respect thereto or (z) of any dispute with respect to any Company Material Contract.

Section 3.19 Finders or Brokers. Except for MS and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), neither the Company or any of its Subsidiaries or Affiliates has employed any investment banker, broker or finder in connection with the Merger or the other transactions contemplated by this Agreement who might be entitled to any financial advisory fee or any broker’s commission or similar fee in connection with or upon consummation of the Merger. The payments to be made to MS and ML upon consummation of the Merger shall be approximately in the amount that has been communicated by the Company to Parent.

Section 3.20 Insurance. All material insurance policies held by the Company and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Since March 31, 2011, neither the Company nor any of their Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim or claims have been reported to an insurance provider under any such insurance policy involving an amount in excess of $1,000,000 individually, or $10,000,000 in the aggregate, and no such claims have been denied in whole or in part.

Section 3.21 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, since April 1, 2012, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (provided, that, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated herein by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, (v) the CFIUS Approval and (vi) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in this Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to any of the Guarantors, Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Action pending (or, to Parent’s Knowledge, threatened) against or affecting any of the Guarantors, Parent or its Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, judgments or decrees of any Governmental Entity in effect against any of the Guarantors, Parent or Merger Sub, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub for inclusion in the Proxy Statement will, at the time it is filed with the SEC and at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Financing.

(a) Parent has received and accepted two executed commitment letters, dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11(a), the “Debt Commitment Letters”), from the lenders (including any lenders who become party thereto by joinder) party thereto (collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letters is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has received and accepted executed commitment letters, dated as of the date of this Agreement (as amended from time to time after the date of this Agreement in compliance with Section 5.11(a), the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from the Guarantors pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The Equity Commitment Letters provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement, in each case, subject to the terms and conditions thereof. The cash equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and copies of any fee or engagement letters related to the Debt Financing (with only fee amounts, pricing caps and other economic terms redacted (none of which would adversely affect the amount or availability of the Debt Financing) (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11(a), the “Fee Letters”).

(c) Except as expressly set forth in the copies of the Commitment Letters (or in the unredacted portions of the Fee Letters) delivered to Parent pursuant to Section 4.5(b), as of the date of this Agreement, there are no conditions precedent to the obligations of the Lenders and the Guarantors to provide the Financing or any contingencies that would permit the Lenders or the Guarantors to reduce the total amount of the Financing. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.3 and the completion of the Marketing Period, as of the date hereof, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all material conditions to be satisfied by it in any of the Commitment Letters or the Fee Letters at the time it is required to consummate the Closing hereunder, nor does Parent have Knowledge, as of the date of this Agreement, that any of the Lenders or Guarantors will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions.

(d) The Financing, together with the Funding Amount, if funded in accordance with the Commitment Letters, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration and the repayment of any Indebtedness of the Company contemplated by this Agreement and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger, the Debt Tender Offers and the Financing, in each case at the Closing.

(e) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect (except to the extent enforcement may be limited by the Bankruptcy and Equity Exception) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) none of the Commitment Letters has been modified, amended or altered and (ii) none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded.

Section 4.6 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a Limited Guarantee of each Guarantor, duly executed by such Guarantor, with respect to certain matters, including guaranteeing certain obligations of Parent and Merger Sub in connection with the Agreement and subject to the terms and conditions set forth therein. As of the date of this Agreement, each Limited Guarantee is in full force and effect and constitutes the valid and binding obligation of the applicable Guarantor, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.7 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.9 Finders or Brokers. Except for Qatalyst Partners, neither Parent nor any of its Subsidiaries or Affiliates has employed any investment banker, broker or finder in connection with the Merger or the other transactions contemplated by this Agreement who might be entitled to any financial advisory fee or any broker’s commission or similar fee in connection with or upon consummation of the Merger.

Section 4.10 No Additional Representations.

(a) Parent and Merger Sub each acknowledges that it and its Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and that, to the Knowledge of Parent, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review.

(b) Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents, as applicable), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation.

Section 4.11 Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, the Guarantors or any of their controlling or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 4.12 Investment. As of the date hereof, except as set forth in Section 4.12(a) of the Parent Disclosure Letter none of Parent, Merger Sub, any Guarantor, or any of their respective Subsidiaries or controlling or controlled HSR Affiliates holds five percent (5%) or greater of the voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person identified on Section 4.12(b) of the Parent Disclosure Letter; provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor.

Section 4.13 Ownership of Common Stock. As of the date hereof, none of Parent, Merger Sub, the Guarantors or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement. As of the date hereof, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.14 Solvency. On the Closing Date immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger, the Financing being entered into in connection therewith and all related fees and expenses paid in connection therewith) and assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, (ii) the accuracy of the representations and warranties of the Company set forth in Article III, and (iii) that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that are reasonable:

(a) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);

(b) the Present Fair Saleable Value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis shall be greater than the total amount of their recorded liabilities (determined in accordance with GAAP consistently applied, and including contingent liabilities that would be recorded in accordance with GAAP);

(c) the Surviving Corporation and its Subsidiaries on a consolidated basis shall be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(d) the Surviving Corporation and its Subsidiaries on a consolidated basis shall have adequate capital to carry on their businesses.

(e) For the purposes of this Section 4.14, the following terms have the following meanings:

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (iii) as expressly required or permitted by this Agreement, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions contained in clauses (i) through (iii) of Section 5.1(a) and without limiting the generality of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which consent, other than in the case of clauses (i), (ii), (ix), (x), (xi), (xii), (xvi), (xvii), (xviii) and (xxi) and, with respect to all such clauses, clause (xxii), shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except pursuant to the ESPP in accordance with Section 2.4 or in connection with the exercise or settlement of Company Equity Awards, and except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Benefit Plans, shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s directors, executive officers or employees, or (B) enter into any material employment, change of control, severance or material retention agreements with any employee of the Company or any of its Subsidiaries (except (1) for an agreement with an employee who has been hired to replace an employee with such an agreement, (2) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment, or (3) for employment agreements terminable on no more than 60 days’ notice without penalty);

(iv) shall not enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association, or other employee representative, except as required by applicable Law;

(v) shall not implement any facility closings or employee layoffs that do not comply with the WARN Act;

(vi) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its executive officers, directors, employees, agents or consultants (other than loans or advances to officers, directors and employees in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except with respect to officers, directors and employees as required by the terms of any Company Benefit Plan;

(vii) shall not, and shall not permit any of its Subsidiaries to, materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for accounting purposes, except as required by GAAP, SEC rules or interpretations, or local statutory requirements prescribed by applicable international financial reporting standards;

(viii) shall not adopt, and shall not permit any of its Subsidiaries to adopt, any amendments to its certificate of incorporation or bylaws or similar applicable charter or governing documents (including partnership agreements and limited liability company agreements);

(ix) except for transactions among the Company and its wholly–owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien), or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other equity interest in the Company or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than issuances of shares of Common Stock in respect of any exercise of Company Options, exercise of options (as such term is used in the ESPP) under the ESPP in accordance with Section 2.4, and settlement of any Company RSU Awards in each case outstanding on the date hereof;

(x) shall not, and shall not permit its Subsidiaries to, directly or indirectly, purchase, redeem, or otherwise acquire any shares of its capital stock or any rights, warrants, or options to acquire any such shares except for (A) pre-funded transactions in connection with the Company’s accelerated stock repurchase program publicly announced October 31, 2012, (B) repurchases disclosed on Section 5.1(b)(x) of the Company Disclosure Letter in the dollar and share amounts specified on Section 5.1(b)(x) of the Company Disclosure Letter, (C) the acquisition of shares of Common Stock from a holder of a Company Option or Company RSU Award in satisfaction of withholding obligations or in payment of the exercise price, (D) subject to Section 2.4, the acquisition of shares of Common Stock pursuant to the terms of the ESPP as in effect as of the date hereof, or (E) the acquisition or deemed acquisition of shares of Common Stock of the Company in connection with forfeitures of Company Options;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except for (A) any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) guarantees by the Company of Indebtedness of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (C) capital leases entered into by the Company and its Subsidiaries in the ordinary course of business and (D) Indebtedness (to the extent characterized as Indebtedness) relating to receivables financing entered into by the Company and its Subsidiaries in the ordinary course of business;

(xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, assign, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including any capital stock of Subsidiaries, other than (A) inventory, obsolete assets and customer receivables in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of this Agreement set forth on Section 5.1(b)(xii) of the Company Disclosure Letter or (C) licenses of the Company Products in the ordinary course of business;

(xiii) shall not, and shall not permit any of its Subsidiaries to (A) modify, amend, terminate or waive any rights or claims under any Company Material Contract or Principal Lease in any material respect in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice, or (B) enter into any new agreement that (x) would have been considered a Company Material Contract if it were entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice, or (y) contains a change in control provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Merger;

(xiv) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any income or other material amended Tax Return that would reasonably be expected to have the effect of increasing the Tax liability of the Company or any of its Subsidiaries, (C) adopt or change any material method of Tax accounting or change any annual Tax accounting period, (D) settle or compromise any material Tax proceeding or assessment, (E) enter into any “closing agreement” within the meaning of Code Section 7121 (or any predecessor provision or similar provision of state, local or foreign law) with respect to

Taxes, (F) surrender any right to claim a material refund of Taxes, (G) seek any Tax ruling from any taxing authority, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment other than extensions consented to in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries in filing their respective Tax Returns;

(xv) shall not, and shall not permit any of its Subsidiaries to, voluntarily settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate (provided, in no event shall the Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar threshold), except to the extent (and in no event exceeding the amount) reserved against in the Company’s consolidated balance sheet as of December 31, 2012 included in the Company SEC Documents in respect of the claim being settled (such reserves, in the aggregate, are approximately $7,000,000);

(xvi) except as set forth in Section 5.1(b)(xvii) of the Company Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xvii) except as set forth on Section 5.1(b)(xvii) of the Company Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) (I) any corporation, partnership or other business organization or (II) any assets from any other Person (excluding ordinary course purchases of goods, products and off-the-shelf Intellectual Property), or (B) make any material capital contributions or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(xviii) shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditure in excess of $2,000,000 individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the capital expenditure budget of the Company for the fiscal year ending March 31, 2014 (a copy of which has been previously provided to Parent);

(xix) shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, convey, license (as licensor) or otherwise dispose of any material Company Intellectual Property, except for non-exclusive licenses of Intellectual Property granted to customers of the Company that are entered into in the ordinary course of business consistent with past practice;

(xx) shall not, and shall not permit any of its Subsidiaries to, disclose any material trade secrets of the Company of any of its Subsidiaries other than pursuant to agreements entered into in the ordinary course of business consistent with past practice that contain confidentiality undertakings with respect to such confidential information and trade secrets;

(xxi) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Interested Party Transaction; and

(xxii) shall not, and shall not permit any of its Subsidiaries to, agree, authorize or make any commitment, in writing or otherwise, to take any of the foregoing actions.

(c) Between the date hereof and the earlier of the Effective Time and the Termination Date, Parent and Merger Sub shall not, and shall not permit any of the Guarantors or any of their Subsidiaries or controlling or controlled HSR Affiliates to, hold or agree to hold five percent (5%) or greater of the voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person identified on Section 5.1(c) of the Company Disclosure Letter (provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor).

(d) Between the date hereof and the earlier of the Effective Time, the Termination Date, or the satisfaction of the conditions set forth in Section 6.1(c)(i) and Section 6.1(c)(ii), Parent and Merger Sub shall not, and shall not permit any of the Guarantors or any of their Subsidiaries or controlling or controlled HSR Affiliates to, hold or agree to hold five percent (5%) or greater of the voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person identified on Section 5.1(d) of the Company Disclosure Letter (provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor).

(e) Except as set forth in Section 5.1(c) and Section 5.1(d), this Agreement shall not restrict Parent, Merger Sub, any of the Guarantors or any of their Subsidiaries or controlling or controlled HSR Affiliates from holding or agreeing to hold voting securities (as “hold” and “voting securities” are defined under 16 CFR 801) of any Person (provided that, with respect to any Guarantor, “HSR Affiliate” shall mean an “Affiliate” or “Associate” (each as defined in 16 CFR 801.1(d)) of such Guarantor).

Section 5.2 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives acting on Parent’s behalf in connection with the transactions contemplated hereby (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records, Tax Returns and workpapers, other than any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The Company and its Subsidiaries shall keep Parent reasonably apprised of the status of any material Tax matters that do not arise in the Company’s or any of its Subsidiary’s ordinary course of business. The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would in the reasonable judgment of the Company (after consultation with legal counsel) likely result in a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, and in any such event, the parties hereto will use their reasonable best efforts to make appropriate substitute access arrangements in a manner that does not result in such loss or violation.

(b) Parent hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information (as defined in the Confidentiality Agreements and subject to the exclusions contained in the Confidentiality Agreements), as such term is used in, and shall be treated in accordance with, (i) the confidentiality agreement, dated as of September 11, 2012, between the Company and Bain Capital Partners, LLC and (ii) the confidentiality agreement, dated as of February 19, 2013, between the Company and Golden Gate Private Equity, Inc. (collectively, the “Confidentiality Agreements”).

Section 5.3 No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on June 5, 2013 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to (x) a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreements (it being understood that such confidentiality agreement (A) must contain “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal except that such provisions may include an exception solely to the extent necessary to allow such Person to make a confidential proposal to the Board of Directors of the Company and (B) shall not include an obligation of the Company to reimburse such Person’s expenses), or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement in connection with a potential Alternative Proposal; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) make available to the Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal. The Company shall promptly (and in any event within one (1) Business Day) notify Parent in writing of the identity of each Person or group of Persons from whom the Company received a written Alternative Proposal after the execution of this Agreement and prior to the Go-Shop Period End Date and shall promptly provide Parent a copy of such written Alternative Proposal. No later than three (3) Business Days after the Go-Shop Period End Date, the Company shall provide Parent a list of Excluded Parties, including the identity of each Excluded Party and a copy of the Alternative Proposal submitted by such Person on the basis of which the Board of Directors of the Company made the determination that such Person shall be an Excluded Party.

(b) Except as may relate to any Excluded Party (but only for so long as such Person or group is an Excluded Party) until the Cut-off Date or as permitted by this Section 5.3, after the Go-Shop Period End Date, the Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any Alternative Proposal or a potential Alternative Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible Alternative Proposal and (iii) request that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person.

(c) Except as may relate to any Excluded Party (but only for so long as such Person or group is an Excluded Party) until the Cut-off Date or as expressly permitted by this Section 5.3, from the Go-Shop Period End Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information regarding the Company or its Subsidiaries to, any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, or (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3. In addition, except as expressly permitted under this Section 5.3, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VII, neither the Board of Directors of the Company nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Statutes or the Rights Plan, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except solely to the extent necessary to allow such Person to make a confidential proposal to the Board of Directors of the Company, (C) effect any Change of Recommendation, or (D) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(e)) (an “Alternative Acquisition Agreement”).

(d) Except as may relate to an Excluded Party (but only for so long as such Person or group is an Excluded Party), after the Go Shop Period End Date, the Company shall promptly (and, in any event, within forty-eight (48) hours of the Company’s knowledge of any such event) notify Parent of the receipt of any Alternative Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an Alternative Proposal, or any discussions or negotiations sought to be initiated or continued with the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their Representatives concerning an Alternative Proposal, indicating, in each case, the identity of the Person or group making such Alternative Proposal, inquiry, offer, proposal or request for information and a copy of any Alternative Proposal made in writing and the material terms and conditions of an Acquisition Proposal not made in writing, and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours of the Company’s or its Representatives’ knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Proposal, inquiry, proposal, offer or request (including copies of any written proposed agreements) and the status of any such discussions or negotiations. The Company hereby agrees that it shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 5.3(d) or complying with Section 5.3(e) or Section 5.3(f).

(e) Notwithstanding anything in this Section 5.3 to the contrary, at any time following the Go Shop Period End Date and prior to the receipt of the Company Stockholder Approval:

(i) if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not result from any material breach of the restrictions in Section 5.3(c) above) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (A) constitutes a Superior Proposal or (B) could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, such third party has entered into an executed confidentiality agreement with the Company having provisions that are no less favorable to the Company in any substantive respect than provisions of the Confidentiality Agreements (it being understood that such confidentiality agreement (I) need not contain any “standstill” or similar provisions or otherwise prohibit the making of or amendment to any Alternative Proposal and (II) shall not contain an obligation of the Company to reimburse the expenses of the counterparty), and (y) engage in discussions or negotiations with such third party with respect to the Alternative Proposal; provided, however, that the Company shall (1) immediately notify Parent (and in any event within forty-eight (48) hours) of the determination by the Board of Directors of the Company contemplated by this Section 5.3(e)(i), and (2) promptly (and in any event within forty-eight (48) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such third party that was not previously made available to Parent and (3) otherwise continue to comply with Section 5.3(d); provided, further, that this Section 5.3(e)(i) shall not apply to Alternative Proposals (or amendments or modifications thereto) made by Excluded Parties prior to the Cut-off Date, which are governed by Section 5.3(a); and

(ii) if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not arise from any material breach of the restrictions in Section 5.3(c)) that the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Alternative Proposal), then, the Board of Directors of the Company may terminate this Agreement in accordance with Section 7.1(g) if and only if (A) the Company shall have given written notice to Parent at least four (4) Business Days in advance to the effect that the Company has received such Superior Proposal (a “Superior Proposal Notice”), and the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 7.1(g) unless Parent proposes any revisions to the terms and conditions of this Agreement that renders such Alternative Proposal no longer a Superior Proposal, specifying the identity of the Person or group making the Superior Proposal, and attaching a copy of all relevant transaction agreements and other material documents relating to such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal), (B) during the four (4) Business Days following the delivery of such Superior Proposal Notice (the “Notice Period”), the Board of Directors of the Company shall and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement and (C) upon the expiration of the Notice Period, either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement), or (2) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Board of Directors of the Company, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the terms of an Alternative Proposal determined to be Superior Proposal are made (it being understood any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (B) shall be extended for three (3) Business Days.

(f) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, other than in connection with a Superior Proposal, if an Intervening Event shall have occurred, the Board of Directors of the Company may withdraw (or qualify or modify in a manner adverse to Parent), and exclude from the Proxy Statement, the Recommendation solely in respect of such Intervening Event, or publicly propose to do so, if (A) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and its outside legal counsel, that the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given written notice to Parent at least four (4) Business Days in advance to the effect that an Intervening Event has occurred, specifying the facts and circumstances of such Intervening Event in reasonable detail, and informing Parent that the Board of Directors of the Company intends to effect a Change of Recommendation with respect to such Intervening Event, (C) during such four (4) Business Day period, the Board of Directors of the Company shall and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement and (D) upon the expiration of such four (4) Business Day period, the Board of Directors of the Company, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that, after taking into account proposed revisions (if any) by Parent to the terms and conditions of this Agreement, the failure to effect a Change of Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company shall deliver a new written notice to Parent in accordance with clause (B) above in connection with any material change to the facts and circumstances relating to such Intervening Event and comply again with the requirements of clauses (C) and (D) above.

(g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (iii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that in any event the Board of Directors of the Company shall not effect a Change of Recommendation except in accordance with Section 5.3(f). Any public disclosure (other than any “stop, look and listen” statement) by the Company or its Board of Directors or any committee thereof relating to any determination or other action by the Board of Directors of the Company or any committee thereof with respect to any Alternative Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly publicly reaffirms its Recommendation in such disclosure.

(h) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (i) the approval of the Company’s Board of Directors for purposes of causing any Takeover Statutes and the Rights Plan to be inapplicable to the Merger and other transactions contemplated by this Agreement shall not be amended and no Change of Recommendation or other action shall change such approval, and (ii) except as set forth on Section 5.3(h) of the Company Disclosure Letter, the Rights Plan shall not be amended or qualified.

(i) For the avoidance of doubt, at any time after the Go-Shop Period End Date and until the date which is ten (10) days after the Go-Shop Period End Date (the “Cut-off Date”), the Company may continue to engage in the activities described in Section 5.3(a) with respect to, and the restrictions in Section 5.3(b) and Section 5.3(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Alternative Proposal submitted by any Excluded Party following the Go-Shop Period End Date.

(j) The Company may fail to enforce or waive any standstill or similar provision in any confidentiality agreement it has entered into with any Person, whether prior to or after the date hereof, solely to the extent necessary to allow a Person to make a confidential proposal to the Board of Directors of the Company.

(k) As used in this Agreement, “Intervening Event” means any material fact, event, change, development or set of circumstances (other than any Alternative Proposal) with respect to the Company that was not known to the Company’s Board of Directors as of or prior to the date hereof.

(l) As used in this Agreement, “Change of Recommendation” shall mean any action or resolution by the Board of Directors of the Company to (i) approve, adopt, endorse or recommend any Alternative Proposal, or publicly propose to do so, (ii) withdraw (or qualify or modify in a manner adverse to Parent) the Recommendation, or in each case publicly propose to do so, or fail to include the Recommendation in the Proxy Statement or (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Proposal.

(m) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any Person (other than Parent and its Affiliates) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company which would result in any Person beneficially owning more than twenty percent (20%) of the outstanding equity interests of the Company or any successor or parent company thereto, (ii) the acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of assets (including equity securities of any Subsidiary of the Company) representing more than twenty percent (20%) of the assets, revenues or net income of the Company and its Subsidiaries, on a consolidated basis, (iii) any acquisition (including by tender or exchange offer) by any Person that if consummated would result in any Person beneficially owning more than twenty percent (20%) of the voting power of the outstanding shares of Common Stock or (iv) any combination of the foregoing, in each case of subclause (i) through (iii) whether in a single transaction or a series of related transactions.

(n) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Alternative Proposal, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Alternative Proposal, made by any Person (other than Parent and its Affiliates), which did not result from or arise in connection with any material breach of Section 5.3(c), that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into account all of the terms and conditions the Company’s Board of Directors considers to be appropriate (after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Superior Proposal), (i) to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (ii) if such Alternative Proposal is from a financial sponsor or group of financial sponsors, a Person or group that includes one or more financial sponsors, a Person or group that proposes to obtain a material portion of its financing from one or more financial sponsors or a portfolio company of one or more financial sponsors, that the financing is fully committed.

(o) As used in this Agreement, other than as set forth in Section 5.3(o) of the Company Disclosure Letter, “Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the Go-Shop Period End Date a written Alternative Proposal that the Board of Directors of the Company determines in good faith (such determination to be made no later than two (2) Business Days after the Go-Shop Period End Date), after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided, however, (x) any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No Shop Period End Date, the Alternative Proposal submitted by such Person is withdrawn or terminated and (y) any group of Persons and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No Shop Period End Date, those Persons who were members of such group immediately prior to the Go Shop Period End Date cease to constitute at least fifty percent (50%) of the equity financing of such group.

Section 5.4 Filings; Other Actions.

(a) The Company shall prepare and file with the SEC the Proxy Statement as soon as practicable after the date of this Agreement, which shall include, subject to Section 5.3, the Recommendation. The Company shall use all reasonable efforts to (1) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing and (2) respond to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company will (i) use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall, and, if applicable, shall cause its Representatives to, promptly after receipt thereof, provide Parent copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC (or the staff of the SEC). The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all correspondence between the Company, on the one hand, and the SEC (or the staff of the SEC) on the other hand. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC or NASDAQ and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate the holders of Common Stock an appropriate amendment or supplement describing such information.

(b) Subject to the other provisions of this Agreement, the Company shall as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC (i) take all action necessary in accordance with applicable Law (including the DGCL) and its certificate of incorporation and bylaws and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, no Change of Recommendation shall obviate or otherwise affect the obligation of the Company to duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with this Section 5.4.

(c) The Company will deliver to Parent an affidavit, dated within 30 days of the Closing Date and in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” in the Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 5.5 Employee Matters.

(a) From the Effective Time through March 31, 2014 (or, if earlier, the date of termination of the relevant employee), the Surviving Corporation shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and non-equity-based bonus opportunities that, in each case, are no less favorable than were provided to the applicable Company Employee immediately before the Effective Time and (ii) non-equity based employee benefits that are comparable in the aggregate to those provided to the applicable Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose employment is terminated without Cause during the one-year period following the Effective Time or who voluntarily terminates employment during such period pursuant to a Constructive Termination, cash severance in a lump sum amount no lower than the applicable amount determined in accordance with the matrix set forth in Section 5.5(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Surviving Corporation and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including with respect to severance provided consistent with the matrix set forth on Section 5.5(a) of the Company Disclosure Letter), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply for any purpose with respect to any defined benefit pension plan or any equity-based or nonqualified deferred compensation plan or arrangement, or to the extent that its application would result in a duplication of benefits or compensation. In addition, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time, and (ii) for purposes of each plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee that replaces a comparable Company Benefit Plan in the plan year in which the Effective Time occurs (a “New Plan”), Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the comparable Company Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall have the authority to (i) determine and certify the achievement of performance goals under the Amended and Restated BMC Software, Inc. Short-Term Incentive Performance Award Program in respect of the performance period in which the Effective Time occurs; provided, that such determination shall only apply to performance prior to the Effective Time and (ii) certify the achievement of performance goals under the same program in respect of performance period(s) completed prior to the Effective Time. Following the Effective Time, Parent agrees to honor any such determinations and certifications.

(e) Nothing contained in this Section 5.5 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary rights or obligations in any person (including any Company Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company and its Subsidiaries, Parent and Merger Sub shall use, and Parent shall cause the Guarantors to use, their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, any of its Subsidiaries, Parent or Merger Sub be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, its Subsidiaries, Parent and Merger Sub shall, and Parent shall cause the Guarantors to, (i) promptly, but in no event later than twenty (20) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use their respective reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their respective reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iv) if a Government Entity required to grant a clearance or approval required to satisfy Section 6.1(b) (as it relates to the condition in Section 6.1(c) and/or Section 6.3(e)), Section 6.1(c), and/or Section 6.3(e) of this Agreement objects in writing to the Merger, or an authorized representative of such Governmental Entity indicates a reasonable likelihood of objecting to the Merger, on the basis of the participation of any Guarantor, then Parent shall, and Parent shall cause each of the Guarantors to, upon notice from the Company, use its reasonable best efforts promptly to (x) contact (as coordinated by Parent) up to ten (10) potential investors (including up to five (5) identified by the Company) in the aggregate for Parent and all of the Guarantors to solicit their interest in replacing such Guarantor on the same terms as are applicable to such Guarantor, (y) provide reasonable information of Parent and the Company and engage in good faith discussions with such potential investors regarding the Company’s business, in each case subject to an appropriate confidentiality agreement, and (z) cause a potential investor(s) to replace such Guarantor as promptly as practicable to enable the conditions set forth in Section 6.1(b) (as it relates to the condition in Section 6.1(c) and/or Section 6.3(e)), Section 6.1(c), and/or Section 6.3(e) to be satisfied prior to the End Date; provided that notwithstanding any provision herein to the contrary, Parent shall be entitled in its sole discretion to determine whether to permit any such potential investor to replace such Guarantor and in no event shall the failure to replace such Guarantor constitute a breach of any provision of this Agreement; provided that, notwithstanding anything to the contrary in Section 5.6(a), this Section 5.6(b), Section 5.6(d) or elsewhere in this Agreement, but subject to Section 5.6(c), in no event shall Parent, Merger Sub, any Guarantor or any of their respective Affiliates, be obligated in connection with the receipt of any consent, permit, authorization, ruling, waiver, clearance, approval, expiration or termination of any waiting period from any Governmental Entity or required under applicable Law, to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments or enter into any commercial arrangement, or commit, or commit to take, any action which action limits the freedom of action of Parent, Merger Sub, any Guarantor or any of their respective Affiliates with respect to its or the Company’s businesses, product lines or assets.

(c) Each of Parent, Merger Sub and the Company shall use, and Parent shall cause the Guarantors to use, their respective reasonable best efforts to obtain a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated hereby from being consummated (such notification, the “CFIUS Approval”). Such reasonable best efforts shall include promptly making any pre-notification and notification filings required in connection with the CFIUS Approval, furnishing all information specified by regulation to be included in a joint voluntary notice to CFIUS, and using reasonable best efforts to provide any information requested by CFIUS or the Defense Security Service in connection with its review of the transactions contemplated hereby. With respect to obtaining CFIUS Approval, the term “reasonable best efforts” shall be interpreted in light of past CFIUS reviews and investigations relating to Government of Singapore Investment Corporation Pte Ltd.

(d) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to, and Parent shall cause the Guarantors not to, participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited or requested otherwise by such Governmental Entity, gives the other party the opportunity to attend and participate.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, but subject to Section 5.6(b) and Section 5.6(c), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement including as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use, and Parent shall (in the case of a challenge based upon any Regulatory Law) cause any Guarantor party to such action or proceeding to use, their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6. The parties hereto agree that all obligations of the Company, its Subsidiaries, Parent and Merger Sub relating to efforts to obtain the Financing are set forth exclusively in Section 5.11 and not this Section 5.6.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested person” “interested stockholder,” “business combination” or other form of antitakeover statute or regulation or Law, including Section 203 of the DGCL (“Takeover Statutes”) shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company, Parent and Merger Sub will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years following the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) The Surviving Corporation shall, to the fullest extent permitted under the DGCL, indemnify and hold harmless (and advance funds in respect of each of the foregoing, subject to the undertaking described below) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the Company’s request (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL following receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined that such Person was not entitled to indemnification under this Section 5.9), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, charge, action, suit, litigation, proceeding, audit or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 350% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not spend more than 350% of the last annual premium paid by the Company prior to the date hereof (the “Base Amount”) in respect of such “tail” policy, and if the cost of such policy would otherwise exceed the Base Amount, the Company shall purchase as much coverage as reasonably practicable for the Base Amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9 (subject to the undertaking described in Section 5.9(b)).

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters in accordance with their terms, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related Fee Letter) and (iii) satisfying (or obtaining the waiver of) on a timely basis all conditions in the Commitment Letters and the Definitive Agreements and complying in all material respects with its obligations thereunder. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Cash Equity) have been satisfied and Parent is required to consummate the Closing pursuant to Section 1.2, Parent shall use reasonable best efforts to cause each Lender and shall cause each Guarantor to fund its respective committed portion of the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by promptly commencing a litigation proceeding against any breaching Lender or Guarantor to compel such breaching Lender or Guarantor to provide its respective committed portion of the Financing, provided that Parent shall control all aspects of such proceeding, including litigation strategy and selection of counsel). Parent shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any material provision or remedy under, or voluntarily replace (it being understood that any Alternative Debt Financing shall not be deemed a voluntary replacement for purposes of the sentence), any Commitment Letters or Fee Letters if such amendment, modification, waiver or remedy or voluntary replacement (w) adds new (or adversely modifies any existing) conditions to the consummation of the Financing as compared to those in the Commitment Letters and Fee Letters as in effect on the date of this Agreement, (x) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof or in the Definitive Agreements, (y) reduces the aggregate amount of the Financing, or (z) would or would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement when required pursuant to Section 1.2; provided, that for the avoidance of doubt no consent from the Company shall be required for: (A) any amendment, replacement, supplement or modification of the Debt Commitment Letters that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement (including in replacement of a Lender) or (B) implementation or exercise of any “flex” provisions provided in the Fee Letters as in effect as of the date hereof. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor (other (i) than a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Financing or (2) the termination of one, but only one, of the Debt Commitment Letters on or prior to June 5, 2013 pursuant to the terms of thereof) Parent will (1) use its reasonable best efforts to obtain alternative debt financing (the “Alternative Debt Financing”) (in an amount sufficient, when taken together with Cash Equity, the Funding Amount, and any then-available Debt Financing pursuant to any then-existing Debt Commitment Letters, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on substantially equivalent or more favorable terms in the aggregate from the same or other sources and which do not include any incremental conditionality to the consummation of such alternative debt financing that are more onerous to Parent (in the aggregate) than the conditions set forth in the Debt Commitment Letters in effect as of the date of this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor; provided that in no event shall the reasonable best efforts of Parent required by clause (1) above be deemed or construed to require Parent to (A) seek the Cash Equity from any source other than those counterparty to the Equity Commitment Letters, or in any amount with respect to a Guarantor in excess of such Guarantors’ Commitment, (B) pay any fees in excess of those contemplated by the Financing Commitments, or (C) agree to conditionality or economic terms of the Alternative Debt Financing that are less favorable in the aggregate than those contemplated by the Debt Commitment Letters or any related Fee Letter (including any flex provisions therein). In furtherance of and not in limitation of the foregoing, in the event that (A) any portion of the Debt Financing structured as high yield financing is unavailable, regardless of the reason therefor, (B) all closing conditions contained in Section 6.1 and Section 6.3 shall be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day) and (C) the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge facilities obtained in accordance with this Section 5.11(a)) are available on the terms and conditions described in the Debt Commitment Letters (or replacements thereof), then each of Parent and Merger Sub shall cause the proceeds of such bridge financing to be used in lieu of such affected portion of the high yield financing to consummate the Closing when Parent is required to do so pursuant to Section 1.2. For the purposes of this Agreement, (i) the term “Debt Commitment Letters” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letters remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any alternative debt financing arranged in compliance with this Section 5.11(a), and (iii) the term “Lenders” shall be deemed to include any lenders providing the alternative debt financing arranged in compliance herewith. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Parent shall select, or cause to be selected, by written notice to the Lead Arrangers, (and promptly provide a copy of such notice to the Company) on or prior to June 5, 2013 which of either the US/Foreign Commitments or the US Alternative Commitments shall be used to fund the Senior Facilities (capitalized terms used in this sentence, but not defined herein, as defined in the Debt Commitment Letters). Parent shall provide the Company with prompt oral and written notice of any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent gains Knowledge and the receipt of any written notice or other written communication from any Lender, Guarantor, or other financing source with respect to any material breach or default or, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof.

(b) Prior to the Closing, the Company shall provide and shall use its reasonable best efforts to cause its officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives (“Representatives”), in each case, with appropriate seniority and expertise, including its or their accounting firms, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including by: (i) participating in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other Representatives of the Company), conference calls, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and upon reasonable notice; (ii) cooperating with the marketing and due diligence efforts of Parent and its Lenders, including reasonably assisting with the preparation of rating agency presentations, pro forma financial statements, private placement memoranda, bank information memoranda, offering documents, lender presentations, similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Commitment Letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)); provided that, any rating agency presentations, bank information memoranda or similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Company and/or its Subsidiaries or Affiliates as the obligor (effective at and after the Effective Time); (iii) furnishing Parent and the Lenders as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested) such financial information regarding the Company as is customarily required in connection with the execution of financings of a type similar to the Debt Financing, including: (A) the audited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2011, March 31, 2012 and March 31, 2013 and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the years ended March 31, 2011, March 31, 2012 and March 31, 2013 (which Parent acknowledges receipt of such audited financial statements for 2011 and 2012), (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Closing Date, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries (which Parent acknowledge receipt of such unaudited consolidated balance sheet in respect of the fiscal quarters ending June 30, 2012, September 30, 2012 and December 31, 2012), in each case, prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by the SEC); provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company will satisfy the requirements of clause (A) and this clause (B), and (C) all other financial information of the Company and its Subsidiaries that is specifically requested by the Parent from the Company and that is reasonably available to or readily obtainable by the Company and (x) is required to permit Parent to prepare a pro forma consolidated balance sheet and income statement of the Company and its Subsidiaries as of the date of the most recent consolidated balance sheet and income statement delivered pursuant to clause (B) above for the twelve-month period ending on such date (or clause (A) in the event that the Closing Date occurs prior to delivery of any statements pursuant to clause (B) above subsequent to the latest statement delivered pursuant to clause (A) above), as adjusted to give effect to the transactions and financings contemplated by this Agreement and the Debt Commitment Letters as in effect on the date hereof as if such transactions had occurred on such date or on the first day of such period, as applicable, and to such other adjustments as shall be agreed among the Parent and the Lenders and (y) consists of financial statements or other data to be included in a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary (for high yield debt securities) “high-yield road show”, (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and all appropriate pro forma financial statements (which, for the avoidance of doubt, in no event shall require financial information otherwise required by Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X (provided that information with respect to assets, liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) or “segment reporting” and any Compensation Discussion and Analysis required by Item 402 of Regulation S-K)), and all other data (including selected financial data) that would be necessary for any investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering (all information required to be delivered pursuant to clauses (A) through (C) being referred to in this Agreement as, the “Required Bank Information”); (iv) using reasonable best efforts to obtain from the Company’s accounting firm accountants’ comfort letters and consents customary for financings similar to the Debt Financing, and assisting Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with the Debt Financing and cooperating in obtaining valuations in connection with effectuating the transactions contemplated by the Debt Financing; (v) executing and delivering, effective as of the Effective Time, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Financing (including a certificate of the Chief Financial Officer of the Company and any of its Subsidiaries with respect to Solvency matters substantially in the form attached to the Debt Commitment Letters as in effect as of the date hereof), and otherwise facilitating the pledging of collateral and the providing of guarantees (including, providing reasonable and customary information required in connection with the pledging and identification of real property and intellectual property to the extent specifically requested of the Company by Parent); (vi) to the extent requested by the Parent in writing at least ten (10) Business Days prior to the due date therefor, furnishing all documentation and other information about the Company and its Subsidiaries that the Lenders have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; (vii) reasonably facilitating the taking of all corporate, limited liability company, partnership or other similar actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing, including the provision of guarantees and the pledging of collateral by the Company’s Subsidiaries; (viii) using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and its Subsidiaries; and (ix) using reasonable best efforts to cooperate with the Lenders in their efforts to materially benefit from the existing lending relationships of the Company and its Subsidiaries. The foregoing notwithstanding, (A) Persons who are directors of the Company and its Subsidiaries prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (B) (except as specifically set forth above) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until the Effective Time (except with respect to the representation letters or authorization letters specified above) and (C) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the Financing (other than expenses relating to the Company’s obligations to deliver its regular annual and quarterly financial statements) that is not promptly reimbursed by Parent in accordance with this Section 5.11(b). In addition, the Company agrees that it will supplement the Required Bank Information to the extent that any such Required Bank Information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information, taken as a whole, not misleading in any material respect promptly after gaining Knowledge thereof. Nothing contained in this Section 5.11(b) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. The Company shall deliver on or prior to the Closing, copies of payoff letters with respect to all of the financing arrangements set forth on Section 5.11(b) of the Company Disclosure Letter (the “Company Debt”), which payoff letters shall substantially provide (subject to customary exceptions) (x) that upon receipt of the payoff amount set forth in the payoff letter, the respective Company Debt and related instruments shall be terminated and (y) that all Liens (and guarantees), if any, in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations, shall be, upon the payment of the amount set forth in the payoff letter, released and terminated. Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation (other than with respect to the Company’s obligations to deliver its regular annual and quarterly financial statements and other than compensation of their respective employees) and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.11(b) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent (A) suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith, willful misconduct or material breach of this Agreement, or (B) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons.

(c) The Company hereby expressly authorizes the use of the financial statements and other information to be provided pursuant to Section 5.11(b) for purposes of the Financing.

(d) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or any of its Representatives pursuant to this Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreements; provided that Parent and Merger Sub shall be permitted to disclose Confidential Information to potential debt financing sources and their Representatives without the prior written consent of the Company if such potential debt financing sources and their Representatives who receive such information are subject to a confidentiality agreement no less restrictive than the Confidentiality Agreements with respect to such information or as provided in the Commitment Letter. The Company shall promptly provide Parent with an electronic version of the trademarks, service marks and corporate logo of the Company and its Subsidiaries for use in marketing materials for the purpose of facilitating the syndication of the Debt Financing, and the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

(e) If the Company at any time in good faith reasonably believes that it has delivered the Required Information to Parent, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information at the time of delivery of such notice, unless Parent shall provide to the Company within four (4) Business Days after the delivery of such notice a written notice that describes with reasonable specificity the information that constitutes Required Information that Parent in good faith reasonably believes the Company has not delivered.

Section 5.12 Other Investors. Prior to the Effective Time, without the prior written consent of the Company (such consent, except with respect to a syndication to a shareholder of the Company as of the date hereof, shall not to be unreasonably withheld, conditioned or delayed), Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary.

Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 De-Listing. Prior to Closing, the Company will use its reasonable best efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15 Stockholder Litigation. In the event that any litigation or other Action of any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated or pending, or, to the Knowledge of the Company, threatened in writing, against any of the Company or its Subsidiaries and/or the members of the Board of Directors of the Company (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder Action and shall keep Parent reasonably informed with respect to the status thereof. None of the Company or its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder Action or consent to the same unless Parent shall have first consented in writing.

Section 5.16 Cash Repatriation.

(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the amount of Available Funds as of the beginning of the day on which the Closing will be required to occur pursuant to Section 1.2 (ignoring for this purpose the condition set forth in Section 6.3(d)) to be equal to or greater than the Funding Amount by, among other actions, (i) effectuating the transfer (including by intercompany loan or otherwise) of cash held by the Company’s Subsidiaries outside the United States to commercial bank accounts of the Company in the United States and (ii) liquidating short-term investments in the United States shortly prior to the Closing, in each case considering efficiencies with respect to out-of-pocket costs and Taxes, and in any event in accordance with applicable Law.

(b) The Company and its Subsidiaries shall not be required to take any action pursuant to Section 5.16(a) to the extent that such action would reasonably be expected to (i) materially and adversely affect the ability of the Company and the Company Subsidiaries to operate their respective businesses in the ordinary course of business, consistent with past practice or (ii) be prohibited by Law.

(c) The Company shall consult with Parent regarding the transactions contemplated by this Section 5.16, including the manner in which they are proposed to be conducted and any related Tax liability and, upon the reasonable request of Parent, provide updates to Parent regarding the status of such transactions and its and its Subsidiaries’ respective cash balances.

(d) The Company shall, not less than four (4) Business Days prior to the Closing Date, certify in writing (the “Available Funds Certification”) that the amount of Available Funds as of the opening of business on the date that the Available Funds Certification is provided (the “Certification Date”) is equal to or greater than the Funding Amount.

(e) If the Closing does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses and out-of-pocket expenses (including early withdrawal penalties but excluding, in all cases, any Taxes, capital losses and losses resulting from market price fluctuations) actually suffered or incurred by them in connection with any action taken pursuant to this Section 5.16.

Section 5.17 Existing Debt.

(a) Between the date of this Agreement and the Effective Time, as soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall commence offers to purchase, and related consent solicitations to amend, eliminate or waive certain sections of the applicable Indenture (defined below) as specified by Parent (the “Consent Solicitations”), with respect to all of the outstanding aggregate principal amount of the Company’s 7.25% Notes due 2018 issued pursuant to the 7.25% Notes Indenture, the Company’s 4.25% Notes due 2022 issued pursuant to the 4.25% Notes Indenture and the Company’s 4.50% Notes due 2022 issued pursuant to the 4.50% Notes Indenture (collectively, the “Existing Notes” and “Indentures”, as applicable), on such terms and conditions, including pricing terms, that are proposed, from time to time by Parent and reasonably acceptable to the Company, to be consummated after the Effective Time) (each a “Debt Tender Offer” and collectively, including the Consent Solicitations, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided that the Company shall not be required to commence any Debt Tender Offer until Parent shall have provided the Company with the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”); provided further that Parent will consult with the Company regarding the timing and commencement of the Debt Tender Offers and any early tender or early consent deadlines for the Debt Tender Offers in light of the regular financial reporting schedule of the Company. Parent shall consult with the Company and afford the Company a reasonable opportunity to review the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offers. The terms and conditions specified by Parent for the Debt Tender Offers shall be in compliance with applicable Law. The closing of each Debt Tender Offer shall be expressly conditioned on the occurrence of the Effective Time (and shall occur after the Effective Time), and the parties shall use their reasonable best efforts to cause each Debt Tender Offer to close after the Effective Time; provided that the consummation of any of the Debt Tender Offer shall not be a condition to Closing. None of the Existing Notes shall be required to be purchased until after the Effective Time. Concurrent with or immediately following the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Existing Notes properly tendered and not properly withdrawn in the Debt Tender Offer. The Company shall provide and shall use its reasonable best efforts to cause its respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers; provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company. The Company shall not be required to consummate the Debt Tender Offers at or prior to the Effective Time; provided, however, following a written request from Parent to do so, the Company may at or prior to the Effective Time in its sole discretion consummate the Debt Tender Offers and, if the Company does consummate the Debt Tender Offers following such request from Parent, then all such amounts paid to consummate the Debt Tender Offers shall be added to the Available Funds for purposes of determining whether the condition specified in Section 6.3(d) has been satisfied.

(b) The Debt Tender Offers shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the judgment of the Company, does not comply with Rule 143-1, the TIA or other applicable Law. Promptly following the expiration of the Consent Solicitation, assuming the requisite consent from the holders of the Existing Notes (including from persons holding proxies from such holders) has been received, the Company shall cause appropriate supplemental indentures (the “Supplemental Indentures”) to become effective providing for the amendments of the applicable Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred and all conditions to the Debt Tender Offer have been satisfied or (subject to approval by Parent) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Parent and the Company.

(c) The Company shall waive any of the conditions to any Debt Tender Offer as may be reasonably requested by Parent (other than the conditions that any Debt Tender Offer is conditioned on the Effective Time occurring as provided in Section 5.17(a)), so long as such waivers would not cause any Debt Tender Offer to violate the Exchange Act, the TIA, or any other applicable Law, and shall not, without the prior written consent of Parent, waive any condition to any Debt Tender Offer or make any change, amendment or modification to the terms and conditions of any Debt Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required in the reasonable judgment of the Company to comply with applicable Law.

(d) With respect to any series of Existing Notes, if requested by Parent in writing, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall (i)(A) promptly deliver a notice with respect to a Change of Control Offer (as defined in the relevant Indenture) (“Change of Control Offer”) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the relevant Indenture) to be mutually agreed by Parent and Company, all of the outstanding aggregate principal amount of Existing Notes of any such series, pursuant to Section 4.2 of each such Indenture and the other provisions of each such Indenture applicable thereto, and (B) otherwise comply with the relevant Indenture with respect to each such Change of Control Offer, or (ii) take any actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of such Existing Notes by the Surviving Corporation on or following the Effective Time pursuant to Article VIII of each Indenture and the other provisions of such Indentures (it being understood that in no event shall the Company be required to deliver any notices to redeem, repurchase, satisfy or discharge any Existing Notes which notice is not revocable or conditional on the occurrence of the Effective Time).

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Debt Tender Offer, Change of Control Offer or other actions described in Section 5.17(d) in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective officers and directors and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all damages suffered or incurred by them in connection with any actions taken pursuant to this Section 5.17; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent any such damages suffered or incurred arose from disclosure regarding the Company that is determined to have contained a material misstatement or omission or due to the gross or negligent misconduct of the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or written waiver, if permissible under Law, by Parent and the Company) at and as of the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the Merger.

(c) (i) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated, (ii) the European Commission shall have issued a decision pursuant to the EC Merger Regulation declaring the transactions contemplated hereby compatible with the common market, (iii) any applicable waiting period or approval required under the Anti-Monopoly Law of the People’s Republic of China shall have expired or been obtained and (iv) any applicable waiting period or approval required under the Competition Act of South Africa or other jurisdiction listed on Section 6.1(c)(iv) of the Parent Disclosure Letter shall have expired or been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent Material Adverse Effect contained in such representations and warranties) would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or, if permissible under Law, written waiver by Parent and Merger Sub) of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.2 (other than those in Section 3.2(e), Section 3.2(f) and Section 3.2(g)), Section 3.9(d) and Section 3.9(g) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct are de minimis, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(e), Section 3.2(f) and Section 3.2(g), Section 3.3(a), Section 3.17 and Section 3.19 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation and warranty speaks as of an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers, except in the case of Section 3.10(b)) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality” “in all material respects” or “Company Material Adverse Effect” or similar qualifiers, except in the case of Section 3.10(b), contained in such representations and warranties) have not had, individually or in the aggregate, a Company Material Adverse Effect. Solely for the purposes of clause (i) above, if one or more inaccuracies in or breaches of Section 3.2 (other than those in Section 3.2(e), Section 3.2(f) and Section 3.2(g)), Section 3.9(d) and Section 3.9(g) would cause the aggregate amount required to be paid by Parent or Merger Sub pursuant to Article II to increase by $12,500,000 or more, such inaccuracy or inaccuracies will be considered more than “de minimis” and such condition will be deemed not to have been satisfied.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) The amount of Available Funds is equal to or greater than the Funding Amount as of the opening of business (New York time) on the Closing Date.

(e) The CFIUS Approval shall have been obtained.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on November 6, 2013 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date; provided, however, that, if, as of the End Date, all conditions set forth in Section 6.1 and 6.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing and other than the condition set forth in Section 6.1(b) (as it relates to the conditions in Section 6.1(c) and/or Section 6.3(e)), Section 6.1(c) or Section 6.3(e)), then, at the election of either Parent or the Company, the End Date shall be extended to February 6, 2014, which shall be considered the End Date for all purposes of this Agreement;

(c) by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such reasonable best efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement), if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice of such breach or failure to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, (i) in the event of a Change of Recommendation, or (ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (y) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (z) cannot be cured by the End Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination, provided that, in the case of this clause (ii), Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g) by the Company in accordance with Section 5.3(e)(ii), if, prior to the receipt of the Company Stockholder Approval, (i) the Board of Directors of the Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) prior to or concurrent with such termination, the Company shall have paid the Company Termination Fee to Parent pursuant to Section 7.3(a) (it being understood any purported termination of this Agreement pursuant to this Section 7.1(g) shall be null and void if the Company shall not have paid the Company Termination Fee prior to or concurrent with such termination) and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in clause (i);

(h) by the Company, if (i) the Merger shall not have been consummated within two (2) Business Days of the first date upon which Parent is required to consummate the Closing pursuant to Section 1.2 and (ii) at the time of such termination all conditions to Parent’s obligation to consummate the Closing (other than those conditions that are to be satisfied by action taken at the Closing) continue to be satisfied; and

(i) by Parent, in the event that between the date on which the Closing would have been required to occur pursuant to Section 1.2 but for the failure of the condition set forth in Section 6.3(d) to be satisfied and the eighth (8th) Business Day after such date, the condition set forth in Section 6.3(d) has not been satisfied.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries, Affiliates or representatives; provided that, notwithstanding the foregoing: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the reasonable out-of-pocket expenses of Parent pursuant to Section 7.3(b), or the Parent Termination Fee, if, as and when required pursuant to Section 7.3; (ii) subject to the limitations set forth in Section 7.3, no such termination shall relieve any Party for liability for such Party’s willful and intentional breach of this Agreement prior to its termination or for fraud; and (iii) (A) the obligations of each Guarantor under its respective Limited Guarantee (solely pursuant to the terms and conditions thereof), (B) the obligations of any Person that is party to a confidentiality agreement with the Company (solely pursuant to the terms and conditions thereof), (C) subject to limitations set forth in Section 7.3, the Parent’s reimbursement obligations pursuant to Section 5.11(b), 5.16(e) and 5.17(e), and (D) the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII, will survive the termination of this Agreement. Notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to cause the Cash Equity to be funded or to consummate the Merger or the other transactions contemplated by this Agreement survive any termination of this Agreement.

Section 7.3 Termination Fee; Parent Termination Fee.

(a) Any provision in this Agreement to the contrary notwithstanding, if

(i) (A) after the date of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to and not withdrawn at the time of the Company Meeting (or prior to the termination of this Agreement if there has been no Company Meeting), (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (provided that (I) the

Proxy Statement has cleared SEC comments at least 45 days prior to the End Date, (II) the Company Meeting shall not have occurred at or prior to the time of such termination and (III) there has been no injunction, order, ruling, decree, judgment or similar order by any Government Entity of competent jurisdiction which prevented the Company Meeting from having occurred at or prior to the End Date) or Section 7.1(d), or by Parent pursuant to Section 7.1(f)(ii) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement providing for a Qualifying Transaction or a Qualifying Transaction shall have been consummated (regardless of whether such Qualifying Transaction is the same one referred to in this sub-clause (i)(A));

(ii) Parent shall have terminated this Agreement pursuant to Section 7.1(f)(i); or

(iii) the Company shall have terminated this Agreement pursuant to Section 7.1(g);

then, in any such event, the Company shall pay to Parent (or one of its designees) (x) a fee of $210,000,000 in cash; provided, that if such fee is payable in connection with a termination of this Agreement on or prior to the Cut-off Date (or, in the event an Alternative Proposal is made less than four (4) full Business Days prior to the Cut-off Date by a Person or group that at such time is an Excluded Party and the Company has delivered a Superior Proposal Notice to Parent in respect of such Alternative Proposal pursuant to Section 5.3(e)(ii) prior to the Cut-off Date, terminated within one (1) Business Day following the four (4) Business-Day period or, if applicable, any subsequent three (3) Business Day period, referred to in Section 5.3(e)(ii)) by the Company pursuant to Section 7.1(g) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination, then, the Company shall pay to Parent a fee of $140,000,000 in cash (such fee of either $210,000,000 or $140,000,000, as applicable, the “Company Termination Fee”), less (y) the amount of any expense reimbursement amount paid to Parent pursuant to Section 7.3(b), if any, by wire transfer of immediately available funds to an account designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon such entry or consummation of the Qualifying Transaction (regardless of whether the Qualifying Transaction was consummated within twelve (12) months after the termination of this Agreement), in the case of clause (ii) above, within two (2) Business Days of such termination or, in the case of clause (iii) above, prior to or concurrently with the termination by the Company pursuant to Section 7.1(g); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event this Agreement is terminated by Parent pursuant to Section 7.1(d), then the Company shall reimburse Parent for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub or the Guarantors, and all out-of-pocket fees and expenses of Financing sources for which Parent, Merger Sub or the Guarantors may be responsible) incurred by Parent, Merger Sub, the Guarantors or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, which amount shall not be greater than $25,000,000 by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination. Except as set forth in Section 8.5, Parent’s right to receive the Company Termination Fee pursuant to Section 7.3(a), in circumstances in which the Company Termination Fee is payable, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company and its Subsidiaries and any of the Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company and its Subsidiaries and any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.

(c) In the event that this Agreement is validly terminated by the Company pursuant to Section 7.1(e) or Section 7.1(h), then Parent shall pay to the Company a fee (the “Parent Termination Fee”) in an amount equal to $420,000,000), by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d) Notwithstanding anything to the contrary in this Agreement, (i) if Parent fails to effect the Closing when required by Section 1.2 for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and solely to the extent permitted by Section 8.5 or (y) the termination of this Agreement pursuant to Section 7.1(e) or Section 7.1(h) and receipt of payment of the Parent Termination Fee pursuant to Section 7.3(c) (and the obligations of each Guarantor under its respective Limited Guarantee (in accordance with the terms and conditions thereof) with respect thereto), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company (and any other Person) against any of Parent, Merger Sub, the Guarantors, the Lenders or any other financing source of Parent, and any of their respective former, current or future, direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives or successors or assignees of any of the foregoing (each, a “Non-Recourse Person” and together, the “Non-Recourse Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof or in connection therewith or related thereto, and in no event shall the Company (or any other Person) seek or be entitled to multiple, special or punitive damages against the Non-Recourse Persons, or any recovery, judgment or damages of any kind against the Non-Recourse Persons (other than against a Guarantor under the terms and conditions of its respective Limited Guarantee).

(e) Other than with respect to the Retained Claims (as defined below), all Actions or claims (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (A) this Agreement, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach of this Agreement and (D) any failure of the Merger or the other transactions contemplated by this Agreement to be consummated, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. No other Non-Recourse Person shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any Actions or claims arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D) except for Actions or claims that the Company may assert: (i) against any Person that is party to, and solely pursuant to the terms of, any confidentiality agreement with the Company; (ii) against each Guarantor under, and solely pursuant to the terms of, such Guarantor’s Limited Guarantee; (iii) against each Guarantor, solely pursuant to the terms of, such Guarantors’ Equity Commitment Letter; and (iv) against Parent and Merger Sub, solely in accordance with, and pursuant to the terms of, this Agreement (the Actions or claims in clauses (i) through (iv) of this Section 7.3(e), the “Retained Claims”). The parties acknowledge and agree that (w) in no event will Parent or the Guarantors be required to pay the Parent Termination Fee on more than one occasion; (x) in no event will Parent, Merger Sub and/or the Guarantors have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee (less any portion thereof that has been paid) plus any expense reimbursement pursuant to Section 5.11(b), Section 5.16(e) and Section 5.17(e) (collectively and in the aggregate, “Parent Expense Reimbursement Obligations”), and the Parent Termination Fee and the Parent Expense Reimbursement Obligations shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of the Guarantors under the Limited Guarantees, collectively); (y) the Parent Expense Reimbursement Obligations shall in no event exceed $10,000,000; and (z) in the event this Agreement is terminated pursuant to Sections 7.1(d), Section 7.1(f) or Section 7.1(g), Parent shall have no further Parent Expense Reimbursement Obligations, and the Company shall promptly reimburse Parent for any Parent Expense Reimbursement Obligations that were paid prior to such termination.

(f) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided that to the extent required under the Debt Commitment Letters, the law of the State of New York shall apply (but, for the avoidance of doubt, other than with respect to the definition, interpretation of the meaning and application of Company Material Adverse Effect (or other similar event) and whether a Company Material Adverse Effect has occurred, with respect to which issues, Delaware law shall apply in all cases). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Notwithstanding anything else in this Section 8.4 or elsewhere in this Agreement, the parties hereto agree that New York State or United States federal courts sitting in the borough of Manhattan, New York City (and any New York State or United States Federal court from which appeal therefrom may validly be taken) shall have exclusive jurisdiction over the parties in and over any such Action, arbitration, claim or proceeding brought against any financing source under the Debt Commitment Letters (including each Lender) or any of their respective Affiliates in connection with this Agreement, any Debt Commitment Letters or the transactions contemplated hereby or thereby, or the failure of such transactions to be consummated, and nothing in this Section 8.4 or elsewhere in this Agreement shall be construed to provide otherwise. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or Commitment Letter or Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or Commitment Letter or Limited Guarantee, or the subject matter hereof, may not be enforced in or by the applicable courts in accordance with this Section 8.4.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 7.3(d), Section 7.3(e) and Section 8.5(b), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding Section 8.5(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Cash Equity to be funded and to effect the Closing in accordance with Article II, if and only if (A) all conditions in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred but for the failure of the Cash Equity to be funded, (B) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters or the Definitive Agreements if the Cash Equity is funded at the Closing and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Cash Equity and Debt Financing are funded, then the Closing pursuant to Article II will occur; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of (1) specific performance of the Cash Equity to be funded and/or the consummation of the Merger and the other transactions contemplated by this Agreement and (2) the payment of the Parent Termination Fee. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES)). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6. (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING LENDERS UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES).

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Bain Capital, LLC
200 Clarendon Avenue
Boston, MA 02116
Facsimile:	(617) 516-2010
Attention:	Ian Loring
David Humphrey

and

c/o Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Facsimile:	(415) 983-2701
Attention:	Prescott Ashe
Steve Oetgen

and

c/o GIC Special Investments Pte Ltd
335 Madison Ave, 24th Floor
New York, NY 10017
Facsimile:	(212) 468-1900
Attention:	Wolfgang Schwerdtle
Jason Young

and

c/o Insight Venture Management, LLC
680 Fifth Avenue, 8th Floor
New York, NY 10019
Attention:	General Counsel
Facsimile:	(212) 728-9272

with copies to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Facsimile:	(312) 862-2200
Attention:	Matthew E. Steinmetz, P.C.

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:	(212) 446-6460
Attention:	Sarkis Jebejian, P.C.

and

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Facsimile:	(415) 439-1500
Attention:	Jeremy M. Veit

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:	(212) 728-9266
Attention:	Gordon R. Caplan
Morgan D. Elwyn

and

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:	(212) 839-5599
Attention:	Susan Lewis
Asi Kirmayer

To the Company:

BMC Software, Inc.
2101 CityWest Blvd.
Houston, TX 77042
Facsimile:	(713) 918-1110
Attention:	Patrick Tagtow

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	David C. Karp
Ronald C. Chen

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign all of its rights (but not obligations) under this Agreement to any of Parent’s wholly-owned Affiliates; provided, however, that no such assignment shall (x) affect the obligations of any such Affiliate who has committed to provide the Cash Equity

Financing under the applicable Equity Commitment Letter or the Guarantors under the Limited Guarantees, (y) relieve Parent or Merger Sub of its obligations hereunder or (z) impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Parent Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreements, the Limited Guarantees and the Equity Commitment Letters, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer any rights, claims, Actions or remedies upon any Person other than Company, Parent and Merger Sub (and their respective successors and, in the case of Parent or Merger Sub, their permitted assigns), except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (b) the right of the holders of Company Equity Awards to receive the payments with respect thereto required by Section 2.3 following the Effective Time, (c) the rights of the Indemnified Parties pursuant to Section 5.9, (d) the rights of the Non-Recourse Persons pursuant to Section 7.3 and (f) the rights of Lenders pursuant to Section 7.3, Section 8.4, Section 8.6, this Section 8.10 and Section 8.11. Notwithstanding anything else in this Section 8.10 or elsewhere in this Agreement, none of the Persons referenced in clauses (a) through (c) of this Section 8.10 shall be conferred any rights or remedies hereunder unless and until the Effective Time occurs.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder; provided, further, that Section 7.3, Section 8.6, Section 8.10 and this Section 8.11 (and the related definitions in this Agreement used therein) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Lender without the prior written consent of such Lenders.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub; Obligations of the Guarantors. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement expressly provides that Parent shall cause the Guarantors to take any action or use specified efforts or that Parent shall not permit the Guarantors to take any action, and any Guarantor fails to do so, then such failure shall be deemed to be a breach by Parent of this Agreement with respect to such requirement.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“4.25% Notes Indenture” means the indenture, dated as of February 13, 2012, by and between the Company and Wells Fargo Bank, N.A., as supplemented by the Supplemental Indenture dated as of February 13, 2012.

“4.50% Notes Indenture” means the indenture, dated as of February 13, 2012, by and between the Company and Wells Fargo Bank, N.A., as supplemented by the Second Supplemental Indenture dated as of November 16, 2012.

“7.25% Notes Indenture” means the indenture, dated as of June 4, 2008, by and between the Company and Wells Fargo Bank, N.A., as supplemented by the Supplemental Indenture dated as of June 4, 2008.

“Action” has the meaning set forth in Section 5.9(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Alternative Debt Financing” has the meaning set forth in Section 5.11(a).

“Alternative Proposal” has the meaning set forth in Section 5.3(m).

“ASRP” has the meaning set forth in Section 3.2(h).

“Available Funds” means cash held in a single special-purpose U.S. bank account registered in the name of the Company and available without restriction for the payment of Merger Consideration and/or the making of payments required to be made at or promptly following the Closing in respect of Company Options, Company MSU Awards and Company RSU Awards pursuant to Section 2.3 (collectively, the “Merger Payments”).

“Available Funds Certification” has the meaning set forth in Section 5.16(d).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Base Amount” has the meaning set forth in Section 5.9(c).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Texas or New York are authorized by law or executive order to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Cash Equity” has the meaning set forth in Section 4.5(b).

“Cause” means, with repect to any employee of Parent or its Subsidiary on or following the Effective Time, (i) such employee’s continued and material failure to perform such employee’s duties as an employee of Parent or its applicable Subsidiary; (ii) such employee’s material failure to adhere to any applicable policy or code of conduct of Parent and its Subsidiaries; (iii) the appropriation (or attempted appropriation) of a material business opportunity of Parent or its Subsidiaries, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Parent or its Subsidiaries; (iv) such employee’s engaging in conduct that is materially injurious to Parent and its Subsidiaries; (v) the misappropriation (or attempted misappropriation) of any of Parent’s or its Subisidiaries’ funds or property; (vi) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or (vii) the conviction of the employee by a court of competent jurisdiction of a crime involving moral turpitude.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Certification Date” has the meaning set forth in Section 5.16(d).

“CFIUS” has the meaning set forth in Section 5.6(c).

“CFIUS Approval” has the meaning set forth in Section 5.6(c).

“Change of Control Offer” has the meaning set forth in Section 5.17(d).

“Change of Recommendation” has the meaning set forth in Section 5.3(l).

“Claims” has the meaning set forth in Section 3.14(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.5(b).

“Committee” has the meaning set forth in Section 5.5(d).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Debt” has the meaning set forth in Section 5.11(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Equity Award” means any award granted under any of the Company Equity Plans.

“Company Equity Plan” means any of the following and any other plan or arrangement pursuant to which incentive equity has been issued by the Company to current or former directors, officers or employees of the Company and its Subsidiaries (other than the ESPP): BMC Software, Inc. 2007 Incentive Plan, as amended, and award agreements thereunder, BMC Software, Inc. 2002 Employee Incentive Plan, as amended, the BMC Software, Inc. 2002 Nonemployee Director Stock Option Plan, the BMC Software, Inc. 2000 Employee Stock Incentive Plan, as amended, 1995 Non-Employee Directors’ Incentive Plan, as amended, and award agreements thereunder, BMC Software, Inc. 1994 Employee Incentive Plan, as amended, and award agreements thereunder, BMC Software 1994 Non-employee Directors’ Stock Option Plan, the BMC Software, Inc. 1994 Nonemployee Directors’ Incentive Plan, as amended, and award agreements thereunder, and the BladeLogic, Inc. 2007 Stock Option and Incentive Plan, as amended, and award agreements thereunder.

“Company Foreign Plan” has the meaning set forth in Section 3.9(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Company Material Contract” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company MSU Awards” has the meaning set forth in Section 2.3(b).

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Permits” has the meaning set forth in Section 3.7(d).

“Company Product” means any products or services sold or licensed (or offered for sale or license) by the Company or any of its Subsidiaries.

“Company Related Party” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Company RSU Awards” has the meaning set forth in Section 2.3(b).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.17.

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Compliant” means, with respect to the Required Bank Information, that: (a) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any audited financial statements contained in the Required Bank Information; (b) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the Required Bank Information (it being understood the Required Bank Information shall be Compliant if such restatement is completed or the Company has determined no such restatement shall be required); (c) such Required Bank Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statement contained in such Required Bank information, in the context in which it was made, not misleading; and (d) the financial statements included in the Required Bank Information that is available to Parent on the first day of the Marketing Period would be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such period.

“Confidentiality Agreements” has the meaning set forth in Section 5.2(b).

“Consent Solicitations” has the meaning set forth in Section 5.17(a).

“Constructive Termination” means, with respect to an employee of Parent or its Subsidiary on or after the Effective Time, (i) Parent or its Subsidiary requiring such employee to be permanently based anywhere other than within fifty (50) miles of such employee’s job location immediately prior to the Effective Time; or (ii) a material reduction in such employee’s base salary or target bonus opportunity from that provided to such employee immediately prior to the Effective Time. Notwithstanding the foregoing, an employee cannot effectuate a Constructive Termination unless such employee provides written notice to Parent of the condition giving rise to the right of Constructive Termination (such notice to be given no later than 90 days following the initial existence of such condition) and Parent fails to cure such condition within 30 days of receipt of such notice.

“Converted Award” has the meaning set forth in Section 2.3(b)(ii).

“Customs & International Trade Laws” means any Law or other decision or requirement having the force or effect of Law of any Governmental Entity, concerning the importation, exportation, reexportation, or deemed exportation of products, including software, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such importation, exportation, reexportation, or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations; the Arms Export Control Act; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by the United States Office of Foreign Assets Control; executive orders of the President regarding embargoes and restrictions on transactions with designated entities and countries; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Cut-off Date” has the meaning set forth in Section 5.3(i).

“Debt Commitment Letters” has the meaning set forth in Section 4.5(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Debt Tender Offer” has the meaning set forth in Section 5.17(a).

“Debt Tender Offer Documents” has the meaning set forth in Section 5.17(a).

“Definitive Agreements” has the meaning set forth in Section 5.11(a).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“EC Merger Regulation” means Council Regulation (EC) 139/2004 of the European Union.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.8(b).

“Equity Commitment Letters” has the meaning set forth in Section 4.5(b).

“ERISA” has the meaning set forth in Section 3.9(a).

“ERISA Affiliate” has the meaning set forth in Section 3.9(c).

“ESPP” means (a) the BMC Software, Inc. 2013 Employee Stock Purchase Plan, (b) the BMC Software, Inc. International Employee Stock Purchase Plan (Sub-Plan of the BMC Software, Inc. 2013 Employee Stock Purchase Plan) and (c) any other Sub-Plans (as defined under the BMC Software, Inc. 2013 Employee Stock Purchase Plan).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.3(o).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Existing Notes” has the meaning set forth in Section 5.17(a).

“Fair Value” has the meaning set forth in Section 4.14(e)(i).

“Fee Letters” has the meaning set forth in Section 4.5(b).

“Financing” has the meaning set forth in Section 4.5(b).

“Funding Amount” means an amount of Available Funds equal to the sum of (a) $1,361,000,000 and (b) the aggregate amount in excess of $20,000,000 received (or deemed to have been received in any “cashless exercise”) by the Company between the date of this Agreement and the Effective Time in connection with any and all exercises of Company Options.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period End Date “ has the meaning set forth in Section 5.3(a).

“Government Official” means any officer or employee of a Governmental Entity or any person acting in an official capacity for or on behalf of any Governmental Entity or on behalf of any such public organization.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Guarantors” means Bain Capital Fund X, L.P., Golden Gate Capital Opportunity Fund, L.P., Westhorpe Investment Pte Ltd, Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P.

“Hazardous Substance” has the meaning set forth in Section 3.8(c).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” means, with respect to the Company and its Subsidiaries, (i) all liabilities for borrowed money; (ii) all liabilities under capital leases to the extent required to be capitalized under GAAP; and (iii) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) and (ii) above.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Indentures” has the meaning set forth in Section 5.17(a).

“Intellectual Property” means any and all of the following: (a) inventions and conceptions (whether patentable or not), technology, designs, models, and improvements; (b) non-public proprietary information of any nature, including, but not limited to: (i) that of a business, technical, or financial nature; (ii) trade secrets; (iii) confidential information; and (iv) other non-public information, including, but not limited to: (A) know-how, (B) business methods, processes, procedures, and methodologies, and (C) non-published patent applications; (c) works of authorship, including, but not limited to, the Company Products; the Software; data; files; records; schematics; drawings; diagrams; tools; utilities; documentation; marketing materials; and other content, whether in electronic, digital, or tangible form and in whatever media; (d) databases and data collections; (e) trademarks, service marks and logos; and (f) any similar or equivalent embodiments, representations, or manifestations of property issuing from intellect.

“Intellectual Property Rights” means all of the following: (i) patents; (ii) rights in trademarks, service marks, trade names, and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) rights in copyrights, mask works, Software and copyrightable works; (iv) registrations or applications with respect to any of the foregoing; (v) rights in trade secrets, confidential information, know-how and in all other tangible and intangible proprietary information and (vi) all other intellectual property rights of any type recognized in any jurisdiction.

“Interested Party Transaction” has the meaning set forth in Section 3.21.

“Intervening Event” has the meaning set forth in Section 5.3(k).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Lease” or “Leases” has the meaning set forth in Section 3.15.

“Lenders” has the meaning set forth in Section 4.5(a).

“Lien” means any lien, mortgage, pledge, title defect, claim, charge, security interest, hypothecation, easement, right-of-way or other encumbrance of any nature.

“Limited Guarantee” has the meaning set forth in the Recitals.

“made available” will be construed to mean that the applicable item has been made available prior to the execution of this Agreement by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or facsimile or contained in a disc or other memory device, or (iii) posting, and making accessible such information to Parent, in the electronic data room labeled “Project Coffee” on https://datasite.merrillcorp.com prepared by the Company in connection with the transactions contemplated by this Agreement.

“Marketing Period” means the first (1st) period of 20 consecutive days after the date of this Agreement throughout which (a) Parent has the Required Bank Information, (b) the Required Bank Information is at all times Compliant (except that if the Required Bank Information is at any time during such period not Compliant pursuant to clause (c) of the definition thereof, but during such period becomes Compliant as a result of a supplement to the Required Bank Information, the Marketing Period shall be extended by 5 Business Days, but shall not restart), (c) all conditions set forth in Section 6.1 have been (and remain) satisfied, other than (i) Section 6.1(a), (ii) from and after January 6, 2014, Section 6.1(c) and (iii) those conditions that by their nature can only be satisfied at Closing and (d) all conditions set forth in Section 6.3 have been satisfied or waived by Parent (and remain satisfied or waived), other than (x) from and after January 6, 2014, Section 6.3(e) and (y) those conditions that by their nature can only be satisfied at Closing; provided, that (A) July 4, 2013, July 5, 2013, November 28, 2013, November 29, 2013, November 30, 2013 and December 1, 2013 shall not be considered days for the purposes of the Marketing Period, (B) the Marketing Period shall either end on or prior to August 16, 2013 or, if the Marketing Period has not ended on or prior to August 16, 2013, then the Marketing Period shall commence no earlier than September 3, 2013, (C) the Marketing Period shall either end on or prior to December 21, 2013 or, if the Marketing Period has not ended on or prior to December 21, 2013, then the Marketing Period shall commence no earlier than January 6, 2014, (D) the Marketing Period shall end no earlier than the first (1st) Business Day following the date on which the condition in Section 6.1(a), Section 6.1(c) and Section 6.3(e) are satisfied or waived and (E) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained by Parent.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“ML” has the meaning set forth in Section 3.19.

“MS” has the meaning set forth in Section 3.2(h).

“Multiemployer Plan” has the meaning set forth in Section 3.9(a).

“NASDAQ” means the NASDAQ Global Select Market.

“New Plan” has the meaning set forth in Section 5.5(b).

“Non-Recourse Person” has the meaning set forth in Section 7.3(d).

“Notice Period” has the meaning set forth in Section 5.3(e)(ii).

“Open Source Software” means any Software that is subject to any open source license including any license that is or substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Owned Intellectual Property Rights” has the meaning set forth in Section 3.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Expense Reimbursement Obligations” has the meaning set forth in Section 7.3(e).

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Related Party” means Parent, Merger Sub, the Lenders, and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being diligently contested in good faith through appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), or (E) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Present Fair Salable Value” has the meaning set forth in Section 4.14(e)(ii).

“Principal Lease” or “Principal Leases” mean one or all, respectively, of the following Leases: (i) Houston, Texas; (ii) Pune, India; (iii) Austin, Texas; (iv) San Jose, California; (v) Tel Aviv, Israel; (vi) Egham, United Kingdom; (vii) Tampa, Florida; (viii) Lexington, Massachusetts; (ix) Tel Hai, Israel; and (x) McLean, Virginia.

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a)(i).

“Recommendation” has the meaning set forth in Section 3.3(a).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Representatives” has the meaning set forth in Section 5.11(b).

“Required Bank Information” has the meaning set forth in Section 5.11(b).

“Retained Claims” has the meaning set forth in Section 7.3(e).

“Rights” has the meaning set forth in the Rights Plan.

“Rights Plan” means that certain Rights Agreement, dated as of May 12, 2012, by and between BMC Software, Inc. and Computershare Trust Company, N.A. as rights agent, as amended.

“RSU Award Agreement” has the meaning set forth in Section 2.3(b)(i).

“Rule 14e-1” has the meaning set forth in Section 5.17(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Significant Subsidiary” has the meaning set forth in Section 3.1(a).

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Specified Indebtedness” has the meaning set forth in Section 3.2(f).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(n).

“Superior Proposal Notice” has the meaning set forth in Section 5.3(e)(ii).

“Supplemental Indentures” has the meaning set forth in Section 5.17(b).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” means servers, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment of the Company.

“Takeover Statutes” has the meaning set forth in Section 5.7.

“Tax Return” has the meaning set forth in Section 3.13(d).

“Taxes” has the meaning set forth in Section 3.13(d).

“Termination Date” has the meaning set forth in Section 5.1(a).

“TIA” has the meaning set forth in Section 5.17(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BOXER PARENT COMPANY INC.

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	President

BOXER MERGER SUB INC.

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	President

BMC SOFTWARE, INC.

By:	/s/ Robert E. Beauchamp
	Name:	Robert E. Beauchamp
	Title:	Chairman of the Board, President & Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

ANNEX B

May 3, 2013

The Board of Directors

BMC Software, Inc.

2101 CityWest Blvd.

Houston, TX 77042-2827

Members of the Board of Directors:

We understand that BMC Software, Inc. (“BMC”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among BMC, Boxer Parent Company Inc. (“Boxer Parent”) and Boxer Merger Sub Inc., a wholly owned subsidiary of Boxer Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into BMC (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of BMC (“BMC Common Stock”), other than Dissenting Shares and Excluded Shares (each as defined in the Agreement), will be converted into the right to receive $46.25 in cash (the “Consideration”). Concurrently with the execution of the Agreement, we understand that each of Bain Capital Fund X, L.P., Golden Gate Capital Opportunity Fund, L.P., Westhorpe Investment Pte Ltd, Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P. (the “Guarantors”) proposes to enter into a limited guarantee in favor of BMC pursuant to which each of the Guarantors will guarantee certain obligations of Boxer Parent and Merger Sub in connection with the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of BMC Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to BMC;

(2)	reviewed certain publicly available financial forecasts relating to BMC as extrapolated by or at the direction of and approved by the management of BMC (the “BMC Extrapolated Public Forecasts”);

(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of BMC furnished to or discussed with us by the management of BMC, including certain financial forecasts relating to BMC prepared by or at the direction of and approved by the management of BMC (such forecasts, the “BMC Forecasts”);

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner & Smith Incorporated

3075 B Hansen Way, Palo Alto, California 94304

The Board of Directors BMC Software, Inc. Page 2 Merrill Lynch, Pierce, Fenner & Smith Incorporated

(4)	discussed the past and current business, operations, financial condition and prospects of BMC with members of senior management of BMC;

(5)	reviewed the trading history for BMC Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(6)	compared certain financial and stock market information of BMC with similar information of other companies we deemed relevant;

(7)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(8)	considered the results of our efforts on behalf of BMC to solicit, at the direction of BMC, indications of interest and definitive proposals from third parties with respect to a possible acquisition of BMC;

(9)	reviewed a draft, dated May 3, 2013, of the Agreement (the “Draft Agreement”); and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of BMC that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the BMC Extrapolated Public Forecasts, we have been advised by BMC, and have assumed, that the BMC Extrapolated Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of BMC. With respect to the BMC Forecasts, we have been advised by BMC, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BMC as to the future financial performance of BMC. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BMC, nor have we made any physical inspection of the properties or assets of BMC. We have not evaluated the solvency or fair value of BMC or Boxer Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of BMC, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on BMC, Boxer Parent or the contemplated benefits of the Merger. We also have assumed, at the direction of BMC, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of BMC Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank ofAmerica Corporation

The Board of Directors BMC Software, Inc. Page 3 Merrill Lynch, Pierce, Fenner & Smith Incorporated

addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to BMC or in which BMC might engage or as to the underlying business decision of BMC to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of BMC in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, BMC has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of BMC, Boxer Parent and certain of their respective affiliates, including Bain Capital LLC (“Bain”), Golden Gate Capital (“Golden Gate”), Insight Venture Management, LLC (“IVM”), GIC Special Investments Pte Ltd. (“GIC”), and their respective affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to BMC and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, lead arranger and bookrunner for, and as a lender (including, as applicable, a swing-line lender) under, certain term loans and other credit arrangements of BMC, (ii) having acted as a joint bookrunner on various high-grade registered debt offerings of BMC, and (iii) having provided or providing certain treasury and trade management products or services and certain derivatives and foreign exchange trading services to BMC. In addition, we and certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with BMC.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bain, Golden Gate, IVM and GIC, and certain of their respective affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Bain and Golden Gate and certain of their respective affiliates and/or portfolio companies in connection with mergers and acquisitions transactions, (ii) having acted or acting as joint arranger and joint bookrunner for, and a lender to, Bain and Golden Gate and certain of their respective affiliates and/or portfolio companies in

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank ofAmerica Corporation

The Board of Directors BMC Software, Inc. Page 4 Merrill Lynch, Pierce, Fenner & Smith Incorporated

connection with the financing for various acquisition transactions; (iii) having acted or acting as administrative agent, collateral agent, arranger and bookrunner for, and/or a lender (including, in certain cases, a letter of credit lender and a swing line lender) under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of certain affiliates and/or portfolio companies of each of Bain, Golden Gate, IVM and GIC; (iv) having acted or acting as underwriter, initial purchaser and placement agent for various public offerings (including initial, follow-on and secondary offerings) and private placements of equity, equity-linked and debt securities undertaken by certain affiliates and/or portfolio companies of each of Bain and Golden Gate; (v) having acted as an agent in connection with a consent solicitation of a portfolio company of Golden Gate and as a dealer-manager and solicitation agent of a debt tender offer of a portfolio company of Bain; (vi) having provided or providing certain derivatives and foreign exchange trading services to certain affiliates and/or portfolio companies of Bain, Golden Gate, IVM and GIC; and (vii) having provided or providing certain treasury and trade services and products to certain affiliates and/or portfolio companies of each of Bain, Golden Gate and IVM. In addition, we and certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with certain affiliates and portfolio companies of Bain.

It is understood that this letter is for the benefit and use of the Board of Directors of BMC (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of BMC Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank ofAmerica Corporation

ANNEX C

1585 Broadway

New York, NY 10036

May 3, 2013

Board of Directors

BMC Software, Inc.

2101 CityWest Boulevard

Houston, TX 77042

Members of the Board:

We understand that BMC Software, Inc. (“BMC” or the “Company”), Boxer Parent Company Inc. (the “Parent”) and Boxer Merger Sub Inc., a wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 3, 2013 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares owned directly by the Company (or any direct or indirect subsidiary of the Company), Parent or Merger Sub, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $46.25 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than holders that are, or are affiliates of, investors or persons that have committed to, or will commit to, become investors directly or indirectly in Parent or any of Parent’s direct or indirect subsidiaries, including the Company) (the “Holders”) pursuant to the Merger Agreement is fair from a financial point of view to such Holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company that we deemed relevant, including publicly available research analysts’ estimates for the Company;

2)	Reviewed certain non-public internal financial statements and other financial and operating data concerning the Company prepared and furnished to us by the management of the Company;

3)	Reviewed certain non-public financial and operating projections prepared and furnished to us by the management of the Company;

4)	Discussed the past and current operations, financial projections and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported historical prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the historical prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that we deemed relevant;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Parent;

9)	Reviewed a draft of the Merger Agreement dated May 3, 2013, the draft commitment letters from certain lenders substantially in the form of the drafts dated May 3, 2013 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the Parent will obtain the required financing in accordance with the terms set forth in the Commitment Letters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transactions, or whether or not such alternative business transactions could be achieved or are available. In connection with our engagement and at the direction of the Board of Directors of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, of the Consideration to be received by the Holders pursuant to the Merger Agreement. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the Holders in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. In the period between January 1, 2011 and today, Morgan Stanley has provided financial advisory and financing services to Bain Capital Partners, LLC (“Bain”), Golden Gate Private Equity, Inc. (“Golden Gate”), and Insight Venture Management, LLC (“Insight”), the controlling shareholders of the Parent, for which Morgan Stanley has received customary fees in connection with such services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, Bain, Golden Gate, Insight or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how any Holder should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the forgoing, we are of the opinion on the date hereof that the Consideration to be received by the Holders pursuant to the Merger Agreement is fair from a financial point of view to such Holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Robert Eatroff
Robert Eatroff
Managing Director

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL VOTE BY INTERNET WWW.FIRSTCOASTRESULTS.COM/BMC Visit the Internet voting Website at http://www.firstcoastresults.com/bmc. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on, 2013. VOTE BY TELEPHONE 1-800-303-7885 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-303-7885, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on, 2013. VOTE BY MAIL Simply sign and date your proxy card and return it in the postage-paid envelope to D.F. King & Co., Inc., c/o First Coast Results Inc./Independent Tabulator, P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Vote by Internet Access the Website and submit your proxy: www.firstcoastresults.com/bmc Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-800-303-7885 Vote by Mail Sign and return your proxy in the postage-paid envelope provided. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY BMC SOFTWARE, INC. ARE AVAILABLE FREE OF CHARGE ONLINE AT WWW.DFKING.COM/BMC Control Number Shareholder Sign Here Date Shareholder (Joint Owner) Sign Here Date FOR AGAINST ABSTAIN q q q FOR AGAINST ABSTAIN q q q FOR AGAINST ABSTAIN q q q BMC SOFTWARE, INC. 2101 CITYWEST BLVD. HOUSTON, TX 77042-2827 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. Proposal 1 – Proposal to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of May 6, 2013, by and among Boxer Parent Company Inc., Boxer Merger Sub Inc. and BMC Software, Inc. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 Proposal 2 – Proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of BMC Software, Inc. in connection with the merger. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 Proposal 3 – Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.) BMC SOFTWARE, INC. Special Meeting of Stockholders, 2013 A.M. This proxy is solicited by the Board of Directors The undersigned hereby appoints Patrick K. Tagtow and Christopher C. Chaffin and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the special meeting of stockholders of BMC Software, Inc. to be held in [LOCATION] on, 2013, at [TIME] a.m., local time, and all adjournments and postponements thereof. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the special meeting of stockholders. If shares of BMC Software, Inc. common stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “voting plan”), then the undersigned hereby directs the respective fiduciary of each applicable voting plan to vote all shares of BMC Software, Inc. common stock in the undersigned’s name and/or account under such voting plan in accordance with the instructions given herein, at the special meeting and at any adjournments or postponements thereof, on all matters properly coming before the special meeting, including but not limited to the matters set forth on the reverse side. This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the special meeting or any postponement or adjournment thereof. BMC SOFTWARE, INC. SPECIAL MEETING OF STOCKHOLDERS MARK, SIGN, DATE AND RETURN YOUR PROXY TODAY, UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE. IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M., EDT, ON, 2013, TO BE INCLUDED IN THE VOTING RESULTS.